UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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    Comerica Incorporated

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Comerica Incorporated

Proxy Statement and Notice of

2016 Annual Meeting of Shareholders

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

March 16, 2016

Dear Shareholder,

It is our pleasure to invite you to attend the 2016 Annual Meeting of Shareholders of Comerica Incorporated at 9:30 a.m., Central Time, on Tuesday, April 26, 2016 at Comerica Bank Tower, 1717 Main Street, 4th Floor, Dallas, Texas 75201. Registration will begin at 8:30 a.m., Central Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

This year, we are continuing to provide proxy materials to our shareholders primarily through the Internet. We are pleased to use this process, which allows our shareholders to receive proxy materials in an expedited manner, while significantly lowering the costs of our annual proxy campaign. On or about March 16, 2016, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement, our annual report and additional soliciting materials online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail (with the exception of the proxy card, which will be separately mailed on or around March 28, 2016 to shareholders of record that have not yet voted) unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting. The proxy materials available online include our 2016 proxy statement, our 2015 annual report, which summarizes Comerica’s major developments during 2015 and includes the 2015 consolidated financial statements, and additional soliciting materials.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

Sincerely,

Ralph W. Babb, Jr.

Chairman and Chief Executive Officer

PROXY STATEMENT

EXECUTIVE SUMMARY	1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	8

PROXY STATEMENT
Questions and Answers	10
Proposal I Submitted for your Vote — Election of Directors	16

Information about Nominees	17

Board and Committee Governance	20

Committees and Meetings of Directors	21

Committee Assignments	22

Non-Management Directors and Communication with the Board	23

Board Leadership Structure	23

Role in Risk Oversight	24

Director Independence and Transactions of Directors with Comerica	25

Compensation Committee Interlocks and Insider Participation	27

Compensation of Directors	27

Proposal II Submitted for your Vote — Ratification of the Appointment of Independent Registered Public Accounting Firm	30

Independent Registered Public Accounting Firm	31

Audit Committee Report	33

Executive Officers	34

Proposal III Submitted for your Vote — Approval of the Comerica Incorporated 2016 Management Incentive Plan Including for Purposes of Section 162(m) of the Internal Revenue Code	37

Proposal IV Submitted for your Vote — Approval of a Non-Binding, Advisory Proposal Approving Executive Compensation	41
Compensation Discussion and Analysis	42
Governance, Compensation and Nominating Committee Report	70
2015 Summary Compensation Table	71
2015 Grants of Plan-Based Awards	73
Outstanding Equity Awards at Fiscal Year-End 2015	75
2015 Option Exercises and Stock Vested	77
Pension Benefits at Fiscal Year-End 2015	78
2015 Nonqualified Deferred Compensation	81
Potential Payments upon Termination or Change of Control at Fiscal Year-End 2015	82

Securities Authorized for Issuance under Equity Compensation Plans	90

Transactions of Related Parties with Comerica	92

Security Ownership of Management	93

Security Ownership of Certain Beneficial Owners	95

Section 16(a) Beneficial Ownership Reporting Compliance	96

Annual Report to Shareholders	96

Householding	96

Other Matters	97

Appendix I —Comerica Incorporated 2016 Management Incentive Plan	I-1

Annex A — Reconciliation of Non-GAAP and GAAP Financial Measures	A-1

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

 Annual Meeting of Shareholders

Time and Date	9:30 a.m., Central Time, April 26, 2016

Place	Comerica Bank Tower, 1717 Main Street, 4th Floor, Dallas, Texas 75201

Record Date	February 26, 2016

Mailing Date	On or around March 16, 2016

Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

 Voting Matters

	Board Vote Recommendation	Page Reference
Election of directors	FOR EACH DIRECTOR NOMINEE	16

Ratification of Ernst & Young LLP as independent registered public accounting firm for 2016	FOR	30

Approval of the Comerica Incorporated 2016 Management Incentive Plan including for purposes of Section 162(m) of the Internal Revenue Code	FOR	37

Advisory approval of the Company’s executive compensation	FOR	41

 Voting Your Shares

If you are a shareholder of record as of February 26, 2016, you will be able to vote in four ways: in person, by proxy card, by telephone, or by the Internet as follows:

•	BY TELEPHONE: 1-866-883-3382

•	VIA THE INTERNET: http://www.proxydocs.com/cma

•	BY MAIL: complete, sign, date and return your proxy card in the envelope provided

•	IN PERSON: attend our Annual Meeting on April 26, 2016 and vote by ballot

See “How can I vote?” on page 11 for more information on voting at the Annual Meeting.

 2015 Financial and Operating Performance

In 2015, the challenging environment for financial institutions continued due to persistently low interest rates, combined with a host of increasing regulatory and technology demands. Furthermore, Comerica continued to face headwinds created by the energy cycle.

Despite these short-term challenges, we delivered another successful year of results, highlighted by strong balance sheet growth in 2015. Some of our significant accomplishments of 2015 included:1

•	Increased tangible common equity per share by 4% to $39.33.

•	Achieved record average deposits of $58.3 billion, with a $3.5 billion, or 6%, increase over 2014.

•	Returned $389 million, or 75% of net income, to shareholders through dividends and repurchasing 5.1 million shares and 500,000 warrants through our equity repurchase program.

•	Increased average total loans by $2 billion, or 4%, to $48.6 billion.

•	Grew average noninterest-bearing deposits by $3.1 billion, or 12%.

•	Credit quality remained strong with only $100 million in net charge-offs, or 0.21% of average loans.

•	Net interest income of $1.7 billion increased by $34 million, or 2%, primarily due to solid loan growth.

•	Experienced positive total shareholder return (“TSR”), which includes share price appreciation and dividends paid on our common stock, for the three-year period ended December 31, 2015, of 45%.

1	Balances as of December 31, 2015, as compared to December 31, 2014. Activity and performance for the year ended December 31, 2015, as compared to the year ended December 31, 2014.

2013 - 2015 Performance Snapshot

With respect to the tangible common equity per share and the tangible common equity ratio, see Annex A for a reconciliation of generally accepted accounting principles (“GAAP”) and non-GAAP measures presented.

2015 Relative Performance Snapshot

Source: SNL Financial

For purposes of these charts, peer average is the average of the relevant metric for Comerica’s peer group. The peer group is listed in the “Peer Group” section of this proxy statement on page 55.

With respect to the tangible common equity per share and the tangible common equity ratio, see Annex A for a reconciliation of generally accepted accounting principles (“GAAP”) and non-GAAP measures presented.

 2015 Compensation Highlights

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages outstanding financial results and shareholder returns over the long-term.

Our compensation philosophy and objectives directly influence our pay practices. Key compensation highlights for 2015 include the following:

•	Maintained the modifications made to the compensation programs in 2014 for 2015, which included:

¡

A three-year performance share program where payouts are contingent on the achievement of specific prospective financial goals and would be reduced in the case of bottom quartile relative total shareholder return (TSR) performance

¡	A short-term incentive program that measures absolute (actual) performance as opposed to relative (compared to our peers) performance

¡	A forfeiture provision applicable to all awards granted in 2014 or later that allows for the cancelation of unvested equity awards in the event of an adverse risk outcome

•

In connection with Mr. Farmer’s promotion, revised stock ownership guidelines to provide an ownership level for the President of four times base salary (compared to three times base salary for Vice Chair)

•	Eliminated 2015 annual merit increases for key senior officers in light of the challenging operating environment

What We Do Have:	What We Don’t Have:
• Clawback policy in addition to Sarbanes-Oxley requirements	• Employment agreements*
• Prohibition on pledging or hedging shares by employees or directors	• Excise tax gross-up payments for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements.
• Negative discretion which the Committee can utilize in determining incentive funding	• Modified single trigger severance for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements.
• An annual non-binding say on pay vote	• Repricing or replacing of underwater stock options or SARs without shareholder approval

•     Stock ownership guidelines for both senior executives and the Board of Directors. The CEO is expected to own 6X his salary, the President 4X his salary and the other NEOs 3X their salary; directors have a 5,000 share holding expectation

• Perquisites, which were eliminated for executive officers in 2010
• Independent compensation consultant who works solely for the Committee and performs no other work for Comerica
• Independent compensation committee comprised of entirely independent directors
*	Mr. Babb is party to a preexisting Supplemental Pension and Retiree Medical Agreement dated May 29, 1998. Details can be found on page 66.

 Board Nominees

The following table provides summary information about each director nominee. Each director nominee will be elected for a one-year term. Directors are elected by a majority of votes cast.

		Director			Committee Memberships				Other Public Company Boards
Name	Age	since	Occupation	Independent	AC	GCNC	ERC	QLCC

Ralph W. Babb, Jr.	67	2001	Chairman & CEO, Comerica Incorporated and Comerica Bank						Texas Instruments Inc.
Roger A. Cregg	59	2006	President & CEO, AV Homes, Inc.	X	F	X		X	AV Homes, Inc.
T. Kevin DeNicola	61	2006	Former CFO, KIOR, Inc.	X	C, F		X	C	Axiall Corporation
Jacqueline P. Kane	63	2008	Retired; Former EVP, Human Resources and Corporate Affairs, The Clorox Company	X		X
Richard G. Lindner	61	2008	Retired; Former SEVP & CFO, AT&T, Inc.	IFD		C	X
Alfred A. Piergallini	69	1991	Consultant, Desert Trail Consulting	X		X			Central Garden & Pet Company
Robert S. Taubman	62	2000	Chairman, President & CEO, Taubman Centers, Inc. and The Taubman Company	X			X		Sotheby’s Holdings, Inc., Taubman Centers, Inc.
Reginald M. Turner, Jr.	56	2005	Attorney, Clark Hill PLC	X	X		C	X	Masco Corporation
Nina G. Vaca	44	2008	Chairman & CEO, Pinnacle Technical Resources, Inc. and Vaca Industries Inc.	X	X		X	X	Cinemark Holdings, Inc., Kohl’s Corporation

AC — Audit Committee; C — Chair; ERC — Enterprise Risk Committee; F — Financial expert; GCNC — Governance, Compensation and Nominating Committee; IFD — Independent Facilitating Director; QLCC — Qualified Legal Compliance Committee

 Governance Highlights

Our management team and the Board are focused on serving the long-term interests of Comerica’s shareholders. The Board’s primary responsibility is the oversight of the Company’s management team, and the Board has a number of measures in place to improve Board composition, efficiency and effectiveness.

As such, the Board is committed to good corporate governance, demonstrated through the following:

•	Annual election of directors

•	Majority voting for directors

•	Annual self-evaluation by the Board and its committees

•	Regularly scheduled executive sessions of non-management directors

•	Eight out of nine directors are independent

•	Independent Audit Committee, Enterprise Risk Committee, Governance, Compensation and Nominating Committee and Qualified Legal Compliance Committee

Role of the Independent Facilitating Director

Every year, the independent directors elect a Facilitating Director to lead executive sessions of the Board. The Board believes that such executive sessions, in which the non-management directors meet without management, are important to the effectiveness of the Board’s oversight of the Company and its management team.

The duties of the Facilitating Director include, but are not limited to, the following:

•	presiding at all other meetings of the Board at which the Chairman is not present;

•	serving as liaison between the Chairman and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas and schedules for the Board;

•	having the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

The role of the Facilitating Director serves as a bridge between management and the independent Board members.

 Director Qualifications and Experience

Upon thorough review, the Board is nominating the following candidates: Ralph W. Babb, Jr., Roger A. Cregg, T. Kevin DeNicola, Jacqueline P. Kane, Richard G. Lindner, Alfred A. Piergallini, Robert S. Taubman, Reginald M. Turner, Jr., and Nina G. Vaca.

In identifying potential candidates for nomination as directors, the Governance, Compensation and Nominating Committee considers the specific qualities and skills of potential directors.

Each of the directors has gained substantial experience through his or her Comerica Board tenure, which has involved significant exposure to the complex regulations and changing landscape of the financial services industry. The following table highlights a number of our directors’ specific skills, experiences and areas of knowledge that allow the Board to effectively serve and represent the interests of Comerica’s four core constituencies: its shareholders, its customers, the communities it serves and its employees.

Summary of Director Qualifications and Experience	Babb	Cregg	DeNicola	Kane	Lindner	Piergallini	Taubman	Turner	Vaca

Accounting	✓	✓	✓		✓

Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financial / Capital Allocation	✓	✓	✓	✓	✓	✓	✓	✓	✓

Legal and Regulatory		✓						✓

Leadership of Financial Institutions	✓	✓		✓

Regional Expertise in Relevant Geographic Markets	✓	✓	✓	✓	✓	✓	✓	✓	✓

Human Resources				✓					✓

Management	✓	✓	✓	✓	✓	✓	✓		✓

Marketing						✓

Other Public Company Board Service	✓	✓	✓		✓	✓	✓	✓	✓

Real Estate		✓					✓

Risk Management / Cyber Security	✓		✓		✓		✓	✓	✓

Technology Services					✓				✓

 Attendance

All director nominees and all incumbent directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served.

COMERICA INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2016

Date:	April 26, 2016

Time:	9:30 a.m., Central Time

Place:	Comerica Bank Tower 1717 Main Street, 4th Floor Dallas, Texas 75201

We invite you to attend the Comerica Incorporated Annual Meeting of Shareholders for the following purposes:

1.	To elect nine directors nominated by the Board of Directors for one-year terms expiring in 2017 or upon the election and qualification of their successors;

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve the Comerica Incorporated 2016 Management Incentive Plan including for purposes of Section 162(m) of the Internal Revenue Code;

4.	To approve a non-binding, advisory proposal approving executive compensation; and

5.	To transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 26, 2016 (the “Record Date”). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 16, 2016, which provides them with instructions on how to vote and how to electronically access the proxy materials on the Internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire. In addition, on or around March 28, 2016, Comerica will mail a proxy card to its shareholders of record that have not yet voted, along with a second copy of the Notice of Internet Availability of Proxy Materials. Shareholders of record who previously enrolled in a program to receive electronic versions of the proxy materials will receive an email notice with details on how to access those materials and how to vote.

Comerica will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of the Comerica Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, Dallas, Texas 75201.

If you plan to attend the Annual Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares with you to the Annual Meeting.

See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote through the Internet, by telephone or, once you receive a printed proxy card in the mail, by completing, dating, signing and returning the proxy card so that your shares may be represented at the Annual Meeting. “Street name” holders must vote their shares in the manner prescribed by their brokerage firm, bank or other nominee. You will find instructions for voting in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

John D. Buchanan Executive Vice President — Governance, Regulatory Relations and Legal Affairs, and Corporate Secretary

March 16, 2016

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

2016 PROXY STATEMENT

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. The Board of Directors of Comerica Incorporated (“Comerica,” the “Company” or “we”) is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to the shareholders on or about March 16, 2016.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 16, 2016, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail (with the exception of the proxy card, which will be separately mailed on or around March 28, 2016 to shareholders of record that have not yet voted). The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Who can vote?

Only record holders of Comerica common stock at the close of business on February 26, 2016, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If you are a shareholder of record as of the Record Date (as opposed to a street name holder), you will be able to vote in four ways: in person, by proxy card, by telephone, or by the Internet. On or about March 16, 2016, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials and how to submit their proxy via the Internet. In addition, on or about March 28, 2016, we will mail a printed version of the proxy card, along with a second copy of the Notice of Internet Availability of Proxy Materials, to such shareholders of record, if they have not yet voted. Generally, shareholders of record will need information on the Notice of Internet Availability of Proxy Materials or the proxy card to vote. If you previously enrolled in a program to receive electronic versions of Comerica’s annual report and proxy statement instead of receiving printed versions, you will receive an email notice that will provide you with the information you will need to access the proxy materials and vote.

To vote in person, you will need to attend the Annual Meeting to cast your vote. To vote by proxy card, complete, sign, date and return the proxy card in the return envelope provided with your proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 1-866-883-3382

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card or Notice of Internet Availability of Proxy Materials and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•

You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 11:59 p.m. (Central Time), April 25, 2016. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (Central Time), April 24, 2016.

(OR)

TO VOTE BY THE INTERNET:             http://www.proxydocs.com/cma

•	Use the Internet to vote your proxy.

•	Have your proxy card or Notice of Internet Availability of Proxy Materials and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•

You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 11:59 p.m. (Central Time), April 25, 2016. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (Central Time), April 24, 2016.

If you submit a proxy to Comerica before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the nine directors nominated by the Board of Directors; for the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016; for the approval of the Comerica Incorporated 2016 Management Incentive Plan including for purposes of Section 162(m) of the Internal Revenue Code; and for the non-binding, advisory proposal to approve executive compensation. No other matters are currently scheduled to be acted upon at the Annual Meeting.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Comerica at the Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by the Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

What is a quorum?

There were 174,877,020 shares of Comerica common stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares, 87,438,511 shares, present or represented by proxy at the meeting, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

What vote is required?

Directors:             If a quorum exists, the nominees for director receiving a majority of the votes cast (i.e., the number of shares voted “for” a director nominee exceeds the number of votes cast “against” that nominee) will be elected as directors. Votes cast will include only votes cast with respect to shares present in person or represented by proxy at the meeting and entitled to vote and will exclude abstentions. Therefore, shares not present at the meeting, broker non-votes (described below) and shares voting “abstain” have no effect on the election of directors. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting.

Other Proposals:             If a quorum exists, the proposals: (i) to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm; (ii) to approve the Comerica Incorporated 2016 Management Incentive Plan including for purposes of Section 162(m) of the Internal Revenue Code; and (iii) to approve a non-binding, advisory proposal to approve executive compensation must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal in question. Therefore, abstentions will have the same effect as voting against the applicable proposal.

Broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, will have no effect on the outcome of the voting on that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the stock exchange or other organization of which it is a member. In this situation, a “broker non-vote” occurs.

An independent third party, Wells Fargo Bank, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Comerica pays the cost of preparing and printing the proxy statement and soliciting proxies. Comerica will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Comerica will use the services of Georgeson LLC, a proxy solicitation firm, at a cost of $10,000 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Comerica and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Comerica also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Comerica common stock.

When are shareholder proposals for the 2017 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, shareholder proposals must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, and received by November 16, 2016.

Comerica’s bylaws also establish an advance notice procedure with regard to shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an Annual Meeting of Comerica’s shareholders. For the 2017 Annual Meeting of Shareholders, notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 26, 2017 and no earlier than the close of business on December 27, 2016. If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 26, 2017), Comerica’s Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the new Annual Meeting date and no later than the close of business on the later of the 90th day prior to the new Annual Meeting date or the 10th day following the day on which Comerica first made a public announcement of the new Annual Meeting date.

Comerica’s bylaws contain additional requirements for shareholder proposals. A copy of Comerica’s bylaws can be obtained by making a written request to the Corporate Secretary.

How can shareholders nominate persons for election as directors at the 2017 Annual Meeting?

All shareholder nominations of persons for election as directors at the 2017 Annual Meeting of Shareholders must comply with applicable laws and regulations, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

Under Comerica’s bylaws, shareholders of Comerica must provide advance notice to Comerica’s Corporate Secretary if they wish to nominate persons for election as directors at an Annual Meeting of Comerica’s Shareholders. For the 2017 Annual Meeting of Shareholders, written notice must be received by Comerica’s

Corporate Secretary no later than the close of business on January 26, 2017 and no earlier than the close of business on December 27, 2016.

If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date that is the one-year anniversary of this year’s Annual Meeting date (i.e., April 26, 2017), or if a special meeting of shareholders is called for the purpose of electing directors, Comerica’s Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Comerica first made a public announcement of the meeting date (and, in the case of a special meeting, of the nominees proposed by the Board of Directors to be elected at such meeting).

If Comerica increases the number of directors to be elected to the Board at the Annual Meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the immediately preceding year’s Annual Meeting, then Comerica will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Comerica’s Corporate Secretary receives your notice no later than the close of business on the 10th day following the day on which Comerica first makes the public announcement of the increase in the number of directors.

In addition, Article III, Section 12 of the bylaws requires a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary (in accordance with the time periods described above, in the case of director nominations by shareholders) a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made.

A nominee also must make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 13 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of Comerica, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica.

You may receive a copy of Comerica’s bylaws specifying the advance notice and additional requirements for shareholder nominations by making a written request to the Corporate Secretary.

Does Comerica have a Code of Ethics?

Yes, Comerica has a Code of Business Conduct and Ethics for Employees, which applies to employees and agents of Comerica and its subsidiaries and affiliates, as well as a Code of Business Conduct and Ethics for Members of the Board of Directors. Comerica also has a Senior Financial Officer Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer. The Code of Business Conduct and Ethics for Employees, the Code of Business Conduct and Ethics for Members of the Board of Directors and the Senior Financial Officer Code of Ethics are available on Comerica’s website at www.comerica.com. Copies of such codes can also be obtained in print by making a written request to the Corporate Secretary.

A copy of Comerica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 26, 2016.

The proxy statement, annual report to security holders and additional soliciting materials are available at www.proxydocs.com/cma.

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote “FOR”

the candidates for director.

Election of Directors. Comerica’s Board of Directors currently has nine members, and directors are elected annually for terms of one year. Based on the recommendation of the Governance, Compensation and Nominating Committee, the Board has nominated all of Comerica’s current directors to serve another term or until their successors are elected and qualified.

The Board has chosen to nominate Comerica’s current directors based on their unique expertise, experiences, perspectives and leadership skills.

Our nominees include individuals who:

•	Are experienced in leading complex, highly-regulated companies (including banks and other financial services entities)
•	Have served in a variety of leadership roles on boards and management teams of U.S. public companies
•	Have extensive experience in the geographic areas in which we operate
•	Understand Comerica’s business and unique position in the banking industry

The current directors are the only nominees, and each of them has been previously elected by the shareholders. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Comerica, if elected. Proxies cannot be voted for a greater number of people than the number of nominees named.

If any director is unable to stand for re-election, Comerica may vote the shares to elect any substitute nominees recommended by the Governance, Compensation and Nominating Committee, and it is intended that such shares represented by proxy, if given and unless otherwise specified therein, will be voted FOR the remaining nominees and substitute nominee or nominees so designated. If any such substitute nominees are so designated, Comerica would expect to provide supplemental proxy materials that, as applicable, identify the substitute nominees, disclose that such nominees have consented to being named in Comerica’s proxy materials and to serve if elected, and include biographical and other information about such nominees to the extent required by the rules of the SEC. If the Governance, Compensation and Nominating Committee does not recommend any substitute nominees, the number of directors to be elected at the Annual Meeting may be reduced by the number of nominees who are unable to serve.

Further information regarding the Board and the nominees begins directly below.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR CANDIDATES LISTED BELOW.

INFORMATION ABOUT NOMINEES

The following section provides information as of March 16, 2016 about each nominee for election as a director.

The information provided includes the age of each nominee or incumbent director; the nominee’s or incumbent director’s principal occupation, employment and business experience during the past five years, including employment with Comerica and Comerica Bank, a wholly-owned subsidiary of Comerica, as well as other professional experience; other public company or registered investment company directorships during the past five years; and the year in which the nominee or incumbent director became a director of Comerica.

Ralph W. Babb, Jr.	Director since 2001(1)

Mr. Babb, 67, has been Chief Executive Officer (since January 2002), Chairman (since October 2002), President (January 2002 to April 2015), Chief Financial Officer (June 1995 to April 2002) and Vice Chairman (March 1999 to January 2002) of Comerica Incorporated and Comerica Bank. Before joining Comerica, Mr. Babb served as the vice chairman for Mercantile Bancorporation Inc. after years of service with Peat Marwick Mitchell & Co. Additionally, Mr. Babb has been a director of Texas Instruments Inc. since March 2010. He has been a member of the Federal Reserve Board’s Federal Advisory Council since 2013.

Mr. Babb brings to the Board:

• In-depth knowledge of the Company’s business resulting from his years of service with the Company in various capacities

• Extensive industry experience as a result of several decades in the banking industry and his professional involvement with the Federal Reserve Board

• Leadership experience as the Company’s current Chairman and Chief Executive Officer and our former President and Chief Financial Officer, including:

¡   The successful integration of Sterling Bancshares, Inc. in 2011, which enabled Comerica to significantly boost its Texas presence with a solid deposit base and well-located banking center network.

¡   An overall enhancement of Comerica’s risk governance structure, with a focus on mitigating risk across the Company, including credit, market, liquidity, operational, compliance and cybersecurity.

Roger A. Cregg	Director since 2006

Mr. Cregg, 59, has been President, Chief Executive Officer and a director of AV Homes, Inc., a developer and homebuilder in Florida, Arizona and North Carolina, since December 2012. From August 2011 through November 2012, he served as senior vice president of finance and chief financial officer of The ServiceMaster Company, a residential and commercial service company. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006.

As the current Chief Executive Officer of a public company and the former Chief Financial Officer of public companies, Mr. Cregg has demonstrated leadership capability and extensive knowledge of complex financial and operational issues.

T. Kevin DeNicola	Director since 2006

Mr. DeNicola, 61, served as Chief Financial Officer of KIOR, Inc., a biofuels company, from November 2009 to January 2011. He was Senior Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company, from June 2008 until October 2009. From June 2002 to January 2008, he was Senior Vice President and Chief Financial Officer of Lyondell Chemical Company, a global manufacturer of basic chemicals. Mr. DeNicola also served as Senior Vice President and Chief Financial Officer of Equistar Chemicals, LP and Millennium Chemicals Inc., both subsidiaries of Lyondell Chemical Company, from June 2002 to January 2008. In January 2009, Lyondell Chemical Company and certain of its subsidiaries, including Equistar Chemicals, LP and Millennium Chemicals Inc., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Lyondell emerged from bankruptcy in April 2010. Mr. DeNicola has been a volunteer adjunct professor at Rice University, a higher learning institution, from March 2008 to the present. He also has been a director of Axiall Corporation (formerly Georgia Gulf Corporation) since September 2009.

Mr. DeNicola is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of public companies makes him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. DeNicola’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters. He is also a licensed CPA. The depth and breadth of his exposure to complex financial issues make him a skilled advisor.

Jacqueline P. Kane	Director since 2008

Ms. Kane, 63, is retired. She served as Executive Vice President, Human Resources and Corporate Affairs, from February 2015 to January 2016, Senior Vice President, Human Resources and Corporate Affairs, from December 2004 to February 2015, Senior Vice President, Human Resources from June 2004 to December 2004, and Vice President, Human Resources from March 2004 to May 2004 for The Clorox Company, a manufacturer and marketer of consumer products. From March 2003 to January 2004, she was Vice President, Human Resources and Executive Leadership for The Hewlett-Packard Company, a technology company. Prior to her role at The Hewlett-Packard Company, Ms. Kane spent 22 years in human resources in the financial services industry.

As a former senior executive with experience in human resources, including compensation matters, as well as experience in several of our key geographic markets, Ms. Kane has a unique and insightful perspective to offer the Board. As a member of our Governance, Compensation and Nominating Committee, she is able to use her experience and perspectives to offer best practices advice.

Richard G. Lindner	Director since 2008

Mr. Lindner, 61, is retired. He served as Senior Executive Vice President and Chief Financial Officer of AT&T, Inc. (formerly SBC Communications, Inc.), a telecommunications company, from May 2004 to June 2011. From October 2000 to May 2004, he was the Chief Financial Officer of Cingular Wireless LLC (now AT&T Mobility LLC), a wireless telecommunications company. From October 2002 to March 2007, he served as a director of Sabre Holdings.

As the former Chief Financial Officer of AT&T, Inc., Mr. Lindner has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. In addition, Mr. Lindner is able to draw upon, among other things, his knowledge of several of our key geographic markets that he has gained through experience in the telecommunications industry.

Alfred A. Piergallini	Director since 1991

Mr. Piergallini, 69, has been a consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001. He was Chairman of Wisconsin Cheese Group, Inc., a manufacturer and marketer of ethnic and specialty cheeses, from January 2006 until December 2010. He also was President and Chief Executive Officer of Wisconsin Cheese Group, Inc. from January 2006 to June 2007. He was Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a health care and infant nutrition company, from December 1999 to December 2001. He was Vice Chairman, President and Chief Executive Officer of Gerber Products Company, a manufacturer and developer of infant and toddler nutrition and wellness products, until February 1999. He has been a director of Central Garden & Pet Company since January 2004.

As a senior executive with experience in general management, marketing, sales and branding, as well as experience in several of our key markets, Mr. Piergallini contributes valuable insight to the Board.

Robert S. Taubman	Director since 2000(2)

Mr. Taubman, 62, has been Chairman of Taubman Centers, Inc., a real estate investment trust that owns, develops and operates regional shopping centers nationally, since December 2001 and has been President and Chief Executive Officer of Taubman Centers, Inc., since August 1992. He has been Chairman of The Taubman Company, a shopping center management company engaged in leasing, management and construction supervision, since December 2001 and has been President and Chief Executive Officer of The Taubman Company since September 1990. He has been a director of Sotheby’s Holdings, Inc. since 2000 and Taubman Centers, Inc. since 1992.

As an executive involved in real estate development and operations, Mr. Taubman has demonstrated leadership capability and brings key experience in the real estate sector. He also brings insight through experience in many of Comerica’s geographic markets.

Reginald M. Turner, Jr.	Director since 2005

Mr. Turner, 56, has been an attorney with Clark Hill PLC, a law firm, since April 2000. He has been a director of Masco Corporation since March 1, 2015. Mr. Turner is active in public service and with civic and charitable organizations, serving in leadership positions with the Detroit Public Safety Foundation, the Detroit Institute of Arts, the Community Foundation for Southeast Michigan and the Hudson-Webber Foundation.

As a lawyer, Mr. Turner has a unique legal and risk management perspective to offer the Board. He also has extensive involvement and experience in community affairs.

Nina G. Vaca(3)	Director since 2008

Ms. Vaca, 44, has been Chairman and Chief Executive Officer of Pinnacle Technical Resources, Inc., a staffing, vendor management and information technology services firm, since October 1996. She also has been Chairman and Chief Executive Officer of Vaca Industries Inc., a management company, since April 1999. She has been a director of Kohl’s Corporation since March 2010 and a director of Cinemark Holdings, Inc. since November 2014. In 2014, the Obama Administration appointed Ms. Vaca as a Presidential Ambassador for Global Entrepreneurship. Ms. Vaca is also Chairman Emeritus of the United States Hispanic Chamber of Commerce, and serves as Chairman of the United States Hispanic Chamber of Commerce Foundation.

As a chief executive officer with experience in staffing, vendor management and information technology, as well as successful entrepreneurial endeavors, Ms. Vaca offers a unique and insightful perspective to the Board.

Footnotes:

(1)	Mr. Babb became a director of Comerica Bank in 2000.

(2)

Mr. Taubman became a director of Manufacturer’s Bank, N.A. or its predecessors in 1987. He became a director of Comerica Bank in 1992 when it merged with Manufacturer’s Bank, N.A. He resigned as a director of Comerica Bank in 2000, when he became a director of Comerica.

(3)	Professional name of Ximena G. Humrichouse.

BOARD AND COMMITTEE GOVERNANCE

Annual Elections.    Comerica’s directors are elected each year by the shareholders at the Annual Meeting, to hold office until the next Annual Meeting and until their successors are elected and qualified.

Majority Voting Standard.    In an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the vote of the majority of the votes cast with respect to that director. If a director does not receive the vote of the majority of the votes cast and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board.

Annual Self-Evaluation.    The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance, Compensation and Nominating Committee reviews the self-evaluation process. A report is made to the Board on the assessment of the performance of the Board and its committees.

Overboarding Limit.    To ensure that our directors have sufficient time to devote to Comerica and its shareholders, our directors may not serve on more than three public company boards in addition to the Comerica Board, and members of Comerica’s Audit Committee may not serve on more than two other public company audit committees.

Nominee Selection Process.    In identifying potential candidates for nomination as directors, the Governance, Compensation and Nominating Committee considers the specific qualities and skills of potential directors. Criteria for assessing nominees include a potential nominee’s ability to represent the interests of Comerica’s four core constituencies: its shareholders, its customers, the communities it serves and its employees. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Comerica, including leadership positions in public companies, small or middle market businesses, or not-for-profit, professional/regulatory or educational organizations.

For those proposed director nominees who meet the minimum qualifications, the Governance, Compensation and Nominating Committee then assesses the proposed nominee’s specific qualifications, evaluates his or her independence, and considers other factors, including skills, geographic location, considerations of diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Comerica as necessary to properly discharge his or her duties. Considerations of diversity can include seeking nominees with a broad diversity of experience, professions, skills, geographic representation and/or backgrounds. The Governance, Compensation and Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In addition, Article III, Section 12 of the bylaws requires a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made. All of the director nominees completed the required questionnaire.

A nominee also must make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 13 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of Comerica, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica. All of the director nominees made the foregoing representations and agreements.

The Governance, Compensation and Nominating Committee does not have a separate policy for consideration of any director candidates recommended by shareholders. Instead, the Governance, Compensation and Nominating Committee considers any candidate meeting the requirements for nomination by a shareholder set forth in Comerica’s bylaws (as well as applicable laws and regulations) in the same manner as any other director candidate. The Governance, Compensation and Nominating Committee believes that requiring shareholder recommendations for director candidates to comply with the requirements for nominations in accordance with Comerica’s bylaws ensures that the Governance, Compensation and Nominating Committee receives at least the minimum information necessary for it to begin an appropriate evaluation of any such director nominee.

The Governance, Compensation and Nominating Committee also periodically uses a third-party search firm for the purpose and function of identifying potential director nominees.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board had several committees in 2015, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs, where applicable, are also set forth in the chart. The current terms of the various standing committee members expire in April 2016.

COMMITTEE ASSIGNMENTS

AUDIT	ENTERPRISE RISK	GOVERNANCE, COMPENSATION AND NOMINATING	QUALIFIED LEGAL COMPLIANCE
Cregg, Roger A.	DeNicola, T. Kevin	Cregg, Roger A.	Cregg, Roger A.
DeNicola, T. Kevin	Lindner, Richard G.	Kane, Jacqueline P.	DeNicola, T. Kevin
Turner, Reginald M., Jr.	Taubman, Robert S.	Lindner, Richard G.	Turner, Reginald M., Jr.
Vaca, Nina G.	Turner, Reginald M., Jr.	Piergallini, Alfred A.	Vaca, Nina G.
Vaca, Nina G.

Audit Committee.    As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the New York Stock Exchange and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Comerica’s financial statements; (ii) Comerica’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of Comerica’s internal audit function and independent registered public accounting firm, including with respect to both bank and non-bank subsidiaries; and by preparing the “Audit Committee Report” found in this proxy statement. None of the members of the Audit Committee serves on the audit committees of more than three public companies. The Board of Directors has determined that all of the members of the Audit Committee are independent pursuant to the independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Comerica” section in this proxy statement). Although the SEC requires only one financial expert serve on the Audit Committee, the Board of Directors has determined that Comerica has two audit committee financial experts serving on the Audit Committee. These directors are Roger A. Cregg and T. Kevin DeNicola. A current copy of the charter of the Audit Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary. The Audit Committee met 12 times in 2015.

Enterprise Risk Committee.    This committee oversees policies, procedures and practices relating to enterprise-wide risk and compliance with bank regulatory obligations. The Board of Directors has determined that all of the members of the Enterprise Risk Committee are independent, pursuant to independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Comerica” section of the proxy statement). A current copy of the charter of the Enterprise Risk Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary. The Enterprise Risk Committee met four times in 2015.

Governance, Compensation and Nominating Committee.    This committee, among other things, establishes Comerica’s executive compensation policies and programs, administers Comerica’s 401(k), stock, incentive, pension and deferral plans, monitors compliance with laws and regulations applicable to the documentation and administration of Comerica’s employee benefit plans, monitors the effectiveness of the Board, oversees corporate governance issues and periodically reviews succession plans for key officers of Comerica and reports to the Board on succession planning. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments, and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Governance, Compensation and Nominating Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Comerica” section of the proxy statement). A current copy of the charter of the Governance, Compensation and Nominating Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary. The Governance, Compensation and Nominating Committee also oversees the discussion, review and evaluation of our compensation plans as described below. The Governance, Compensation and Nominating Committee met seven times in 2015.

Qualified Legal Compliance Committee.    This committee assists the Board in promoting the best interests of Comerica by reviewing evidence of potential material violations of securities law or breaches of fiduciary duties or similar violations by Comerica or any officer, director, employee, or agent thereof, providing recommendations to address any such violations, and monitoring Comerica’s remedial efforts with respect to any such violations. The Board of Directors has determined that all of the members of the Qualified Legal Compliance Committee are independent, pursuant to independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Comerica” section of the proxy statement). A current copy of the charter of the Qualified Legal Compliance Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary. The Qualified Legal Compliance Committee did not meet in 2015.

Other Committees.    The Special Preferred Stock Committee, the Capital Committee and the Capital Plan Committee are temporary committees of the Board of Directors that did not meet in 2015.

Board and Committee Meetings.    There were six regular meetings of the Board, two special meetings of the Board and 33 meetings of the various committees and subcommittees of the Board, including actions by unanimous written consents, during 2015. All director nominees and all incumbent directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served.

Comerica expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All of the nine Board members attended the 2015 Annual Meeting.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Every year, the non-management directors elect a Facilitating Director, for a one-year term, to lead such sessions. Currently, Richard G. Lindner is the Facilitating Director at such sessions. Interested parties may communicate directly with Mr. Lindner or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary will relay all communications received to the Facilitating Director, in the case of communications to non-management directors, and to the Chairman of the Board, in the case of communications to the full Board.

BOARD LEADERSHIP STRUCTURE

Our Chief Executive Officer also serves as the Chairman of the Board. The Board has chosen this structure because it believes the Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Separating the roles would risk creating the perception of having two chiefs, which could lead to fractured leadership and a weakened ability to develop and implement strategy. Mr. Babb has provided strong leadership to the Board and management, instilling a clear focus on the Company’s strategy and business plans. Although the Board believes that it is more effective to have one person serve as the Company’s Chairman and Chief Executive, it also believes that it is simultaneously important to have a robust governance structure to ensure a strong and independent Board. All directors, with the exception of the Chairman, are independent as defined under New York Stock Exchange rules, and the Audit Committee, the Enterprise Risk Committee, the Governance, Compensation and Nominating Committee and

the Qualified Legal Compliance Committee are comprised entirely of independent directors. The Board also has an independent Facilitating Director (Mr. Lindner) who leads the non-management directors in regularly scheduled executive sessions. As Facilitating Director, Mr. Lindner’s duties include, but are not limited to, the following:

•	presiding at all other meetings of the Board at which the Chairman is not present;

•	serving as liaison between the Chairman and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas and schedules for the Board;

•	having the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

The Facilitating Director position is elected annually by the non-management directors. The Board believes that the Facilitating Director further strengthens the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness. The executive sessions over which he presides allow non-management directors to discuss issues facing the Company, including matters concerning management, without any members of management present. The role of the Facilitating Director provides the necessary leadership for such discussions and serves as a bridge between the independent directors and the Company’s management team.

ROLE IN RISK OVERSIGHT

Comerica has historically had and continues to pursue a strong risk management culture. We recognize that nearly every action taken as a financial institution requires some degree of risk. Our objective is not to eliminate risk but to give consideration to ensure we take the appropriate risks. Risk management is one of the interlinking pillars of Comerica’s corporate strategy which reinforces its critical role within our organization. In choosing when and how to take risks, we evaluate our capacity for risk and seek to protect our brand and reputation, our financial flexibility, the value of our assets and the strategic potential of our Company. Each year, our Board approves a statement of our Company’s risk appetite, which is used internally to help our Board and management understand our Company’s tolerance for risk in each of the major risk categories and allow for the adaption of those tolerances to align with a changing economic environment.

Governance and oversight of risk management activities are shared by management and our Board as follows:

•

Enterprise Risk Committee.    The Enterprise Risk Committee, as discussed on page 22, oversees policies, procedures and practices relating to risk for to the entire organization including compliance with bank regulatory obligations, and is charged with the responsibility for establishing governance over the risk management process, providing oversight in managing Comerica’s aggregate risk position and reporting on the comprehensive portfolio of risks and the potential impact these risks can have on Comerica’s risk profile and resulting capital level. To help discharge its duties, the Enterprise Risk Committee has established the Enterprise-Wide Risk Management Committee.

•

Enterprise-Wide Risk Management Committee.    This group is principally comprised of senior officers representing the different risk areas and business units. Members of the Enterprise-Wide Risk Management Committee are appointed by the Chairman and Chief Executive Officer of Comerica. It meets at least quarterly and submits a comprehensive risk report to the Enterprise Risk Committee each quarter providing its view of Comerica’s risk position.

•

Chief Risk Officer.    In 2014, Comerica named Michael H. Michalak as its Chief Risk Officer. In that role, he reports directly to Comerica’s Chief Executive Officer and to the Enterprise Risk Committee. As Chief Risk Officer, he is responsible for overseeing risk on an enterprise-wide basis. This includes ongoing compliance with policies and procedures relating to risk management governance, risk management procedures, and risk control infrastructure, and monitoring compliance with such policies and procedures, among other responsibilities.

•

Audit Committee.    In addition to providing oversight of our financial statements and compliance with legal and regulatory requirements, the Audit Committee plays a key role in risk management through the validation and oversight of our internal controls, policies and procedures to ensure their effectiveness.

•

Governance, Compensation and Nominating Committee.    The Governance, Compensation and Nominating Committee provides information on the risks associated with the Company’s compensation programs. A more detailed discussion of the Governance, Compensation and Nominating Committee’s evaluation of risk and compensation programs can be found on pages 68-70.

Each of the Enterprise Risk Committee, the Audit Committee and the Governance, Compensation and Nominating Committee reports regularly to the full Board. The Board believes that Comerica has the appropriate leadership to help ensure effective risk oversight. This risk leadership includes our Chief Risk Officer, our Chairman and Chief Executive Officer, our independent Facilitating Director, the Board, various committees of the Board, and various management committees.

DIRECTOR INDEPENDENCE AND

TRANSACTIONS OF DIRECTORS WITH COMERICA

Independence and Transactions of Directors

The Board of Directors has determined that all non-management directors, currently constituting 88.9% of the full Board of Directors of Comerica, are independent within the meaning of the listing standards of the New York Stock Exchange. To assist in making these determinations of independence, Comerica adopted categorical standards found in its Corporate Governance Guidelines, a current copy of which is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

In addition to the categorical standards, the Board of Directors, in making its determinations of independence, reviewed certain relationships that multiple Board members, or members of their immediate families, may have with the same charitable or civic organization, as well as certain other types of relationships that directors, members of their immediate families or affiliated entities, may have with each other or Comerica, and determined that such relationships are not material. These relationships with Comerica include, among other things, lending relationships, other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) and other commercial or charitable relationships between Comerica and its subsidiaries, on the one hand, and a director or an entity with which the director (or any of the director’s immediate family members, as defined in the categorical standards) is affiliated by reason of being a director, trustee, officer or person holding a comparable position or a significant shareholder thereof, on the other. They also include situations in which Comerica, or one or more affiliates, serves in a fiduciary capacity for a client needing legal services. The Board additionally reviewed certain relationships involving directors or their companies, on the one hand, and Comerica’s independent registered public accounting firm or the Governance, Compensation and Nominating Committee’s independent compensation consultant, on the other.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

Loans, extensions of credits and related commitments to Mr. Piergallini, Mr. Taubman, Mr. Turner and Ms. Vaca and/or their respective immediate family members, affiliated entities and/or charities with which they are affiliated have been made by Comerica Bank in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features. Such relationships are not material pursuant to the Board’s categorical standards of independence.

Certain directors, their respective immediate family members and/or affiliated entities have commercial relationships (other than extensions of credit) with Comerica in the ordinary course of business, on terms and conditions not more favorable than those available to other similarly situated customers. Such relationships are deemed immaterial.

Certain directors serve as director, trustee or executive officer of charitable or civic organizations to which Comerica and/or the Comerica Charitable Foundation make charitable contributions or other payments in the ordinary course of business. The Board determined that such relationships are not material pursuant to its categorical standards of independence. The Board has further determined that other charitable relationships, including charitable contributions by Comerica and/or the Comerica Charitable Foundation to charitable or civic organizations for which certain directors have affiliations other than as a director, trustee or executive officer, and the service of certain directors on the same non-profit boards as Comerica’s executive officers are not material.

In certain instances, Comerica, acting in a fiduciary capacity, selects, on behalf of its client, a law firm to represent the client. If applicable, the firm with a related pre-existing relationship with the client is typically selected by Comerica (e.g., the firm that drafted a will in which Comerica is named fiduciary of the associated estate). From time to time, this has resulted in the engagement, by the client, of the firm in which Mr. Turner is a member. Mr. Turner is not directly involved in providing these legal services, and any associated fees are paid to the firm from the client’s funds, not from funds belonging to Comerica. The Board determined that such relationships are not material.

Mr. Turner is not personally involved in any litigation in which Comerica is directly or indirectly adverse. However, on occasion, his firm represents clients in legal matters indirectly or potentially directly adverse to Comerica, such as loans and other commercial transactions (in which his firm represents a borrower), trust administration matters (where Clark Hill might represent a trust or beneficiary and/or act as co-trustee for a trust for which Comerica serves as trustee), real property claims (in which Clark Hill may represent an entity seeking an easement or condemnation with respect to real property in which Comerica holds the mortgage) and bankruptcy litigation (in which his firm represents creditors other than Comerica), and thus receives fees from such parties it represents, but not from Comerica. The Board determined that such relationships are not material.

Mr. Cregg, Mr. DeNicola, Ms. Kane and Ms. Vaca are, or were during 2015, executive officers and/or directors of companies that use Comerica’s independent registered public accounting firm for certain financial services, including audit and audit-related services as well as non-audit-related services. The Board considered the use of the same independent registered public accounting firm by Comerica and companies that either employ Comerica’s directors or have Comerica’s directors serving on their board. The Board determined that such relationships are not material.

Until January 2016, Ms. Kane was an executive officer of a company whose compensation committee uses the independent compensation consultant of the Governance, Compensation and Nominating Committee as its own independent compensation consultant. The Board considered the use of the same independent compensation consultant by Comerica’s Governance, Compensation and Nominating Committee and the compensation committee of Ms. Kane’s prior employer. The Board determined that such relationship is not material.

On the bases described above, the Board of Directors has affirmatively determined that the following current directors meet the categorical standards of independence, where applicable, and have no material relationship with Comerica (either directly or as a partner, shareholder or officer of an organization that has a relationship with Comerica) other than as a director: Roger A. Cregg, T. Kevin DeNicola, Jacqueline P. Kane, Richard G. Lindner, Alfred A. Piergallini, Robert S. Taubman, Reginald M. Turner, Jr. and Nina G. Vaca. The Board of Directors further determined that Ralph W. Babb, Jr. is not independent because he is an employee of Comerica.

Review of Transactions with Related Persons

Comerica has adopted a Regulation O Policy and Procedure document to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members, as well as 10% or greater shareholders, and the related interests of any of the foregoing. Under the policy and procedure, extensions of credit that exceed regulatory thresholds must be approved by the board of the appropriate subsidiary bank.

Comerica also has other procedures and policies for reviewing transactions between Comerica and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These other procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Governance, Compensation and Nominating Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Governance, Compensation and Nominating Committee and the Board of Directors use the categorical standards found in Comerica’s Corporate Governance Guidelines, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify Comerica’s Head of Legal Affairs in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes untrue or incomplete at any time in the future. Likewise, under the Code of Business Conduct and Ethics for Members of the Board of Directors, any situation that involves, or may involve, a conflict of interest with Comerica, should be promptly disclosed to the Chairman of the Board, who will consult with the Chair of the Governance, Compensation and Nominating Committee.

Executive officers are bound by the Code of Business Conduct and Ethics for Employees and, in the case of the Chief Executive Officer and senior financial officers, by the Senior Financial Officer Code of Ethics.

The Regulation O Policy and Procedure, questionnaire, certification, Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, Code of Business Conduct and Ethics for Employees and Senior Financial Officer Code of Ethics are all in writing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Mr. Cregg, Ms. Kane, Mr. Lindner and Mr. Piergallini served as members of the Governance, Compensation and Nominating Committee. No such individual is, or was during 2015, an officer or employee of Comerica or any of its subsidiaries, nor was any such member formerly an officer of Comerica or any of its subsidiaries.

COMPENSATION OF DIRECTORS

The Governance, Compensation and Nominating Committee determines the form and amount of non-employee director compensation and makes a recommendation to the Board of Directors for final approval. In determining director compensation, the Governance, Compensation and Nominating Committee considers the recommendations of Mr. Babb, as well as information provided by the compensation consultant retained by the Governance, Compensation and Nominating Committee to provide market analyses and consulting services on director compensation matters. See “Role of the Independent Compensation Consultant” on page 54 for more information about the compensation consultant retained by the Governance, Compensation and Nominating Committee.

The table below illustrates the compensation structure for non-employee directors in 2015. Employee directors receive no compensation for their Board service. In addition to the compensation described below, each director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Elements of 2015 Compensation	Amount
Annual Retainer (cash)(1)	$50,000
Annual Audit Committee Chair and Vice Chair Retainer (cash)(2)	$20,000
Annual Committee Chair and Vice Chair Retainer (other than Audit Committee) (cash)(3)	$15,000
Annual Facilitating Director Retainer (cash)	$25,000
Board or Committee Meeting Fees — per meeting (cash)	$1,500
Board-Sponsored Training Seminar Fees — per seminar (cash)	$1,500
Briefing Fees — per briefing session (cash)	$1,500
Restricted Stock Unit Award(4)	$85,000

Footnotes:

(1)	The annual retainer for directors was increased from $45,000 to $50,000, effective July 28, 2015.

(2)	Additional annual retainer for the chair and, if applicable, vice chair, of the Audit Committee.

(3)	Additional annual retainer for the chair and, if applicable, vice chair, of each non-temporary committee, with the exception of the chair and vice chair of the Audit Committee.

(4)

On July 28, 2015, each non-employee director received a grant of 1,810 restricted stock units with a fair market value of approximately $85,000 based on the closing stock price on the date of grant, generally vesting over three years following the date of grant.

Deferred Compensation Plans.    Comerica allows non-employee directors to defer some or all of their annual cash retainer(s), as well as meeting or training fees, under two deferred compensation plans. Under the first plan, deferred compensation earns a return based on the return of Comerica common stock during the deferral period. Deferred compensation under this plan is settled in Comerica common stock. Under the second plan, deferred compensation earns a return based on broad-based investment funds elected by the director. Deferred compensation under this plan is settled in cash.

Equity Incentive Plans.    Comerica has an Incentive Plan for Non-Employee Directors, under which a total of 350,000 shares of common stock of Comerica can be issued as stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards.

Comerica typically grants restricted stock units to non-employee directors annually. Awards granted prior to 2015 vested one year after the grant date, if the director remained in service during the vesting period. The settlement of vested restricted stock units is delayed until the first anniversary of the director’s separation from service on the Board, at which point restricted stock units are settled in Comerica common stock.

Starting with grants made in July of 2015, restricted stock units granted to non-employee directors generally vest over a period of three years after the grant date and will be settled in common stock on the first anniversary of the director’s separation from service on the Board. If a director retires from the Board, any unvested shares will continue to vest and will be settled in Comerica common stock on the later of the first anniversary of the director’s separation from service on the Board and three years after the grant date.

Comerica has not granted stock options to non-employee directors since 2004, and none of our current non-employee directors hold any stock options in respect of Comerica common stock.

Retirement Plans for Directors.    Until May 15, 1998, Comerica and Comerica Bank, its wholly owned subsidiary, each had a retirement plan for non-employee directors who served at least five years on the Board. The plans terminated on May 15, 1998, and benefit accrual under the plans froze on the same date. Mr. Piergallini and Mr. Taubman are the only directors with vested benefits under the plan(s).

Under the plans, Comerica or Comerica Bank, as appropriate, accrued one month of retirement income credit for each month of service as of May 15, 1998, up to a maximum of 120 months, on behalf of each eligible director. Benefits under the plans become payable when the director reaches age 65 or retires from the Board, whichever occurs later. Payments may commence prior to the director’s 65th birthday if he or she retires from the Board due to illness or disability. There is no survivor benefit. If a director passes away before all, or any, payments have been made, his or her beneficiary does not receive any payment. The maximum benefit payable is $20,000 per year for 10 years.

Stock Ownership Guidelines.    In order to better align the interests of the shareholders with those of the Board, Comerica has established stock ownership guidelines for non-employee directors. These guidelines encourage non-employee directors to own at least 5,000 shares of Comerica common stock (including restricted stock units) within five years of the date the non-employee director was initially appointed or elected to the Board. Of those 5,000 shares, at least 1,000 shares should be beneficially owned within 12 months of the date the non-employee director was initially appointed to the Board. Restricted stock units may not count toward the initial 1,000 shares. As of December 31, 2015, all non-employee directors have met their respective stock ownership guideline levels.

The following table provides information on the compensation of Comerica’s directors who served at any point during the fiscal year ended December 31, 2015.

2015 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5)	All Other Compensation ($)	Total ($)
Roger A. Cregg	95,133	85,070	—	—	—	—	180,203
T. Kevin DeNicola	125,633	85,070	—	—	—	—	210,703
Jacqueline P. Kane	74,133	85,070	—	—	—	—	159,203
Richard G. Lindner	121,633	85,070	—	—	—	—	206,703
Alfred A. Piergallini	72,633	85,070	—	—	—	—	157,703
Robert S. Taubman	62,133	85,070	—	—	—	—	147,203
Reginald M. Turner, Jr.	105,633	85,070	—	—	—	—	190,703
Nina G. Vaca	89,133	85,070	—	—	—	—	174,203

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Babb is not included in this table.

(2)

This column reports the amount of cash compensation earned in 2015 for Board and committee service. Comerica pays the applicable retainer and meeting fees to each director on a quarterly basis. Fees reported in this table reflect fees earned with respect to the 2015 calendar year.

(3)

This column represents the grant date fair value of restricted stock units granted to each of the Directors in 2015 in accordance with ASC 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2015. The aggregate number of restricted stock units, including dividend equivalents, outstanding as of December 31, 2015 for each of the non-employee directors who served on the Board during 2015, is as follows: Mr. Cregg: 17,320 stock units; Mr. DeNicola: 17,320 stock units; Ms. Kane: 13,782 stock units; Mr. Lindner: 15,982 stock units; Mr. Piergallini: 20,134 stock units; Mr. Taubman: 20,134 stock units; Mr. Turner: 19,698 stock units; and Ms. Vaca: 13,782 stock units.

(4)

None of the earnings under the deferred compensation programs are above-market or preferential, so no such amounts are shown in this column. For more details see the “Deferred Compensation Plans” section listed above. Any 2015 contributions to non-employee director deferred compensation programs are included in the “Fees Earned or Paid in Cash” column, per SEC rules. This column does not include distributions under non-employee director deferred compensation programs in 2015 since they were reported in fees earned in the previous years.

(5)

Because benefit accruals froze for both of Comerica’s director retirement plans on May 15, 1998, there was no change in the participants’ pension values in 2015. Directors who served in 2015 and who are covered by the retirement plans include: Mr. Piergallini and Mr. Taubman.

For additional information regarding Comerica’s equity compensation plans, please refer to Note 1 (see page F-61) and Note 16 (see pages F-91 through F-93) to the Consolidated Financial Statements contained in Comerica’s Annual Report to Shareholders for the year ended December 31, 2015.

PROPOSAL II SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that you vote “FOR”

the proposal set forth below.

The Audit Committee of Comerica has selected Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2016, and recommends that the shareholders vote for ratification of such appointment.

Ernst & Young has served as our independent registered public accounting firm since 1992. The Audit Committee has carefully considered the selection of Ernst & Young as Comerica’s independent registered public accounting firm, and has also considered whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its Chairman are involved in the process for selecting Ernst & Young’s new lead engagement partner. The members of the Audit Committee believe that the continued retention of Ernst & Young to serve as Comerica’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

As a matter of good corporate governance, the selection of Ernst & Young is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Comerica’s independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Comerica and its shareholders. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm

The following aggregate fees were billed to Comerica for professional services by Ernst & Young for fiscal years 2015 and 2014.

	2015	2014
Audit Fees	$2,438,852	$2,283,079
Audit-Related Fees	394,700	278,300
Tax Fees	37,987	18,987
All Other Fees	1,995	1,995

	$2,873,534	$2,582,361

Audit Fees

Audit fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the audit of Comerica’s annual consolidated financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in Comerica’s Quarterly Reports on Form 10-Q, and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of Comerica’s financial statements. Audit-related fees consisted mainly of the audits of Comerica’s benefit plans and the internal control (SSAE 16 Report) for Comerica’s trust department. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining the independence of Ernst & Young.

Tax Fees

Tax fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning. Tax fees consisted mainly of consultation on various tax planning strategies for Comerica and its subsidiaries, IRS examinations and Form 1120. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining the independence of Ernst & Young.

All Other Fees

Ernst & Young billed Comerica for fees for products and services other than those described in the previous three paragraphs. Those products and services consisted of subscription fees for on-line accounting and tax research tools for both 2015 and 2014.

Services for Investment Vehicles

In connection with the advisory, management, trustee and similar services that Comerica’s affiliates provide to mutual funds, collective funds and common trust funds, Comerica from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, Comerica typically uses a request-for-proposal process that has resulted in the selection of Ernst & Young among other independent registered public accounting firms. In addition, Ernst & Young has agreements with financial services companies pursuant to which it may receive compensation for certain transactions, including transactions in which Comerica may participate from time to time, and Ernst & Young also receives fees from time to time from Comerica’s customers when acting on their behalf in connection with lending or other relationships between Comerica’s affiliates and their customers. The fees discussed in this paragraph are not included in the totals provided in the above paragraphs because the fees are generally charged to the investment vehicle, customer or other applicable party, except as noted on the “Fees to Independent Registered Public Accounting Firm” schedule above.

Pre-Approval Policy

The Audit Committee has a policy to review, and, if such services are appropriate in the discretion of the Audit Committee, pre-approve (i) all auditing services to be provided by the independent registered public accounting firm (which may entail providing comfort letters in connection with securities underwritings or statutory audits required for insurance companies for purposes of state law) and (ii) all permitted(1) non-audit services (including tax services) to be provided by the independent registered public accounting firm, provided that pre-approval is not required with respect to non-audit services if (a) the aggregate amount of non-audit services provided to Comerica constitutes not more than 5% of the total amount of revenues paid by Comerica to its auditor during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by Comerica at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee has authorized its chair to pre-approve such services between Audit Committee meetings. All of the services provided by Ernst & Young for the years ended December 31, 2015 and December 31, 2014 were pre-approved by the Audit Committee under its pre-approval policy.

Footnote:

(1)

For purposes of the foregoing, permitted non-audit services shall not, unless otherwise allowed under applicable laws, include: (i) bookkeeping or other services related to the accounting records or financial statements of Comerica; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, shall not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Comerica specifically incorporates such information by reference, and shall not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Comerica’s financial reporting process on behalf of the Board of Directors and is comprised of all outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Comerica’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Comerica’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed and discussed the audited financial statements included in Comerica’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm their independence from management and Comerica, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm’s independence. In addition, the Audit Committee reviewed with the independent registered public accounting firm all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

The Audit Committee

T. Kevin DeNicola, Chairman

Roger A. Cregg

Reginald M. Turner, Jr.

Nina G. Vaca

January 25, 2016

EXECUTIVE OFFICERS

The following table provides information about Comerica’s current executive officers. The Board has determined that the current officers who are in charge of principal business units, divisions or functions and officers of Comerica or its subsidiaries who perform significant policy making functions for Comerica are (1) the members of the Management Policy Committee and (2) the Chief Accounting Officer. The current members of the Management Policy Committee are the Chairman and Chief Executive Officer (Mr. Babb), the President (Mr. Farmer), the Executive Vice President and former Executive Vice President, Governance, Regulatory Relations and Legal Affairs and Corporate Secretary (Mr. Bilstrom), the Executive Vice President, Governance, Regulatory Relations and Legal Affairs and Corporate Secretary (Mr. Buchanan), the Executive Vice President, Chief Human Resources Officer (Ms. Burkhart), the Executive Vice President, General Auditor (Mr. Duprey) (non-voting member), the Executive Vice President of Comerica Incorporated and Executive Vice President—Business Bank (Mr. Faubion), the Executive Vice President and Chief Credit Officer (Mr. Guilfoile), the Executive Vice President of Comerica Incorporated and the President of Comerica Bank-California Market (Ms. Love), the Executive Vice President and Chief Risk Officer (Mr. Michalak), the Executive Vice President and Chief Information Officer (Mr. Obermeyer), the Vice Chairman and Chief Financial Officer (Ms. Parkhill), the Executive Vice President of Comerica Incorporated and the President of Comerica Bank-Michigan Market (Mr. Ritchie) and the Executive Vice President of Comerica Incorporated and President of Comerica Bank – Texas Market (Mr. Sefzik). The Chief Accounting Officer is Ms. Carr.

Name	Age as of March 16, 2016	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Ralph W. Babb, Jr.	67

Chief Executive Officer (since January 2002), Chairman (since October 2002), President (January 2002 to April 2015), Chief Financial Officer (June 1995 to April 2002) and Vice Chairman (March 1999 to January 2002), Comerica Incorporated and Comerica Bank.

			1995-Present

Jon W. Bilstrom	69

Executive Vice President (since January 2003) and Corporate Secretary (June 2003 to December 2015), Comerica Incorporated; Executive Vice President (since May 2003) and Secretary (June 2003 to December 2013), Comerica Bank.

			2003-Present

John D. Buchanan	52

Executive Vice President (since August 2015) and Corporate Secretary (since January 2016), Comerica Incorporated and Comerica Bank; Senior Vice President, General Counsel and Corporate Secretary (February 2012 to August 2015), Federal Reserve Bank of Dallas (regulatory agency); Senior Executive Vice President (February 2011 to February 2012) and General Counsel and Corporate Secretary (May 2007 to February 2011), Regions Financial Corporation (financial services company).

			August 2015-Present

Name	Age as of March 16, 2016	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Megan D. Burkhart	44

Executive Vice President, Chief Human Resources Officer (since January 2010) and Senior Vice President and Director of Compensation (February 2007 to January 2010), Comerica Incorporated and Comerica Bank.

			2010-Present

Muneera S. Carr	47

Chief Accounting Officer (since July 2010), Executive Vice President (since February 2013) and Senior Vice President (February 2010 to February 2013), Comerica Incorporated and Comerica Bank; Senior Vice President, Head of Accounting Policy (June 2009 to January 2010), SunTrust Banks, Inc. (financial services company).

			2010-Present

David E. Duprey	58	Executive Vice President, General Auditor (since March 2006), Comerica Incorporated and Comerica Bank.	2006-Present

Curtis C. Farmer	53	President (since April 2015); Vice Chairman (April 2011 to April 2015) and Executive Vice President (October 2008 to April 2011), Comerica Incorporated and Comerica Bank.	2008-Present

J. Patrick Faubion	62

Executive Vice President (since August 2010), Comerica Incorporated; Executive Vice President – Business Bank (since July 2015), President — Texas Market (July 2010 to September 2015), Executive Vice President (January 2010 to July 2010) and Executive Vice President — Texas Market (July 2003 to January 2010), Comerica Bank.

			2010-Present

Peter W. Guilfoile	55

Executive Vice President and Chief Credit Officer (since February 2015), Comerica Incorporated and Comerica Bank; Executive Vice President, National Credit Administration Manager (May 2013 to January 2015) and Senior Vice President and Chief Credit Officer — Western Market (March 2009 to August 2013), Comerica Bank.

			February 2015-Present

Name	Age as of March 16, 2016	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Judith S. Love	59

Executive Vice President (since December 2013), Comerica Incorporated; President — California Market (since December 2013), Executive Vice President (February 2010 to May 2013), and Executive Vice President — Western Market (April 2007 to February 2010), Comerica Bank.

			1999-2001; 2013-Present

Michael H. Michalak	58	Chief Risk Officer (since February 2014), Executive Vice President (since November 2007) and Treasurer (July 2011 to November 2011), Comerica Incorporated and Comerica Bank.	2003-Present

Paul R. Obermeyer	58	Executive Vice President (since September 2010) and Chief Information Officer (since November 2010), Comerica Incorporated; Executive Vice President (since September 2005), Comerica Bank.	2010-Present

Karen L. Parkhill	50

Vice Chairman (since August 2011) and Chief Financial Officer (since November 2011), Comerica Incorporated and Comerica Bank; Managing Director and Chief Financial Officer, Commercial Banking Business (September 2007 to March 2011), J.P. Morgan Chase & Co. (financial services company).

			2011-Present

Michael T. Ritchie	47

Executive Vice President (since February 2013), Comerica Incorporated; President — Michigan Market (since May 2013), Executive Vice President (February 2010 to May 2013) and Senior Vice President (June 2005 to February 2010), Comerica Bank.

			2013-Present

Peter L. Sefzik	40	Executive Vice President (since September 2015), Comerica Incorporated; President — Texas Market (since September 2015) and Senior Vice President (April 2010 to September 2015), Comerica Bank.	September 2015-Present

Footnotes:

(1)	References to Comerica and Comerica Bank (the primary banking subsidiary of Comerica) include their predecessors, where applicable.

PROPOSAL III SUBMITTED FOR YOUR VOTE

APPROVAL OF THE COMERICA INCORPORATED 2016 MANAGEMENT INCENTIVE PLAN INCLUDING FOR PURPOSES OF 162(m) OF THE INTERNAL REVENUE CODE

The Board of Directors recommends that you vote “FOR” the proposal set forth below.

On February 23, 2016, the Governance, Compensation and Nominating Committee and the Board of Directors approved the Comerica Incorporated 2016 Management Incentive Plan (“2016 MIP”), subject to shareholder approval, as required with respect to the provisions relating to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2016 MIP will replace the Amended and Restated Comerica Incorporated 2011 Management Incentive Plan (“2011 MIP”), which is substantially similar to the 2016 MIP and was approved by the shareholders in 2011 for purposes of Section 162(m) of the Code. As described below, Section 162(m) of the Code requires shareholder approval of the material terms of the performance goals under incentive plans approximately every five years, which is why we are seeking shareholder approval at this meeting.

The 2016 MIP is designed to promote and advance the interests of Comerica and its shareholders by enabling Comerica to attract, retain and reward key employees of Comerica and its affiliates, as well as to qualify incentive compensation paid to participants who are “covered employees” under Section 162(m) of the Code (generally, the corporation’s chief executive officer and the three other highest paid executive officers other than the chief financial officer) as performance-based compensation within the meaning of Section 162(m) of the Code. Under Section 162(m) of the Code, annual compensation in excess of one million dollars paid to a corporation’s covered employees is not deductible by Comerica for federal income tax purposes, unless such compensation is considered “performance-based compensation.” For compensation to qualify as “performance-based compensation,” certain conditions must be met, including shareholder approval of the material terms of the performance goal under which the compensation is paid.

The material terms of the performance goal required to be disclosed to and subsequently approved by the shareholders of Comerica include (i) the employees eligible to receive compensation under the plan, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to a covered employee in a given time period. Each of these aspects is discussed below, and approval of the 2016 MIP will constitute approval of, among other things, the eligibility requirements, performance goals, and limits on various types of awards payable under the 2016 MIP for purposes of Section 162(m) of the Code.

Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will in fact satisfy such requirements. Further, even though we are seeking shareholder approval for purposes of Section 162(m) of the Code, Comerica may choose to pay compensation that does not qualify for the performance-based compensation exemption under Section 162(m) of the Code.

Plan Document

The following is a summary of the material features of the 2016 MIP, which is qualified in its entirety by the text of the 2016 MIP attached to this Proxy Statement as Appendix I.

Eligible Employees

Eligible employees include any employee of Comerica or an affiliate who is designated by the Governance, Compensation and Nominating Committee as eligible to receive an incentive payment under the 2016 MIP. All senior officers of Comerica or any of its affiliates, including those who are covered employees for purposes of Section 162(m) of the Code, are eligible to participate in the 2016 MIP. Directors of Comerica who are not salaried employees of Comerica or an affiliate are not eligible to participate. Presently, Comerica estimates that approximately 400 officers would be eligible to receive incentive payments each year under the 2016 MIP.

Administration of the Plan

The 2016 MIP is administered by the Governance, Compensation and Nominating Committee or such other committee of directors as may be designated by Comerica’s Board of Directors in the future. Any committee designated to administer the 2016 MIP must have at least two members, and each member must meet the standards of independence necessary to qualify as an “outside director” under Section 162(m) of the Code. The Governance, Compensation and Nominating Committee may, in its discretion, authorize the Chief Executive Officer of the Comerica to act on its behalf, other than with respect to matters required to be handled by the Governance, Compensation and Nominating Committee or relating to Section 162(m) of the Code.

Performance Goals and Performance Targets

Performance goals are established by the Governance, Compensation and Nominating Committee in connection with the grant of any incentive payment opportunity under the 2016 MIP. The specific performance goals with respect to a particular performance period are determined by the Governance, Compensation and Nominating Committee from the list of the performance goals set forth in the 2016 MIP and described below. The specific measures that must be satisfied in connection with any performance goal, referred to as performance targets, are also established by the Governance, Compensation and Nominating Committee.

In the case of any incentive payment opportunity that is intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code, such goals shall be: (i) based on the attainment of specified levels of one or more of the following measures (a) earnings per share (including variations thereof such as diluted earnings per share, earnings per common share or diluted earnings per common share), (b) return measures (including, but not limited to, return on assets, average assets, equity, common equity or sales or shareholder payout ratio), (c) income measures (before or after taxes, including, but not limited to, net income, net interest income and noninterest income), (d) cash flow (including, but not limited to, operating cash flow and free cash flow), (e) cash flow return on investments, which equals net cash flows divided by owner’s equity, (f) earnings before or after taxes, interest, depreciation and/or amortization, (g) internal rate of return or increase in net present value, (h) revenue measures (including, but not limited to, gross revenues and pre-provision net revenue), (i) gross margins, (j) expenses (including expense efficiency ratios and other expense measures), (k) strategic plan development and implementation, (l) capital levels, (m) loan growth, (n) stock price (including, but not limited to, growth measures and total stockholder return), (o) sustainability measures (including, but not limited to, the measures set forth in Comerica’s Sustainability report, such as percentage reduction in paper consumption, water use, greenhouse gas emissions and/or landfill waste) and (p) customer satisfaction reports and (ii) set by the Governance, Compensation and Nominating Committee within the time period prescribed by Section 162(m) of the Code. Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Governance, Compensation and Nominating Committee for a performance period. Such performance goals may be particular to a line of business, subsidiary or other unit or may be based on the performance of Comerica generally. Such performance goals may cover the performance period as specified by the Governance, Compensation and Nominating Committee, not to be less than 12 months. Performance goals may be adjusted by the Governance, Compensation and Nominating Committee in its sole discretion to eliminate the effects of charges for restructurings, charges for discontinued operations, charges for unusual and/or infrequently occurring items of loss or expense, merger-related charges, cumulative effect of accounting changes, the financial impact of any acquisition or divestiture made during the applicable performance period, and any direct or indirect change in the Federal corporate tax rate affecting the performance period, each as determined under generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis of financial condition and results of operations contained in Comerica’s most recent report filed with the SEC or other Comerica filings with the SEC.

Establishment of Goals and Determination of Incentive Payments

With respect to incentive payments intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code, the Governance, Compensation and Nominating Committee will determine and establish the performance goals and performance targets applicable to the performance period within the time required by Section 162(m) of the Code, certify the level of attainment of the applicable goals and targets, and determine the amount of each covered employee’s incentive payment, which shall not be subject to increase beyond the amount earned based on the level of achievement of the applicable performance targets. With respect to incentive payments that are not intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code, all such determinations shall be consistent with the administrative policies of Comerica as in effect from time to time.

Section 162(m) Maximum

The maximum amount that may become payable to a covered employee in a calendar year with respect to all performance periods completed during such calendar year as incentive payments under the 2016 MIP intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code is $5,000,000.

Other Terms

Generally, a participant must be employed on the date of payment to be eligible to receive an incentive payment under the 2016 MIP, although, unless otherwise determined, in the event of a participant’s retirement, death or termination of employment due to disability, the participant will be eligible to receive a pro-rata incentive payment for the applicable performance period based on what the participant would have earned if he or she was an employee, at the time awards are generally paid to active employees.

Unless otherwise determined, upon a change of control, the performance periods then in effect will be deemed to have ended and the total amount available to fund the incentive payments for all participants will be equal to the proportion of the amount (based upon the number of full and partial months in the performance period elapsed through the date of change of control) that would be available for incentive payments assuming the performance goals and target were attained at the greater of the level of achievement of actual performance through immediately prior to such change of control, as determined by the Committee, and target level of achievement, and the Governance, Compensation and Nominating Committee will determine the incentive payments payable to each participant, which awards will be paid within ten business days following the change of control.

Incentive payments under the 2016 MIP are generally payable in cash, but the Governance, Compensation and Nominating Committee may elect to pay a percentage of the incentive payments in shares of Comerica common stock. Such shares may be subject to restrictions as may be determined by the Governance, Compensation and Nominating Committee and would be awarded under Comerica’s existing long-term incentive plan. No increase in authorized shares available for grant under the existing long-term incentive plan is requested by this Proposal.

Amendment and Termination of the 2016 MIP

The Governance, Compensation and Nominating Committee may amend, modify or terminate the 2016 MIP in any respect at any time without the consent of any participant. Any such action may be taken without the approval of Comerica’s shareholders unless shareholder approval is required by applicable law or the requirements of Section 162(m) of the Code. Termination of the 2016 MIP shall not affect any incentive payments determined by the Governance, Compensation and Nominating Committee to be earned prior to, but payable on or after, the date of termination, and any such incentive payments shall continue to be subject to the terms of the 2016 MIP notwithstanding its termination.

Effective Date

The 2016 MIP will be effective on April 26, 2016, subject to shareholder approval, and thereafter shall remain in effect until terminated.

A vote in favor of this proposal will be treated as a vote to approve each of the material terms of the performance goal used for determining incentive payments to certain executive officers under Section 162(m) of the Code described above for purposes of the exemption from the limitations of Section 162(m) of the Code.

New Plan Benefits

The amount of incentive compensation to be paid under the 2016 MIP are based on a variety of factors, including Comerica’s performance, individual and business unit performance, the other compensation of eligible participants and the discretion of the Governance, Compensation and Nominating Committee. Accordingly, no basis exists to determine the amount of annual incentive payments that may be payable under the 2016 MIP to eligible participants in the future. The amounts payable under the 2011 MIP to Comerica’s named executive officers for the 2015 performance period are set forth in the Summary Compensation Table on page 71 under the column entitled Non-Equity Incentive Compensation, and the amounts payable under the 2011 MIP to all of the executive officers as a group (including the NEOs) and the approximately 400 other eligible non-executive officer participants as a group for the 2015 performance period are approximately $5.5 million and $23.3 million, respectively.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE THE COMERICA INCORPORATED 2016 MANAGEMENT INCENTIVE PLAN INCLUDING FOR PURPOSES OF 162(m) OF THE INTERNAL REVENUE CODE.

PROPOSAL IV SUBMITTED FOR YOUR VOTE

APPROVAL OF A NON-BINDING, ADVISORY PROPOSAL APPROVING EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote “FOR”

the proposal set forth below.

Executive Compensation

The Governance, Compensation and Nominating Committee annually reviews Comerica’s compensation programs to ensure that they demonstrate a strong pay for performance link, reflect good governance and are consistent with appropriate industry practices. These programs are described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion. As outlined in the “Compensation Discussion and Analysis” section, our compensation programs are structured to align the interests of our executives with the interests of our shareholders, to attract, retain and motivate superior executive talent; to provide a competitive advantage within the banking industry; to create a framework that delivers pay commensurate with financial results over the short and long-term; and to reduce incentives for unnecessary and excessive risk-taking.

The Board strongly supports Comerica’s executive pay practices and asks shareholders to support its executive compensation program by approving the following resolution:

RESOLVED, that the shareholders of Comerica Incorporated approve, on an advisory basis, the compensation of Comerica’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and Section 14(a) of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Governance, Compensation and Nominating Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As required pursuant to section 14A of the Securities Exchange Act, the Board has determined to hold an advisory vote on executive compensation every year until our shareholders vote again on the frequency of this advisory vote. Accordingly, shareholders will have the ability to vote again on our executive compensation next year at our 2017 Annual Meeting of Shareholders. Additionally, our shareholders will have the ability to vote on the frequency of the advisory vote (every one, two or three years) at our 2017 Annual Meeting of Shareholders.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

BUSINESS HIGHLIGHTS

We are pleased to share with you some of our significant accomplishments of 2015:1

•	Increased tangible common equity per share by 4% to $39.33.

•	Achieved record average deposits of $58.3 billion, with a $3.5 billion, or 6%, increase over 2014.

•	Returned $389 million, or 75% of net income, to shareholders through dividends and repurchasing 5.1 million shares and 500,000 warrants through our equity repurchase program.

•	Increased average total loans by $2 billion, or 4%, to $48.6 billion.

•	Grew average noninterest-bearing deposits by $3.1 billion, or 12%.

•	Credit quality remained strong with only $100 million in net charge-offs, or 0.21% of average loans.

•	Net interest income of $1.7 billion increased by $34 million, or 2%, primarily due to solid loan growth.

•	Noninterest income benefitted from growth in card fees, service charges on deposit accounts and fiduciary income.

•	Noninterest expenses remained well-controlled as we absorbed higher technology, regulatory and pension expenses.

•	Capital position continued to be solid with a Basel III common equity to Tier 1 Capital Ratio of 10.54%.

•	Experienced positive total shareholder return (“TSR”), which includes share price appreciation and dividends paid on our common stock, for the three-year period ended December 31, 2015, of 45%.

1	Balances as of December 31, 2015, as compared to December 31, 2014. Activity and performance for the year ended December 31, 2015, as compared to the year ended December 31, 2014.

2015 Relative Performance Snapshot

Source: SNL Financial

For purposes of these charts, peer average is the average of the relevant metric for Comerica’s peer group. The peer group is listed in the “Peer Group” section of this proxy statement on page 55.

With respect to tangible common equity per share and the tangible common equity ratio, see Annex A for a reconciliation of generally accepted accounting principles (“GAAP”) and non-GAAP measures presented.

SHAREHOLDER OUTREACH

Shareholder outreach is an integral part of Comerica’s business practices, as shareholders provide insight on a variety of topics, including operations, governance and compensation. In addition to discussing industry matters and Comerica’s performance, we receive feedback frequently from our investors at investor conferences, which we participate in at least quarterly, and during periodic in-person and telephonic investor meetings. Over the past several years, in the first and fourth quarters, Comerica has solicited input from shareholders specifically aimed at supporting an ongoing dialogue to address governance, compensation and other topics of interest.

During our Spring 2013 shareholder outreach, we had dialogue with investors around several aspects of our compensation programs and put into place significant design changes in 2014 with the following objectives:

•	Ensuring each program’s transparency for participants and shareholders
•	Maintaining alignment with shareholders
•	Increasing the rigor of performance criteria
•	Retaining aspects of the prior programs that were effective and familiar to participants
•	Responding to regulatory expectations (in particular, ensuring our compensation programs do not incent excessive risk)

•	Balancing the objectives of our various constituencies, including our investors, regulators, customers and employees

These important changes to our executive compensation programs were maintained for 2015.

Approximately 88% of our shareholders voted for our 2014 “Say On Pay” proposal and for our 2015 “Say On Pay” proposal.

During 2015, as is our customary practice, we reached out to our top 30 shareholders, which hold over 55% of our shares, as well as a number of additional shareholders who expressed an interest in providing feedback or who had provided feedback in the past. Generally, shareholders continued to be supportive of our compensation structure and indicated their support for maintaining these programs for 2015.

Because of the strong shareholder support of our 2014 and 2015 “Say On Pay” proposals, and the relatively recent significant program redesign, no significant changes were made to the compensation program for 2015 and none are being contemplated for 2016 at this time. Both the Committee and management conducted thorough reviews of the redesigned programs and were comfortable that the current programs meet our objectives to ensure the compensation programs demonstrate a strong pay for performance linkage, reflect good governance and are consistent with appropriate industry practices. Additionally, keeping the programs in place for a third year allows time for participants to become more familiar with the programs and for management and the Committee to evaluate plan designs and gain more insight. The Committee will continue to consider shareholder feedback, as well as evolving executive compensation practices and regulatory requirements, in the future when designing executive compensation programs.

Compensation Decisions for the 2015 Performance Period

Key Compensation Highlights for 2015

•	Maintained the modifications made to the compensation programs in 2014 for 2015 which included:

•

A three-year performance share program where payouts are contingent on the achievement of specific prospective financial goals and would be reduced in the case of bottom quartile relative total shareholder return (TSR) performance

•	A short-term incentive program that measures absolute (actual) performance as opposed to relative (compared to our peers) performance

•	A forfeiture provision applicable to all awards granted in 2014 or later that allows for the cancelation of unvested equity awards in the event of an adverse risk outcome

•

In connection with Mr. Farmer’s promotion, revised stock ownership guidelines to provide an ownership level for the President of four times base salary (compared to three times base salary for Vice Chair)

•	Eliminated 2015 annual merit increases for key senior officers in light of the challenging operating environment

COMPENSATION DECISIONS FOR THE NAMED EXECUTIVE OFFICERS

Individual compensation decisions (base salary adjustments and incentive awards) for all the NEOs are based upon operational performance, achievement of strategic initiatives and individual performance. The Committee, in its sole discretion, determines any salary adjustments and approves the short-term and long-term incentive awards for the CEO.

Base Salary

The CEO recommended and the Committee approved forgoing normal annual base salary increases for key senior leaders including the NEOs. The decision to forego salary increases was in recognition of the continued persistent low rate environment and continued slow growing economy during 2015. However, Mr. Farmer was awarded a promotional salary increase in April upon his appointment to President.

2015 Salary Increases
	Percent Increase	2015 Base Salary1/
Mr. Babb	0%	$1,265,000
Ms. Parkhill	0%	$620,000
Mr. Farmer	11.5%	$700,000
Mr. Bilstrom	0%	$567,000
Mr. Duprey	0%	$535,000

1/

The 2015 base salary reflects each NEO’s annual salary. The base salary reported in the summary compensation table is slightly higher as there was one additional pay period in 2015 (27 instead of the usual 26).

Annual Executive Incentive Program

The Annual Executive Incentive Program (“AEI”) measured our adjusted diluted earnings per common share (“adjusted EPS”) and adjusted return on average assets (“adjusted ROA”) versus the targeted goal over a one-year performance period. See “Short-Term Incentive (AEI)” below for a description of how we calculate adjusted EPS and adjusted ROA. The targets were derived from our internal financial plan that is used to set corporate and business unit performance goals. Details about the program structure can be found on pages 57-59.

2015 Annual Performance
Metric	CMA Goal	CMA Actual Performance	Achievement
Adjusted EPS	$2.82	$2.84	100.7%
Adjusted ROA	0.78%	0.74%	94.9%
Total Weighted Achievement1/			99%
Total Payout as a Percent of Target2/			98%

1/	Adjusted EPS achievement is weighted 75% and Adjusted ROA achievement is weighted 25% to calculate the total of 99% (100.7% x 75% + 94.9% x 25%).

2/	Funding decreases by 2 percentage points for every 1% of achievement below target performance (100% – (1% *2) = 98%). See “Short-Term Incentive (AEI)” below for more information.

The AEI was funded based on corporate performance (“AEI corporate funding”), but individual awards may differ from funding as they are based on each NEO’s performance. To help evaluate individual performance and determine each NEO’s award, performance scorecards (for NEOs other than the CEO) and annual reviews are utilized. The Committee evaluates the CEO’s individual performance using similar criteria as set forth in the performance scorecards, but does not use a scorecard in its review process. The evaluation of individual performance cannot increase awards for employees covered by Section 162(m) of the Code above the award determined based on the level of achievement of performance measured by the corporate funding level, but can be used as the basis to determine if a negative adjustment should be made.

2015 AEI Program Awards
	Individual Award	Percent of Target AEI Award
Mr. Babb	$1,239,700	98%
Ms. Parkhill	$523,873	94%
Mr. Farmer	$586,516	90%
Mr. Bilstrom	$361,179	98%
Mr. Duprey	$340,795	98%

Mr. Babb’s AEI award was determined by the Committee utilizing the AEI corporate funding amount as the baseline. After a review of Mr. Babb’s performance, which includes factors such as Comerica’s financial results, regulatory compliance and leadership, the Committee awarded Mr. Babb 100% of his AEI corporate funding amount. The chart below reflects Comerica’s adjusted EPS growth performance and adjusted TSR relative to CEO incentives over the last five years.

See “Long-Term Incentives” below for a description of how we calculate adjusted EPS growth, as well as Annex A for a reconciliation of non-GAAP and GAAP measures presented.

For the remainder of the NEOs, the Committee determined their individual AEI awards utilizing the AEI corporate funding amount achieved based on corporate results, followed by an assessment of individual performance, including feedback from the CEO for potential reductions.

Individual performance factors utilized in determining awards for the NEOs included the following:

Karen L. Parkhill

•	Management of the balance sheet and liquidity thresholds

•	Achievement of financial goals for areas of direct responsibility

•	Response to legislative and regulatory developments, particularly around capital requirements

•	Detailed financial performance review of strategic lines of business and development of action plans to improve returns where applicable

•	Comprehensive review and update of pricing models, particularly to incorporate increased capital requirements

•	Communication with investors and analysts through quarterly earnings calls, conferences and other shareholder outreach efforts

•	Interaction with regulators and customers

•	Partnership across all lines of business to improve operating results

•	Risk management

•	Leadership skills demonstrated within department and across the organization

•	Demonstration of the core values of the Comerica Promise: customer-centricity, collaboration, integrity, excellence, agility, diversity and involvement

•	Talent management and succession planning

In particular, in 2015, Ms. Parkhill led efforts to ensure compliance with liquidity capital ratio rules, which required a large scale change to multiple systems, played an integral part of meeting regulatory expectations and stress testing, continued significant investor outreach efforts and improved internal reporting to better understand financial performance by product and line of business.

Curtis C. Farmer

•	Achievement of financial plans for Business Bank, Retail Bank, Wealth Management and Marketing

•	Transition into the Business Bank leadership role

•	Continued implementation and assessment of long-term strategic plan

•	Implementation of targeted strategies to drive market share, increase non-interest income and improve operational efficiencies

•	Analysis, development and enhancement of products and services for each line of business

•	Partnership across business lines to strengthen customer relationships and improve operating results

•

Manage marketing and public relations for all of Comerica and demonstration of the core values of the Comerica Promise: customer-centricity, collaboration, integrity, excellence, agility, diversity and involvement

•	Leadership skills demonstrated within department and across the organization

•	Risk management

•	Talent management and succession planning

•	External interaction with customers, investors and communities

In particular, in 2015, Mr. Farmer took on the role of President and now oversees all revenue generating lines of business for the organization, improved collaboration across all lines of business, implemented key efficiencies to reduce product costs and supported community involvement efforts and client acquisition across all lines of business.

Jon W. Bilstrom

•	Administer governance matters for the Board of Directors and Board committees

•	Manage relationships with federal and state regulatory agencies

•	Oversee Community Reinvestment Act and Fair Lending initiatives

•	Oversee government affairs unit

•	Partnership across the organization to facilitate execution of strategic goals and initiatives

•	Leadership demonstrated within the department and across the organization

•	Direct legal affairs of the corporation in all areas, including legal compliance with federal and state law, rules and regulations

•	Talent management and succession planning

•	Participation in shareholder outreach efforts

In particular, in 2015, Mr. Bilstrom continued to successfully manage compliance and regulatory oversight for the organization, effectively utilize resources to improve legal administration, maintain strong relationships with federal and state banking agencies, achieve individual objectives in the development of colleagues and oversee Comerica’s community outreach and Community Reinvestment Act compliance initiatives.

David E. Duprey

•	Completion of all planned Internal Audit and Asset Quality Review exams by the targeted completion date

•	Focus on advancing Comerica’s risk management throughout the organization

•	Achievement of financial goals for areas of direct responsibility

•	Development and support of long-term strategic plan

•	Response to legislative and regulatory developments as well as external audits

•	Leadership skills demonstrated within department and across the organization

•	Demonstration of the core values of the Comerica Promise: customer-centricity, collaboration, integrity, excellence, agility, diversity and involvement

•	Talent management and succession planning

In particular, in 2015, Mr. Duprey worked closely with the Chief Risk Officer to further understanding across the organization of Comerica’s risk appetite, successfully managed external audits and advanced our long-term strategic framework around information technology.

Based on evaluations of the foregoing factors, the Committee approved the remaining NEOs’ AEI awards in amounts ranging from 88% to 100% of AEI corporate funding amounts, as shown in the “2015 AEI Program Awards” table above. See “2015 Annual Performance” on page 46 for an explanation of the corporate funding calculation.

Long-Term Incentives

In addition to the short-term cash incentive provided to the NEOs, for 2015, the Committee also determined the level of achievement of the performance goals applicable to cash incentive awards for the 2013-2015 performance period and, in the first quarter of 2015, awarded equity awards.

Cash Incentives

The 2015 Long-Term Executive Incentive Program (“LTEI”) measured our adjusted EPS growth and adjusted ROA relative to our peer group over a three-year performance period from 2013-2015. Funding for the LTEI was based on our ranking compared to peers. Details about the program structure can be found on pages 60-61.

2013—2015 Performance
Metric	CMA	Relative Rank	Weighted Payout	Total Payout (% of target)
Adjusted 3 Yr EPS Growth	1.81%	11th	50%	0%
Adjusted 3 Yr ROA	0.84%	10th	50%

See “Short-Term Incentive (AEI)” below for a description of how we calculate adjusted EPS growth and adjusted ROA.

As Comerica ranked in the bottom quartile of the peer group for both metrics there was no funding under the LTEI for the 2013-2015 performance period.

2015 LTEI Program Awards
	Individual Award	Percent of Target Award
Mr. Babb	$0	0%
Ms. Parkhill	$0	0%
Mr. Farmer	$0	0%
Mr. Bilstrom	$0	0%
Mr. Duprey	$0	0%

Equity Incentives

Equity incentives comprise approximately 90% of total long-term incentive opportunity of our named executive officers for 2015. Equity awards include the senior executive long-term executive performance plan (“SELTPP”) units (75%), restricted stock awards (“RSAs”) (15%) and stock options (10%). The SELTPP units are subject to robust performance measures, and the value that is ultimately earned by the NEOs will be contingent on both performance and stock price. The target award for each internal grade level was determined based on the following corporate factors:

•	Comerica’s current and past performance compared to the applicable business plans and strategic initiatives as described above under the heading “Annual Executive Incentive Program”;
•	Regulatory considerations; and
•

Competitiveness of equity values expressed both as monetary value and as a percentage of base salary, compared to market data on equity awards and total compensation, which is compiled by the Committee’s independent compensation consultant each year.

However, the Committee had the ability to reduce any individual NEO’s target award if deemed appropriate. The SELTPP units, RSA and stock option grants awarded to the NEOs in the first quarter of 2015 were as follows:

2015 Grants
NEO	Stock Option Grant	Restricted Stock Grant	SELTPP Unit Grant (Target)	Total Equity Grant Value
Mr. Babb	$356,208	$540,003	$2,653,442	$3,549,653
Ms. Parkhill	$81,658	$123,786	$608,046	$813,490
Mr. Farmer1/	$81,658	$423,750	$608,046	$1,113,454
Mr. Bilstrom	$56,098	$85,063	$417,980	$559,141
Mr. Duprey	$52,931	$80,196	$394,273	$527,400

Due to the forward-looking nature of the awards and the strong performance metrics, the 2015 SELTPP units were granted at target for each NEO, with a maximum payout of 150% and the possibility of a 0% payout if threshold performance is not achieved.

1/	The Restricted Stock Grant value reflects Mr. Farmer’s 2015 annual grant as well as a promotional grant with a fair market value on the date of grant of $299,964.

The table below outlines the total incentive compensation awarded to the NEOs for 2015 by the Committee.

2015 Total Incentive Compensation Awarded / Granted
NEO	Annual Cash Incentive (AEI)	Long-Term Cash Incentive (LTEI)	Long-Term Equity Grant	Total Incentive Compensation Awarded
Mr. Babb	$1,239,700	$0	$3,549,653	$4,789,353
Ms. Parkhill	$523,873	$0	$813,490	$1,337,363
Mr. Farmer	$586,516	$0	$1,113,454	$1,699,970
Mr. Bilstrom	$361,179	$0	$559,141	$920,320
Mr. Duprey	$340,795	$0	$527,400	$868,195

Realized Pay	Non-Realized Pay

REALIZED COMPENSATION

The Summary Compensation Table on pages 71-72 includes not only compensation elements actually paid in or with respect to 2015 (such as 2015 salary and cash incentives paid for performance periods that ended in 2015), but also (1) 2015 equity grants that provide a future incentive opportunity based on Comerica’s performance, but which do not vest for several years and which, when realized, may differ in value from the amounts shown in the Summary Compensation Table, and (2) retirement values that will fluctuate each year based on market conditions and which are ordinary accruals under Comerica’s existing plans and arrangements and are not determined by the Committee on an annual basis as part of the incentive compensation decision-making process.

The table below shows compensation actually received by the CEO for 2015 – or his “realized pay”. Realized pay includes salary, cash incentives paid for the measurement period ending 2015 (AEI, LTEI), any stock option exercises or RSA vestings that occurred in 2015 as well as 401(k) contributions for the year.

Compensation Philosophy and Objectives

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages outstanding financial results and shareholder returns over the long-term. We strive to provide compensation opportunities that are generally aligned with the median of our peer group, with actual pay levels dependent on performance. We utilize a mix of variable compensation programs that measure long-term and short-term results with rewards delivered in cash and shares of Comerica’s stock. This balanced approach towards compensation supports our business strategies, aligns with our pay for performance philosophy, and is reinforced through sound compensation governance to mitigate excessive risk taking.

PAY PRACTICES

Our compensation philosophy and objectives directly influence our pay practices.

What We Do Have:	What We Don’t Have:
• Clawback policy in addition to Sarbanes-Oxley requirements	• Employment agreements*
• Prohibition on pledging or hedging shares by employees or directors	• Excise tax gross-up payments for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements.
• Negative discretion which the Committee can utilize in determining incentive funding	• Modified single trigger severance for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements.
• An annual non-binding say on pay vote	• Repricing or replacing of underwater stock options or SARs without shareholder approval

•     Stock ownership guidelines for both senior executives and the Board of Directors. The CEO is expected to own 6X his salary, the President 4X his salary and the other NEOs 3X their salary; directors have a 5,000 share holding expectation

• Perquisites, which were eliminated for executive officers in 2010
• Independent compensation consultant who works solely for the Committee and performs no other work for Comerica
• Independent compensation committee comprised of entirely independent directors
*	Mr. Babb is party to a preexisting Supplemental Pension and Retiree Medical Agreement dated May 29, 1998. Details can be found on page 66.

ROLES AND RESPONSIBILITIES

Role of the Compensation Committee:

The Committee is responsible for overseeing the development and administration of our compensation programs. The Committee is comprised of independent directors, and they review and approve all aspects of our executive compensation programs.

To aid the Committee in satisfying its responsibilities, the Committee retained Frederic W. Cook & Co. Inc., (“Cook & Co.”) in June of 2013 to act as its independent consultant. Cook & Co. reports directly to the Committee and performs no other work for Comerica. As part of its annual review of Cook & Co. in 2015, the Committee analyzed if hiring Cook & Co. would raise a conflict of interest. The Committee performed this analysis by taking into consideration the following factors:

•	Any other services provided to Comerica by Cook & Co.
•	The amount of fees Cook & Co. received from Comerica as a percentage of Cook & Co.’s total revenue
•	Policies and procedures Cook & Co. utilizes to prevent conflicts of interest
•	Any business or personal relationship of the individual compensation advisor of Cook & Co. with any member of the Committee or an executive officer of Comerica
•	Any Comerica stock owned by Cook & Co. or the Committee’s individual advisor
•	Any business or personal relationship of Cook & Co. with an executive officer of Comerica

With respect to the Committee’s evaluation of Cook & Co.’s independence, Comerica did not pay any fees to Cook & Co. in 2015 other than in connection with work performed for the Committee. During the analysis, Cook & Co.’s primary representative to the Committee indicated that fees paid annually to Cook & Co. by Comerica are far less than 1% of Cook & Co.’s annual consolidated total revenue. He also discussed with the Committee various policies developed by Cook & Co. to safeguard the independence of the compensation advice it provides; indicated that he has no personal or business relationship with Committee members or executive officers at Comerica; indicated that he is not aware of any personal or business relationship between Comerica’s executive officers and Cook & Co.; and indicated that neither he nor his immediate family members own any Comerica shares. The Committee determined, based on its analysis of the above factors that the work of Cook & Co. and the individual compensation advisors employed by Cook & Co. as compensation consultants to the Committee has not presented any conflict of interest.

Role of the Independent Compensation Consultant:

•	Attends Committee meetings
•	Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advises on plans or practices that may improve effectiveness
•	Furnishes the Committee with peer compensation data on the NEOs and non-employee directors to provide independent recommendation on compensation
•	Reviews the Compensation Discussion and Analysis section of the proxy statement
•	Evaluates the programs in light of regulatory expectations and provides feedback to the Committee
•	Helps the Committee ensure programs align executives with shareholders’ interests

The compensation consultant does not separately meet with the CEO or discuss with the CEO any aspect of his compensation.

Role of the CEO

•

Provides compensation recommendations on the other NEOs and other members of the leadership team. The CEO leverages our internal compensation staff, led by our Executive Vice President of Human Resources, to aid in determining compensation recommendations

•	Assesses corporate contribution and individual performance of each of his direct reports
•	Meets privately in executive session with the Committee to discuss talent management
•	Does not typically play a role in determining his own compensation; however, for 2015, he recommended that his base salary not increase.

PEER GROUP

The Committee utilized the following peer group to evaluate and understand market pay levels and practices among similarly situated financial institutions. To determine the peer group, the top 50 U.S. financial institutions based on asset size were reviewed using a variety of financial metrics (assets, revenue, net income, and market capitalization), business models, geographic locations and competition for talent. Based on its review of comparable financial institutions, the Committee decided to replace Synovus Financial Corp. with Cullen/Frost Bankers Inc. for 2015 as its business model and geographic footprint show a greater similarity to that of Comerica. The same peer group is used in making financial comparisons for purposes of investor presentations.

2015 Peer Group
• BB&T Corporation • BOK Financial Corp. • Cullen/Frost Bankers Inc. • Fifth Third Bancorp • First Horizon National Corp. • Huntington Bancshares Inc.	• KeyCorp • M&T Bank Corp. • Regions Financial Corp. • SunTrust Banks, Inc. • Zions Bancorporation

BENCHMARKING

Cook & Co. generates a compensation analysis for the Committee based on our peer group’s proxy data. Recognizing that peers may be bigger or smaller than Comerica, that Comerica’s CEO is more tenured than the average of our peers, and that officer positions listed in the proxy vary from company to company, Cook & Co.’s data is used only as a general indicator of compensation trends and pay levels and is not used to set specific compensation levels for the CEO or the other NEOs. The Committee reviews individual and company performance, historical compensation, as well as the scope of each position, to determine total compensation for the NEOs. We strive to be at the median of the marketplace on all elements of total compensation and expect variable compensation to increase or decrease relative to the median based on performance. Once total compensation targets are established, they are reviewed in relation to the market data to ensure they are both appropriate and competitive.

Additionally, on an annual basis, Comerica purchases several published compensation surveys to evaluate compensation for our broader executive group and other employee positions.

Compensation Elements

PAY MIX ALLOCATION

Our pay mix allocation is heavily weighted towards variable compensation or “pay for performance”. Placing more emphasis on pay for performance helps to motivate and reward results, which aligns with shareholder interests.

Our executives’ total compensation is comprised of three primary elements: base salary, a short-term incentive and long-term incentives. The long-term incentives consist of a long-term cash executive incentive (LTEI), stock options, RSAs and SELTPP units. The emphasis on variable compensation is illustrated below.

BASE SALARY

Base salary is used to compete in the market for talent and forms the foundation for our other reward vehicles. We provide competitive base salaries to our NEOs in recognition of their responsibilities. In addition to benchmark data, we consider the NEO’s performance, experience, time in the position, contribution and internal parity. In determining if an adjustment is made during our annual merit cycle, the CEO and Committee primarily consider the NEO’s performance against the prior year’s goals along with any changes in responsibilities, but also consider the current operating environment and budgetary constraints.

INCENTIVE COMPENSATION

A summary of the plan designs are provided in the below chart.

SUMMARY OF 2015 INCENTIVE COMPENSATION
AEI	LTEI	SELTPP
Short-Term Cash Performance Program	Long-Term Cash Performance Program	Long-Term Equity Performance Program
Absolute Adjusted EPS (75%)	Relative Adjusted EPS Growth (50%)	Absolute Adjusted ROCE

Absolute Adjusted ROA (25%)	Relative Adjusted ROA (50%)	Relative TSR –negative modifier
Annual Measurement Period (2015)	3 Year Historical (2013 – 2015)	3 Year Prospective (2015 – 2017)

RSA	Stock Option
Long-Term Equity Incentive	Long-Term Equity Incentive
Vest over 5 years	Vest over 4 years

These programs:

•	Utilize differing key metrics that align with financial performance and measure varying time horizons providing a broader performance assessment
•	Incorporate both relative and absolute performance measures and a negative TSR modifier to align with shareholders
•	Incorporate shareholder feedback
•	Align with regulatory expectations
•	Subject to our clawback policy and, with respect to the equity incentives, our forfeiture provisions

The AEI and LTEI are awarded pursuant to Comerica’s shareholder-approved Management Incentive Plan. The equity incentives are awarded pursuant to Comerica’s shareholder-approved Amended and Restated 2006 Long-Term Incentive Plan.

Short-Term Incentive (AEI)

The NEOs, along with other senior leaders within the organization (approximately 400), participated in the 2015 AEI. This program measured Comerica’s absolute performance for one year adjusted EPS and adjusted ROA against internal goals. The goals or metrics used to measure performance were established at the beginning of the year and approved by the Committee. Each metric is intended to be a robust measurement of performance that is aligned with our financial plan but does not incent excessive risk taking. Factors such as prior year performance, the forecasted economic and regulatory environment and strategic initiatives are all considered when establishing target performance.

We selected these metrics because they are commonly used by investors and analysts to evaluate a financial institution’s performance. In addition, unlike other metrics that may be calculated differently, these metrics have a generally prescribed formula, and may be easily validated. We believe the use of measures that are well understood, transparent and based on the audited financial results of Comerica are the foundation of a responsible incentive program that rewards performance without encouraging participants to take excessive risk.

Metrics: • Absolute adjusted EPS versus goal – weighted 75% • Absolute adjusted ROA versus goal – weighted 25% Measurement Period: • One-year prospective

Funding:

•      Threshold funding occurs at 75% of goal

•      Target funding occurs at 100% of goal

•      Maximum funding occurs at 125% of goal

•      Funding increases by 4% for every 1% of achievement above target performance and decreases 2% for every 1% below target performance. At 75% of goal, the plan funds at 50% of target. Below 75% of goal, no funding is available for awards.

2015 Annual Performance
Metric	CMA Goal	CMA Actual Performance	Achievement
Absolute Adjusted EPS	$2.82	$2.84	100.7%
Absolute Adjusted ROA	0.78%	0.74%	94.9%

Adjusted EPS	Adjusted ROA	Total Achievement
100.7% x 75% = 75.5%	94.9% x 25% = 23.7%	75.5% + 23.7% = 99.2%

Funding Percentage Calculation

Target Performance	Actual Achievement	Funding Percentage
100%	99%	(100% – (2% * 1) = 98%)

Individual Incentive Targets:

Individual incentive targets for the AEI.

Level	Target	Maximum
CEO	100%	200%
President	95%	190%
Vice Chair	90%	180%
Other NEO	65%	130%

CEO Individual Funding Example:

Incentive Target x Funding Percentage x Base Salary
100% x 98% x Base Salary = CEO Funding

Funding is formulaic, but individual awards can be reduced if individual goals are not achieved.

Each NEO had a target opportunity under the 2015 AEI expressed as a percentage of base salary. Funding under the program is a product of base salary, the AEI target opportunity and the funding percentage.

Each year Comerica goes through a robust planning process to identify areas of opportunity from both a revenue and expense standpoint. Several factors are considered such as strategic initiatives, shareholder expectations, current economic environment and potential regulatory changes. Utilizing these factors an internal goal is set that is balanced in that it requires rigor and focus to achieve, but does not incent excessive risk. The goals for 2015 were $2.82 for the EPS goal and 0.78% for the ROA goal.

This formula is used to calculate the corporate funding. 2015 individual awards were determined based on target opportunity, the funding percentage and an assessment of individual performance. The Committee reserves the right to reduce the corporate funding and has used this discretion in prior years to adjust funding under the one-year cash incentive program downward to better align incentives with Comerica’s overall performance. The Committee cannot increase overall AEI funding nor can it increase awards to employees covered under Section 162(m) of the Code to exceed the funded amount.

EPS is calculated based on net income attributed or allocated to common shareholders, and ROA is calculated based on net income. The after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, were added back to reported net income to determine adjusted EPS and adjusted ROA. For 2015, no adjustments were made to the GAAP measures.

 Long-Term Incentives

The long-term incentives are comprised of four components: the Long-term Executive Incentive program (LTEI), stock options, restricted stock awards (RSAs) and the Senior Executive Long-term Performance Program (SELTPP) units. Using a mix of both cash and equity allows us to motivate and retain our NEOs as well as align executives with Comerica’s performance over multiple years. Our cash program, the LTEI, measures long-term historical performance, while equity awards measure Comerica’s future performance both on achieving specified goals during a three-year performance period and through changes in stock price.

Overall, our long-term incentives emphasize performance-based awards, as you can see in the chart below.

LTEI

Metrics: • Relative adjusted EPS Growth – weighted 50% • Relative adjusted ROA – weighted 50% Measurement Period: • Three-Year Historical: 2013-2015 for 2015	No funding provided for the 2013-2015 performance period due to bottom quartile ranking, which aligns with our pay for performance philosophy
Funding Scale:

2013-2015 LTEI Funding Scale
Rank	Funding
1	200%
2	180%
3	160%
4	140%
5	120%
6	100%
7	80%
8	60%
9	40%
10	0%
11	0%
12	0%

Funding percentages for each ranking are reviewed in conjunction with individual incentive targets to ensure that performance at median approximates median pay levels, performance below median provides compensation below median pay levels and performance above median compensation provides above median pay levels. No funding is provided if Comerica ranks in the bottom quartile.

2013—2015 Funding:

Three-Year Relative Adjusted EPS Growth:	11th place ranking
Three-Year Relative Adjusted ROA:	10th place ranking

Relative Adjusted EPS Growth	Relative Adjusted ROA	Total Achievement
0% x 50% = 0%	0% x 50% = 0%	0% + 0% = 0%

Individual Incentive Targets:

When Comerica performs at median (6th place) against our peers, compensation will approximate market median utilizing the funding scale outlined above.

Level	Target	Maximum
CEO	70%	140%
President	60%	120%
Vice Chair	40%	80%
Other NEO	32.5%	65%

CEO Individual Funding Example:

Incentive Target x Total Achievement x Base Salary

70% x 0% x Base Salary = CEO Funding

Comerica performed in the bottom quartile of our peer group for the period 2013-2015. Accordingly, there was no funding under the plan. If Comerica had performed at median, CEO funding would have been 70% of base salary, which is his target opportunity.

Funding is formulaic, but individual awards can be reduced if individual goals are not achieved.

The Committee reserves the right to reduce the corporate funding to better align incentives with Comerica’s overall performance, not just relative performance. The Committee cannot increase the LTEI award payout for employees covered under Section 162(m) of the Internal Revenue Code, nor can it increase overall LTEI funding.

In computing and comparing Comerica’s three-year adjusted EPS growth and adjusted ROA performance to that of its peers, Comerica’s annual performance was measured on a calendar year basis, while for its peers, the annual performance measurement period comprises the first three quarters of the calendar year plus the fourth quarter of the prior calendar year. The difference in measurement periods between Comerica and its peers was necessitated by the timing of publicly available peer data required for the calculations. EPS is calculated based on net income attributed or allocated to common shareholders, and ROA is calculated based on net income. For both Comerica and its peers, the after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, were added back to reported net income to determine adjusted EPS and adjusted ROA. To determine the adjusted EPS growth and adjusted ROA performance over a three-year period, one-year computations are completed and averaged over the three-year performance period. For the awards made with respect to performance periods ending December 31, 2015, adjustments were made to Comerica’s 2012 diluted earnings per common share number (which is included in the LTEI’s three-year adjusted EPS growth calculation) for merger and restructuring charges related to the Sterling acquisition, but no adjustments were made to the ROA calculations. See Annex A for a reconciliation of non-GAAP and GAAP measures presented.

Comerica uses a mix of equity vehicles which include stock options, RSAs and SELTPP units.

	Stock Options	Restricted Stock	SELTPP
Percent of Long-term Equity Awards	10%	15%	75%

Stock Options

Stock options align management with shareholders by providing value when the stock price increases. If the stock price does not increase, participants do not realize value. We grant non-qualified stock options that vest 25% per year over 4 years and have a term of 10 years. The exercise price is based on Comerica’s closing stock price on the date of grant.

RSAs

RSAs are utilized to provide balance to our total compensation program and help build long-term value that is realized with continued employment. RSAs comprise 15% of the equity awards. The shares vest 50% in year three, 25% in year four and 25% in year five for all awardees.	RSAs vest over an extended period – 5 years

SELTPP

The SELTPP is a forward-looking equity performance program.

Metrics: Comerica’s Average Adjusted ROCE versus goal Relative Total Shareholder Return (“TSR”) modifier	The SELTPP units make up 75% of the annual equity grant

In order to establish the three-year adjusted ROCE goal, Finance, Human Resources and Enterprise Risk worked together to model several possible performance outcomes based on various economic and operating factors. The results of this modeling were analyzed to set a goal which can be achieved with solid, sustained performance over the measurement period. Utilizing this analysis, the Committee established the performance goal for the three-year measurement period. We do not disclose the internal targets for the forward-looking three-year performance period, as such disclosure could be construed as earnings guidance. The targets represent strong, yet achievable levels of performance based on current information available and various future scenarios.

TSR, measured against the KBW Bank Index, acts as a negative modifier that can reduce the payout percentage. TSR performance cannot increase the payout percentage.

Measurement Period:

•	Three-Year Prospective: 2015-2017 for the 2015 grant.

Target Awards:

•	Target awards are granted at the beginning of the measurement period.
•	A payout percentage will be calculated based on Comerica’s long-term adjusted ROCE performance versus the goal.
•	The adjusted ROCE calculated payout percentage will be reduced by 10 percentage points if Comerica’s three-year TSR ranks in the bottom quartile of the KBW Bank Index.

Key Features:

•	50% of the target award will be distributed at threshold performance.
•	100% of the target award will be distributed if the adjusted ROCE goal is achieved.
•	150% of the target award will be delivered at maximum performance.
•	The TSR modifier can reduce the award but cannot increase the award.
•	If threshold performance is not achieved, the target award is forfeited.
•

The same payout percentage will be applied to the dividends that accrue over the measurement period. Dividends will be paid out in cash at settlement for the shares underlying the vested portion of the award.

•	The awards are settled in shares of Comerica common stock at the end of the performance period.

If threshold performance is not achieved, the target SELTPP units are forfeited

Forfeiture Provisions

To ensure our equity incentives do not encourage excessive risk taking, a forfeiture provision was adopted beginning with the 2014 grants that allows for the Committee to cancel all or a portion of any unvested awards (SELTPP units, stock options or RSAs) granted in the calendar year of a participant’s failure to comply with Comerica policies or procedures, violation of any law or regulations, negligent or willful misconduct, activity resulting in a significant or material Sarbanes-Oxley control deficiency or demonstration of poor risk management or lack of judgment in the discharge of Company duties, and such action demonstrates an inadequate sensitivity to the inherent risks of the participant’s division and results in or is likely to result in a material impact (financial or reputational) to Comerica.

 OTHER BENEFITS PROGRAMS AND COMPENSATION

Comerica offers all of its employees benefit programs that provide protection for health, welfare and retirement. These programs are typical at most companies and include healthcare, life insurance, disability, dental and vision insurance and relocation benefits, as well as an employee stock purchase program and retirement programs.

Employee Stock Purchase Plan

Employees can participate in an Employee Stock Purchase Plan (“ESPP”), which provides participants a convenient and affordable way to purchase shares of Comerica common stock without being charged a brokerage fee. Comerica provides a match on qualifying contributions provided the employee does not make any withdrawals during the applicable time period. Employees can receive a 15% quarterly match and a 5% annual match, with total match dollars capped at $5,000 per employee per investment year. This encourages stock ownership for all colleagues.

Retirement Benefits

Retirement benefits allow Comerica to attract and retain employees and provide avenues for colleagues to save for retirement. Comerica does not have a mandatory retirement age for its executives; however, certain retirement benefits are tied to the participant’s achievement of age and service requirements. See “Potential Payments upon Termination or Change of Control at Fiscal Year-End 2015” for more information.

Pension Plan and SERP

The tax-qualified defined benefit retirement plan, or pension plan, has the following characteristics:

•	Provides a benefit based on an employee’s years of service and final average monthly pay.
•	Final average monthly pay is the highest aggregate monthly compensation for 60 consecutive calendar months within the last 120 calendar months prior to retirement or separation from service.
•	Employees hired on or after January 1, 2007 are not eligible to participate in this plan.
•

Individuals who were employed by Comerica before January 1, 2007 and who were actively accruing benefits on December 22, 2011 continue to be eligible for benefit accrual under the pension plan as long as they remain in active employment and meet other eligibility criteria thereafter.

Participants in the pension plan can also participate in the Benefit Equalization Plan (the “SERP”) to restore benefits that are capped by Internal Revenue Service (“IRS”) limits on annual compensation and benefit amounts under the pension plan. Mr. Babb, Mr. Bilstrom and Mr. Duprey are participants in the pension plan and the SERP.

For more information on the pension plan and the SERP, please see the “Pension Benefits at Fiscal Year-End 2015” table and accompanying text.

401(k) Plan

Eligible employees can also participate in a 401(k) plan. Comerica’s program has the following characteristics:

•	Provides a 100% match on salary deferrals up to 4% of qualified earnings (up to the IRS compensation limit).
•	Immediate vesting of employer matching contributions.

Retirement Account Plan

Eligible employees hired on or after January 1, 2007 and employees who are not actively accruing benefits in the pension plan are eligible to participate in the Retirement Account Plan (after attaining age 21 and completing one year of service). Annually, Comerica will provide an allocation which is a percentage of base salary (up to the IRS compensation limit). The percentage used is based on the sum of the participant’s age and years of service.

Age + Service Points	Comerica Allocation
Less than 40	3.0%
40-49	4.0%
50-59	5.0%
60-69	6.0%
70-79	7.0%
80 or more	8.0%

•	The maximum annual compensation considered eligible to compute the allocation for any participant in 2015 was $265,000.
•	Contributions are 100% vested after three years of service, at age 65, or upon death while employed.
•	Payment of vested accounts can be made in lump sum or in periodic or partial distributions.
•	In-service distributions are not allowed.
•	Mr. Farmer and Ms. Parkhill are participants in the Retirement Account Plan.

 PERQUISITES

Effective June 30, 2010, Comerica eliminated all of its perquisite programs for executive officers. Additionally, Comerica has never allowed the personal use of corporate aircraft, except in the event of an emergency, in which case the executive is required to reimburse Comerica for the full incremental cost of such use.

Other Compensation Practices and Policies

  STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines that encourage senior officers, including the NEOs, to own a significant amount of Comerica stock. The stock ownership guidelines are a multiple of annual base salary. Senior officers have five years from the time they are named to a senior leadership position to achieve the targeted ownership levels. If, after five years, the individual does not meet the ownership guideline, he/she will be required to retain 50% of all after-tax shares from RSA vestings or stock option exercises.

In 2015, based on a review of market practice and the desire to ensure the President ownership levels were reflective of the scope of the position, the Committee established a multiple of four times salary.

Internal Grade Level	Salary Multiple
CEO	6X
President	4X
Vice Chair	3X
EVP (Level II)	3X
EVP (Level I)	2X
SVP	1X

Utilizing stock ownership guidelines helps to align leadership with shareholder interests and to reinforce focus on the long-term success of Comerica. For purposes of the stock ownership guidelines, stock ownership includes:

•	Unvested shares of time-based RSAs or restricted stock units and the performance restricted stock units (PRSUs) granted in 2013;
•	All shares owned by the senior officer;
•	Shares held in trust where the senior officer retains beneficial ownership; and
•	Any shares accumulated through employee benefit plans, such as deemed investments in Comerica common stock under a deferred compensation plan.
•	SELTPP units are not counted towards ownership until they are vested and shares are distributed to the participants.

As of December 31, 2015, all NEOs who have held their current title for at least five years have met their respective stock ownership guideline levels.

  EMPLOYMENT CONTRACTS AND SEVERANCE OR CHANGE OF CONTROL AGREEMENTS

Change of Control Agreements

We maintain change of control agreements with all of our NEOs, but do not otherwise have employment agreements. Change of control agreements are customary in the banking industry and among our peers and aid us in attracting and retaining executives. The goal of these agreements is to make an executive neutral to any change of control by reducing personal uncertainty. In addition, they help to encourage continuity in management throughout the completion of a transaction.

If a change of control of Comerica occurs, each NEO will have a right to continued employment for a period of 30 months from the date of the change of control (the “Employment Period”).

If the executive dies or becomes disabled during the Employment Period, the executive or his or her beneficiary will receive accrued obligations, including salary, pro rata bonus, deferred compensation and vacation pay, and death or disability benefits.

If Comerica terminates the executive’s employment for a reason other than cause or disability, or the executive terminates for good reason during the Employment Period, the agreement provides the following severance benefits (“Change of Control Benefits”):

•	any unpaid base salary through the date of termination;
•

a proportionate bonus based upon the highest annual bonus he or she earned during any of the last three fiscal years prior to the change of control or during the most recently completed fiscal year following the change of control (“highest annual bonus”);

•	an amount equal to three times the sum of the executive’s annual base salary plus the executive’s highest annual bonus;
•

a payment equal to the excess of: (a) the retirement benefits he or she would receive under Comerica’s pension and excess defined benefit plans or Retirement Account Plan, as applicable, if he or she continued to be employed for three years after the date his or her employment was terminated, over (b) the retirement benefits he or she actually accrued under the plans as of the date of termination;

•

provision of health, accident, disability and life insurance benefits for three years after the executive’s employment terminates, unless he or she becomes eligible to receive comparable benefits during the three-year period; and

•	outplacement services.

These amounts would be paid in a lump sum with the exception of the health, accident, disability and life insurance benefits and the payment of outplacement services, which would be paid as the expenses were incurred. All payments would be made by Comerica or the surviving entity.

Change of control agreements entered into in 2008 and before included an excise tax benefit and a window period feature. Accordingly, Mr. Babb, Mr. Farmer, Mr. Bilstrom and Mr. Duprey would also receive the Change of Control Benefits if they resigned for any reason within the 30 days after the one-year anniversary of the change of control. Additionally, if any payment or benefit to Mr. Babb, Mr. Farmer, Mr. Bilstrom or Mr. Duprey under the agreement or otherwise were subject to the excise tax under Section 4999 of the Internal Revenue Code, they would receive an additional payment in an amount sufficient to make the executive whole for any such excise tax. However, if such payments (excluding additional amounts payable due to the excise tax) did not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments would be made with respect to the excise tax, and the payments otherwise due to Mr. Babb, Mr. Farmer, Mr. Bilstrom, or Mr. Duprey would be reduced to an amount necessary to prevent the application of the excise tax. Change of control agreements entered into after 2008 provide that payments and benefits will be reduced to the amount necessary to prevent the application of the excise tax if such reduction would result in the executive retaining a greater amount on a net after-tax basis than if they were not reduced.

Comerica has not entered into any new agreements after 2008 that include the excise tax benefit and window period provisions. Furthermore, Comerica will not include these provisions in new agreements going forward.

Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.

On May 29, 1998, Comerica entered into a Supplemental Pension and Retiree Medical Agreement with Mr. Babb, which is designed to make him whole with respect to pension benefits that he lost when he left his prior employer to come to Comerica. The agreement was entered into pursuant to an understanding reached when Mr. Babb was hired. This supplemental pension provides Mr. Babb a benefit equal to the amount to which he would have been entitled under Comerica’s pension plan had he been employed by Comerica since 1978, less amounts received by him under both Comerica’s pension plan and the defined benefit pension plans of his prior employer. In addition, Comerica will provide Mr. Babb and his spouse with retiree medical and accidental insurance coverage for his and her lifetime on a basis no less favorable than such benefits were provided to them as of the date of the agreement. For additional information on Mr. Babb’s supplemental pension arrangements, please see the table below entitled, “Pension Benefits at Fiscal Year-End 2015.”

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

It is Comerica’s intention generally to design its executive compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code. However, the Committee reserves the right in the exercise of its business judgment to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Internal Revenue Code or not satisfy the performance-based award exception under Section 162(m), and therefore would not be deductible.

Participation in the TARP Capital Purchase Program imposed additional limitations under Section 162(m) of the Internal Revenue Code. During the TARP period, Comerica’s deduction for annual compensation for the Section 162(m) “covered executives” was limited to $500,000 and the “performance-based exception” of Section 162(m) was not available. As a result, certain portions of our executive officers’ compensation attributable to services during our TARP participation period (November 14, 2008 to March 17, 2010) may not be deductible when paid. Such additional deductibility limitations ceased with respect to compensation earned after Comerica’s redemption on March 17, 2010 of the preferred stock issued under the TARP Capital Purchase Program.

The aggregate nondeductible portion of cash compensation paid or earned with respect to 2015 performance and of any value received in 2015 from prior equity awards is estimated to be approximately $2.3 million. The primary component of this nondeductible compensation is the value of RSAs granted in prior years that vested in 2015. At a 35% federal tax rate, the aggregate cost to Comerica associated with the inability to deduct this compensation in 2015 is approximately $0.8 million, or approximately $0.005 per share outstanding as of December 31, 2015.

  STOCK GRANTING POLICY

Comerica’s stock-based grants are governed by the Stock Granting Policy. In general, the policy states that annual stock-based grants to eligible employees will be made once per year during the first regularly scheduled meeting of the Committee in a calendar year. This meeting typically takes place toward the end of January.

The Stock Granting Policy also governs the granting of off-cycle awards. Off-cycle awards include such things as grants to new hires and grants for retention purposes or special recognition. With respect to grants made to newly hired employees, the grant date is typically determined based on their start date with Comerica. Generally, individuals who start employment during the first half of the month will receive their grant on the last day of that month, and individuals who start employment during the last half of the month will receive their grant on the 15th day of the subsequent month. In all cases, the grant date will be adjusted if the prescribed date is not a trading day for the NYSE. The exercise price of stock options is the closing price of Comerica’s stock on the grant date. Other off-cycle awards are normally approved at a regularly scheduled meeting of the Committee, and the grant date is the date of the Committee meeting. Additionally, the CEO may make off-cycle option grants to existing employees who are not executive officers for promotions and for retention purposes. Such option grants are made on the same schedule as off-cycle grants approved by the Committee and may not exceed 5,000 shares per individual per calendar year.

  CLAWBACK POLICIES

Comerica has the following clawback policies and provisions:

•

Recoupment policy in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and shareholder feedback. The recoupment policy provides that in the event we are required to prepare an accounting restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of certain incentive-based compensation received by any current or former executive officer during the three-year period preceding the date on which the accounting restatement is required. The clawback pertains to any excess income derived by the executive officer based on materially inaccurate accounting statements.

•

Clawback provision of the Sarbanes Oxley Act of 2002, which generally requires our Chief Executive Officer and Chief Financial Officer to reimburse us for any bonus or other incentive- or equity-based compensation and any profits on sales of Comerica stock that they receive within the 12-month period following the issuance of financial information if there is an accounting restatement because of material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws.
•

Clawback provisions of our shareholder-approved Long-Term Incentive Plan, which provide that the Committee has the express right to cancel an equity award if the Committee determines in good faith that the recipient has engaged in conduct harmful to Comerica, such as having: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) been terminated for cause; (vi) engaged in any activity in competition with our business or the business of any of our subsidiaries or affiliates; or (vii) engaged in conduct that adversely affected Comerica.

•	Forfeiture provisions described on page 63, above.

  COMPENSATION POLICIES AND PROCEDURES THAT AFFECT RISK MANAGEMENT

Since 2011, Comerica, similar to other large banking organizations, has been subject to a continuing review of incentive compensation policies and practices by representatives of the Federal Reserve Board, the Federal Reserve Bank of Dallas and the Texas Department of Banking. As part of that review, we have undertaken a thorough analysis of all the incentive compensation programs throughout the organization, the individuals covered by each plan and the risks inherent in each plan’s design and implementation. We use incentive compensation plans as part of the total reward package for a significant number of employees, as well as our executive officers. In this section, we describe some of our policies regarding use and management of incentive compensation plans, and how we manage risks arising from the use of incentive compensation.

How We Consider Risk When Structuring Incentive Compensation Programs

•

Our Philosophy. Some risk-taking is an inherent part of operating a business. However, we strive to embed a culture of risk management throughout Comerica. Our compensation programs are designed to encourage management of risk and discourage inappropriate risk-taking by utilizing a diverse portfolio of incentive compensation programs and risk balancing mechanisms for our executives and other senior employees that is expected to reward the desired behavior and results.

•

Our Programs. To appropriately allocate risk, we use incentives differently, based on job type. For example, our NEOs and senior officers participate in the MIP, which is the vehicle that provided the AEI and LTEI. These are employees with broader, Comerica-wide and/or strategic responsibilities. Accordingly, MIP award funding is based on corporate performance (adjusted EPS and adjusted ROA). Other employees participate in incentive plans designed to support the business objectives of the line of business in which they reside, such as commission plans that are used to create a strong sales culture.

How We Identify Potential Risks Arising from Incentive Compensation

•

Through Board Review. The Committee at least annually reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of Comerica that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of Comerica, including the need to attract, retain and motivate top tier talent. In particular, the Committee focuses on the risks associated with the design of each plan, particularly higher risk incentive plans, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. The risks with regard to employee compensation plans are assessed based on the plan design features and financial impact (i.e., the potential award size) of each plan. Plan design features that could increase risk, if not for the presence of mitigating factors, have been identified as follows: uncapped sales commissions, plans with significant maximum payouts, and plans without a link to corporate performance or business line results. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

•

Through Third-Party Review. In 2014, Comerica’s management engaged Towers Watson, a nationally known consulting firm, to assist Comerica with its risk assessment of non-executive employee compensation plans. The assessment was intended to help Comerica identify attributes of our incentive plans which may incent excessive risk or governance and control procedures which may need to be strengthened around incentive administration. A detailed review was conducted in 2014 for 2015 plan design, and Towers Watson’s report (which was reviewed and approved by Comerica’s risk management leadership) indicated that none of our 2015 plans appeared to be structured in a manner that would encourage behavior that might lead an eligible participant to take excessive business risks.

How We Manage Potential Risks Arising from Incentive Compensation

•

By using internal controls to mitigate business risk. Internal controls include the following: a clear separation of operation and production/origination roles; having employees in different roles work in concert with one another so that one individual cannot take risky actions independently, and a robust internal audit process to provide oversight.

•

By identifying “risk-taking” employees throughout the organization. Using the principles articulated in the Federal Reserve’s Guidance on Sound Incentive Compensation Policies, Comerica created a systematic methodology to review our entire population based on their job function and specifically considered the inherent risk associated with each position to identify our risk-taking employees. Clear identification of the “risk takers” allows Comerica to ensure their compensation arrangements do not encourage excessive risk-taking.

•

By using risk balancing mechanisms when developing incentive plans and allocating awards. Several different types of risk balancing mechanisms are employed when designing our incentive compensation plans. The type of mechanism is tailored to the tail risk associated with the objectives of the incentive plan. Some examples of these mechanisms include: clawbacks, performance vesting of compensation, payment deferrals, multi-year performance periods, discretionary judgments, holdbacks and cancelation provisions at the individual and plan level. Overall incentive plan funding calculations are based on business results. The allocation of the resulting incentive pools to specific executives, on the other hand, is based on each such executive’s individual performance, pursuant to manager recommendations made in accordance with our Discretion Policy. The Discretion Policy was adopted in 2012 and outlines consistent, methodical and transparent guidelines that incorporate the evaluation of risk behaviors for the use of discretion in determining awards for risk-taking employees.

•

By maintaining a strong governance process to manage employee compensation plans. We have a Business Unit Incentive Oversight Committee (“BUIOC”) comprised of executives who, each year, review and approve incentive plans. The BUIOC was established by the Committee. Members of the BUIOC are prohibited from voting on a proposed plan if they oversee groups impacted by that plan. In 2013, the Committee approved the creation of a second oversight group, the Incentive Discretion Committee (“IDC”). The IDC is responsible for reviewing incentive awards and/or award components for risk-taking employees that are based on management discretion. The IDC retains the final authority to revise proposed incentive compensation awards to help ensure appropriate risk balance is achieved; however, it does not have such authority over incentive awards for the NEOs and certain other senior corporate executives, since their awards are directly reviewed and approved by the Committee. In addition, in 2014 a key risk leader working group was established to identify risks throughout the organization which could have an impact on incentives. Items identified by this group are shared with the CEO, the IDC and the Committee as appropriate to consider when reviewing recommend incentive awards. This helps to ensure we are evaluating compensation on a comprehensive basis and in the context of risk outcomes and behaviors.

•

By subjecting incentive compensation to a recoupment (clawback) policy and forfeiture provisions. The recoupment policy was implemented in 2010 and is explained more fully on page 67. The forfeiture provisions were implemented in 2014 and are explained more fully on page 63.

•

By using performance measures that include or adjust for risk. Under the MIP, we use performance metrics that are closely correlated to shareholder return. These implicitly include an important risk focus. Under other incentive plans, we incorporate risk adjustment tools (such as profitability measures, risk ratings, probability of default, etc.), in addition to performance against strategic goals in determining award amounts. All plans allow for the cancelation or reduction of funding for unforeseen events that impact the business line’s or Comerica’s results, notwithstanding positive formulaic results to the contrary.

Based on the factors identified above, we have determined that risks arising from Comerica’s employee compensation plans are not reasonably likely to have a material adverse effect on Comerica. Further, it is both the Committee’s and management’s intent to continue to review our plans and procedures going forward by monitoring regulations and best practices with regard to sound incentive compensation.

GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE REPORT

The Governance, Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in Comerica’s proxy statement.

The Governance, Compensation and Nominating Committee

Richard G. Lindner, Chairman

Roger A. Cregg

Jacqueline P. Kane

Alfred A. Piergallini

February 23, 2016

Compensation Tables

The following table summarizes the compensation of our NEOs: the Chief Executive Officer of Comerica, the Chief Financial Officer of Comerica, and the three other most highly compensated executive officers of Comerica who were serving at the end of the fiscal year ended December 31, 2015.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Ralph W. Babb, Jr.	2015	1,289,327	0	3,193,445	356,208	1,239,700	770,739	10,600	6,860,019
Chairman of the Board	2014	1,261,154	0	3,175,039	368,070	1,720,400	4,776,863	10,400	11,311,926
and Chief Executive Officer, Comerica Incorporated and Comerica Bank	2013	1,236,154	0	3,166,123	314,729	1,736,000	0	10,200	6,463,206
Karen L. Parkhill	2015	631,923	0	731,832	81,658	523,873	0	23,850	1,993,136
Vice Chairman and Chief	2014	618,154	0	727,581	84,346	551,180	0	23,400	2,004,661
Financial Officer, Comerica Incorporated and Comerica Bank	2013	606,000	0	506,850	49,885	599,745	0	22,950	1,785,430
Curtis C. Farmer	2015	687,708	0	1,031,796	81,658	586,516	0	26,500	2,414,178
President,	2014	625,692	0	727,581	84,346	601,021	0	23,400	2,062,040
Comerica Incorporated and Comerica Bank	2013	611,000	0	506,850	49,885	642,424	0	22,950	1,833,109
Jon W. Bilstrom	2015	577,904	0	503,043	56,098	361,179	5,691	10,600	1,514,515
Executive Vice President,	2014	565,308	0	490,326	56,843	471,744	514,127	10,400	2,108,748
Comerica Incorporated and Comerica Bank	2013	554,154	0	439,270	45,350	481,079	67,315	10,200	1,597,368
David E. Duprey	2015	545,289	0	474,469	52,931	340,795	87,957	15,613	1,517,054
Executive Vice President and General Auditor, Comerica Incorporated and Comerica Bank

Footnotes:

(a)

Current position held by the NEO as of March 16, 2016. At December 31, 2015, Mr. Bilstrom also held the position of Executive Vice President, Governance, Regulatory Relations and Legal Affairs and Corporate Secretary.

(1)	The reported base salary is slightly higher than each NEO’s annual salary as there was one additional pay period in 2015 (27 instead of the usual 26).

(2)

Represents the aggregate grant date fair value of stock awards granted to each of the NEOs in accordance with Accounting Standards Codification (ASC) 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2015. See the “2015 Grants of Plan-Based Awards” table below for information on awards made in 2015.

The values of the SELTPP units at the grant date assuming that the highest level of performance conditions is achieved are: Mr. Babb, $3,980,163; Ms. Parkhill, $912,069; Mr. Farmer, $912,069, Mr. Bilstrom, $626,969; and Mr. Duprey, $591,410.

(3)

Represents the aggregate grant date fair value of stock options granted to the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial lattice valuation. See the “2015 Grants of Plan-Based Awards” table below for information on awards made in 2015. The binomial value assigned to an option as of each grant date is as follows:

Option Value
2013	$ 9.07
2014	$ 13.21
2015	$ 11.31

For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	Represent incentive awards, if any, under Comerica’s MIP based on Comerica’s performance for the relevant one-year and three-year performance periods.

(5)

Represents the aggregate change in the actuarial present value of the individual’s accumulated benefit under the pension plan and SERP. In 2013, for Mr. Babb, this number was $(133,141). Pursuant to SEC rules, because the change was negative, the table reflects a change of “0.” The primary reason for the reduction in the actuarial present value was an increase in long-term discount rates. The 2014 value increased primarily due to a decrease in long-term discount rates of 89 basis points and updated 2014 mortality rates (RP-2000 Combined Healthy Mortality Table). The years of service credited to Mr. Babb under the SERP include the additional years of service that Comerica agreed to provide Mr. Babb upon commencing his employment with Comerica. For additional explanation on this matter, see “Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.” on page 66. Since Ms. Parkhill and Mr. Farmer were hired after January 1, 2007, they are not eligible to participate in the qualified pension plan or the SERP. See “Pension Benefits at Fiscal Year-End 2015” for more information.

Comerica has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the column.

(6)	2015 amounts for each of the NEOs include a matching contribution under Comerica’s 401(k) savings plan and/or Retirement Account Plan, and ESPP program as follows:

NEO	401(k) Match	Retirement Account Plan	ESPP Match
Ralph W. Babb, Jr.	$10,600	N/A	--
Karen L. Parkhill	$10,600	$13,250	--
Curtis C. Farmer	$10,600	$15,900	--
Jon W. Bilstrom	$10,600	N/A	--
David E. Duprey	$10,600	N/A	$5,013

For Mr. Duprey, ESPP match reflects the amount paid in 2015. Because of a timing disconnect between when the ESPP match is made versus when it is reported as paid, in some years the match amount paid may appear to exceed the $5,000 cap.

The following table provides information on grants of awards to NEOs in the fiscal year ended December 31, 2015 under Comerica’s plans, as well as potential payouts for each of the NEOs under the AEI for the 2015 annual performance period and the LTEI for the three-year performance period covering 2013-2015. For more information on our AEI plan, see the “Short-Term Incentive (AEI)” section of the “Compensation Discussion and Analysis” and for our LTEI and equity compensation plan, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

2015 GRANTS OF PLAN-BASED AWARDS

	Award Type	Date Award Approved	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(5)		All Other Option Awards: Number of Securities Underlying Options(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards(8)
				Threshold ($)	Target ($)	Maximum(2) ($)	Threshold (#)	Target (#)	Maximum(4) (#)
Ralph W. Babb, Jr.	Cash Incentive			0	2,150,500	4,301,000
	SELTPP Units	1/27/2015	1/27/2015				0	63,800	95,700					2,653,442
	Restricted Stock	1/27/2015	1/27/2015							12,760				540,003
	Options	1/27/2015	1/27/2015									31,495	42.32	356,208
Karen L. Parkhill	Cash Incentive			0	806,000	1,612,000
	SELTPP Units	1/27/2015	1/27/2015				0	14,620	21,930					608,046
	Restricted Stock	1/27/2015	1/27/2015							2,925				123,786
	Options	1/27/2015	1/27/2015									7,220	42.32	81,658
Curtis C. Farmer	Cash Incentive			0	964,445	1,928,889
	SELTPP Units	1/27/2015	1/27/2015				0	14,620	21,930					608,046
	Restricted Stock	1/27/2015 4/28/2015	1/27/2015 4/28/2015							2,925 6,455	(9)			123,786 299,964
	Options	1/27/2015	1/27/2015									7,220	42.32	81,658
Jon W. Bilstrom	Cash Incentive			0	552,825	1,105,650
	SELTPP Units	1/27/2015	1/27/2015				0	10,050	15,075					417,980
	Restricted Stock	1/27/2015	1/27/2015							2,010				85,063
	Options	1/27/2015	1/27/2015									4,960	42.32	56,098
David E. Duprey	Cash Incentive			0	521,625	1,043,250
	SELTPP Units	1/27/2015	1/27/2015				0	9,480	14,220					394,273
	Restricted Stock	1/27/2015	1/27/2015							1,895				80,196
	Options	1/27/2015	1/27/2015									4,680	42.32	52,931

Footnotes:

(1)

Reflects the potential payments for each of the NEOs under the AEI and the LTEI for the annual performance period covering 2015 and the three-year performance period covering 2013-2015. Because there is the possibility of no incentive funding if Comerica does not meet its performance objectives, the threshold is deemed to be zero. Incentives earned under the AEI and the LTEI for the one-year and three-year performance periods in 2015 and 2013-2015 are shown in the Non-Equity Incentive Compensation Plan column of the 2015 Summary Compensation Table.

(2)

As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the MIP represents the maximum amount that could be funded for each NEO based upon the achievement of the performance criteria, the NEO’s officer level and the NEO’s base salary.

(3)

SELTPP units were granted to NEOs in January 2015 The SELTPP units vest on 12/31/17, the end of the three-year performance period, with distribution occurring once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for 3 year average adjusted ROCE with a downward modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution with the same performance factor applied.

(4)

As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the SELTPP represents the maximum number of shares that could be earned by each NEO based upon surpassing performance metrics.

(5)

Except as noted, reflects the number of restricted shares granted to NEOs in January 2015. Unless an award is forfeited prior to vesting, RSAs vest 50% on the third anniversary of the grant date and vest 25% on each of the fourth and fifth anniversaries of the grant date. Refer to the “Equity Incentives” portion of the “Compensation Discussion and Analysis” section above for more information on RSAs.

(6)	Reflects the number of stock options granted to the NEOs in January 2015. Option awards generally have a 10-year term and become exercisable annually in 25% increments.

(7)	The closing price of Comerica common stock per share on January 27, 2015.

(8)

Represents the fair value (at grant date) of stock options, RSAs and SELTPP units granted to applicable NEOs in 2015. The SELTPP units are calculated by a third party accounting firm using the fair value (at grant date) less a 1.73% adjustment for market condition resulting in an assigned fair value of $41.59. The RSA value is calculated by using the closing stock price on the date of grant. The stock option grant value is based on a binomial lattice valuation. The binomial value assigned to the option grant in January 2015 was $11.31.

(9)

The shares of restricted stock vest in increments of 50% in year 3 and 25% in years 4 and 5. Vesting dates for these shares are 4/28/2018, 4/28/2019 and 4/28/2020. The grant was made in recognition of Mr. Farmer’s promotion to President, Comerica Incorporated and Comerica Bank.

The following table provides information on stock option, RSA, SELTPP unit, PRSU (last granted in 2013) and restricted stock unit grants awarded under the Long-Term Incentive Plan for each NEO that were outstanding as of the end of the fiscal year ended December 31, 2015. The market value of the stock awards is based on the closing market price of Comerica common stock on December 31, 2015 of $41.83 per share. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Ralph W. Babb, Jr.	0	31,495(1)	42.32	1/27/2025	12,760(5)	533,751	63,800(12)	2,668,754(12)
	6,965	20,898(2)	49.51	1/21/2024	10,906(6)	456,198	54,534(13)	2,281,157(13)
	17,350	17,350(3)	33.79	1/22/2023	93,300(7)	3,902,739	93,700(14)	3,919,471(14)
	91,050	30,350(4)	29.60	1/24/2022	54,400(8)	2,275,552
	115,300	0	39.10	1/25/2021
	61,500	0	39.16	7/27/2020
	83,600	0	17.32	1/27/2019
	100,000	0	37.45	1/22/2018
	100,000	0	58.98	1/23/2017
	100,000	0	56.47	2/15/2016
Karen L. Parkhill	0	7,220(1)	42.32	1/27/2025	2,925(5)	122,353	14,620(12)	611,555(12)
	1,596	4,789(2)	49.51	1/21/2024	2,499(6)	104,533	12,497(13)	522,750(13)
	2,750	2,750(3)	33.79	1/22/2023	16,000(7)	669,280	15,000(14)	627,450(14)
	15,750	5,250(4)	29.60	1/24/2022	10,000(9)	418,300
	60,000	0	25.59	8/31/2021	12,254(10)	512,590
Curtis C. Farmer	0	7,220(1)	42.32	1/27/2025	6,455(11)	270,013	14,620(12)	611,555(12)
	1,596	4,789(2)	49.51	1/21/2024	2,925(5)	122,353	12,497(13)	522,750(13)
	2,750	2,750(3)	33.79	1/22/2023	2,499(6)	104,533	15,000(14)	627,450(14)
	10,500	5,250(4)	29.60	1/24/2022	16,800(7)	702,744
	22,000	0	39.10	1/25/2021	10,500(8)	439,215
	21,000	0	39.16	7/27/2020
Jon W. Bilstrom	0	4,960(1)	42.32	1/27/2025	2,010(5)	84,078	10,050(12)	420,392(12)
	1,075	3,228(2)	49.51	1/21/2024	1,684(6)	70,442	8,422(13)	352,292(13)
	2,500	2,500(3)	33.79	1/22/2023	14,500(7)	606,535	13,000(14)	543,790(14)
	14,250	4,750(4)	29.60	1/24/2022	9,500(8)	397,385
	20,000	0	39.10	1/25/2021
	18,500	0	39.16	7/27/2020
	20,300	0	17.32	1/27/2019
	25,000	0	58.98	1/23/2017
	25,000	0	56.47	2/15/2016
David E. Duprey	0	4,680(1)	42.32	1/27/2025	1,895(5)	79,268	9,480(12)	396,548(12)
	1,013	3,042(2)	49.51	1/21/2024	1,587(6)	66,384	7,937(13)	332,005(13)
	2,250	2,250(3)	33.79	1/22/2023	13,500(7)	564,705	12,500(14)	522,875(14)
	13,125	4,375(4)	29.60	1/24/2022	9,000(8)	376,470
	18,500	0	39.10	1/25/2021
	18,500	0	39.16	7/27/2020
	18,800	0	58.98	1/23/2017
	10,000	0	57.97	3/31/2016

Footnotes:

(1)	Options vest annually in 25% increments with remaining vesting dates of 1/27/2016, 1/27/2017, 1/27/2018 and 1/27/2019.

(2)	Options vest annually in 25% increments with remaining vesting dates of 1/21/2016, 1/21/2017 and 1/21/2018.

(3)	Options vest annually in 25% increments with remaining vesting dates of 1/22/2016 and 1/22/2017.

(4)	Options vest annually in 25% increments with remaining vesting date of 1/24/2016.

(5)

The shares of restricted stock vest in increments of 50% in year 3 and 25% in years 4 and 5. Vesting dates for these shares are 1/27/2018, 1/27/2019 and 1/27/2020. Dividends are paid out in cash over the vesting period.

(6)

The shares of restricted stock vest in increments of 50% in year 3 and 25% in years 4 and 5. Vesting dates for these shares are 1/21/2017, 1/21/2018 and 1/21/2019. Dividends are paid out in cash over the vesting period.

(7)	The shares of restricted stock vest on 1/24/2017. Dividends are paid out in cash over the vesting period.

(8)	The shares of restricted stock vest on 1/25/2016. Dividends are paid out in cash over the vesting period.

(9)	The shares of restricted stock vest on 8/31/2016. Dividends are paid out in cash over the vesting period.

(10)

The restricted stock units vest and will be settled in shares on 8/31/2016. As an incentive to join Comerica, Ms. Parkhill was granted 34,200 restricted stock units which vest in thirds in years 3, 4 and 5 from the date of grant. Dividend equivalents accumulate over the vesting period.

(11)

The shares of restricted stock vest in increments of 50% in year 3 and 25% in years 4 and 5. Vesting dates for these shares are 4/28/2018, 4/28/2019 and 4/28/2020. The grant was made in recognition of Mr. Farmer’s promotion to President, Comerica Incorporated and Comerica Bank. Dividends are paid out in cash over the vesting period.

(12)

The SELTPP units vest on 12/31/17, the end of the three-year performance period, with distribution occurring once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for 3 year average adjusted ROCE with a modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution with the same performance factor applied.

(13)

The SELTPP units vest on 12/31/16, the end of the three-year performance period, with distribution occurring once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for 3 year average adjusted ROCE with a modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividends equivalents accumulate throughout the vesting period and are paid out at distribution with the same performance factor applied.

(14)

The PRSUs vested on 12/31/15, the end of a three-year performance period, subject to the fulfillment of the performance condition. If, during any year in such performance period, Comerica fell below the Tier 1 Capital Threshold defined by the Federal Reserve for well-capitalized banks, 15% of the PRSU target award would have been forfeited. As of 12/31/15, the maximum possible reduction was 15% of the target award; however, the final performance condition was satisfied and certified by the Committee in February 2016. The PRSUs are settled in stock, with accrued dividend equivalents paid out annually in cash.

The following table provides information concerning the exercise of stock options and the vesting of RSAs during the fiscal year ended December 31, 2015 for each of the NEOs. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph W. Babb, Jr.(1)	0	0	31,500	1,468,845
Karen L. Parkhill(2)	0	0	12,467(2)	-
Curtis C. Farmer(3)	0	0	10,500	489,615
Jon W. Bilstrom(4)	0	0	9,500	442,985
David E. Duprey(4)	0	0	9,500	442,985

Footnotes:

(1)	Upon the lapse of restrictions, 31,500 restricted shares vested with a closing market price of $46.63 on July 27, 2015.

(2)

As an incentive to join Comerica, Ms. Parkhill was awarded 34,200 restricted stock units on August 31, 2011, which vest in thirds in years 3, 4 and 5 from the date of grant and include dividend equivalents. The first tranche of 11,987 units vested on August 29, 2014, which includes accumulated dividend equivalents with a fair market value on that date of $603,426. Additional dividend equivalents accumulated and vested on October 1, 2014, with a fair market value on that date of $2,397. The second tranche of 12,190 units vested on August 31, 2015, which includes accumulated dividend equivalents, with a fair market value on that date of $536,360. Additional dividend equivalents related to the first tranche accumulated and immediately vested on January 1, April 1, July 1 and October 1, 2015, with an aggregate fair market value of $9,932. Dividend equivalents related to the second tranche accumulated and immediately vested on October 1, 2015, with a fair market value on that date of $2,545. The award will be settled in shares on August 31, 2016. For additional grant details, see footnote 10 to the Outstanding Equity Awards at Fiscal Year-End 2015 table on page 76.

(3)	Upon the lapse of restrictions, 10,500 restricted shares vested with a closing market price of $46.63 on July 27, 2015.

(4)	Upon the lapse of restrictions, 9,500 restricted shares vested with a closing market price of $46.63 on July 27, 2015.

The following table gives information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement, including, without limitation, tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans. In the table below, the Comerica Incorporated Retirement Plan is referred to as the “Pension Plan”, and the supplemental executive retirement plan, or Benefit Equalization Plan, is referred to as the “SERP”. Since Ms. Parkhill and Mr. Farmer were hired after January 1, 2007, they are not eligible to participate in the Pension Plan or the SERP. For more information, see the “Retirement Benefits” section of the “Compensation Discussion and Analysis.”

PENSION BENEFITS AT FISCAL YEAR-END 2015(1)

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	Pension Plan	19.58	2,774,514	0
Ralph W. Babb, Jr.	SERP	37.58	21,333,729	0

	Total Pension Value		24,108,243	0
	Pension Plan	11.92	1,628,944	0
Jon W. Bilstrom	SERP	11.92	611,050	0

	Total Pension Value		2,239,994	0
	Pension Plan	8.75	870,858	0
David E. Duprey	SERP	8.75	424,689	0

	Total Pension Value		1,295,547	0

Footnotes:

(1)

This table shows the actuarial present value of accumulated benefits payable to the applicable NEOs, based on the final average monthly compensation and the number of years of service credited at December 31, 2015. The actuarial assumptions used to determine the present values are consistent with those used in Comerica’s financial statements, except that, as required by SEC regulations, the assumed retirement age is the normal Pension Plan retirement age of 65 or the executive’s current age, if later. For these purposes, the actuarial assumptions under both plans include a discount rate of 4.82%; post-retirement mortality projections from the RP-2006 Mortality Table for males and females with a 3.6% adjustment, with generational projection from 2006 using sex-distinct Scale MP-2015 converging to a 0.75% long-term rate in 2029; no assumed pre-retirement mortality; and that payments are projected to commence at the greater of participant age 65 and current age for active participants in the form of a single life annuity.

(2)

The years of service credited to Mr. Babb under the SERP include 18 years of benefit service that Comerica contractually agreed to provide Mr. Babb at the time he was hired to equalize the effect of his departure from his previous employer. For additional explanation on this matter, see “Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.” on page 66. Using the same actuarial assumptions as set forth in footnote 1, the years of service are valued at $10,913,968 of his total SERP benefit.

At December 31, 2015, Mr. Babb had 37.58 years of benefit service in the SERP. However, benefits payable at early or normal retirement under the Pension Plan and the SERP are limited to a 35-year service cap. The cap for benefits payable at a late retirement (after age 65) is described below.

The Pension Plan is a tax-qualified defined benefit pension plan and a consolidation of the former Manufacturers National Corporation Pension Plan, the Comerica Incorporated Retirement Plan and pension plans of other companies acquired by Comerica. The Pension Plan, in general, was closed to new hires on and after January 1, 2007. Participation in the Pension Plan was redefined in 2011 to include those individuals who are actively accruing benefits in the Pension Plan as of December 22, 2011, which had the effect of eliminating the reentrance of individuals into the Pension Plan. Participants on December 22, 2011 who subsequently terminate employment and are rehired may not reenter the Pension Plan. As of December 23, 2011, new hires and rehires may become eligible to participant in the Retirement Account Plan.

The Pension Plan provides the following types of benefits:

•

Early retirement. Early retirement age under the Pension Plan is 55. A participant with 10 years of service may retire at early retirement age, or thereafter, and receive payment of his or her accrued benefit, reduced by an early retirement reduction factor for commencement prior to normal retirement age. As of December 31, 2015, none of the NEOs were eligible for early retirement.

•	Normal retirement. Normal retirement age under the Pension Plan is 65. As of December 31, 2015, none of the NEOs were eligible for normal retirement.

•

Late Retirement. Retirement after age 65, the normal retirement date, is a late retirement under the Pension Plan. A participant who retires under the late retirement provision will receive a benefit equal to the greater of a) a benefit calculated using final average pay and service (capped at 35 years) as of the late retirement date or b) a benefit, calculated using final average pay and service (capped at 35 years) as of the normal retirement date, actuarially increased to the late retirement date. As of December 31, 2015, Mr. Babb and Mr. Bilstrom were eligible for late retirement.

•

Vested separated retirement. After five years of service with Comerica, an eligible employee is vested in the Pension Plan. Such an employee receives a vested separated retirement benefit at the time of voluntary termination even if such employee is not eligible for retirement, reduced by a vested separated retirement factor for commencement prior to normal retirement age. As of December 31, 2015, Mr. Duprey was eligible for a vested separated retirement benefit.

•

Disability. After attainment of age 50 and fifteen years of service with Comerica, an eligible employee would receive a benefit in the event of total disability. As of December 31, 2015, Mr. Babb had satisfied the service requirements for disability benefits.

•

Death. If an eligible employee who has earned a vested accrued benefit dies prior to electing an optional form of benefit, the eligible employee’s surviving spouse, if any, would receive the same benefit that would be payable if the eligible employee had separated from service on the date of death and elected an immediate joint and 50% survivor annuity as of the date of death or at the earliest retirement age, if later. An eligible employee who is at least age 50 and has earned a vested accrued benefit may elect an enhanced death benefit that would pay a benefit assuming the eligible employee separated from service on the date of death and elected an immediate joint and 100% survivor annuity. Of the NEOs, Mr. Babb and Mr. Bilstrom have elected an enhanced death benefit.

A participant may not receive multiple levels of benefits under the Pension Plan.

A participant who retires under the Pension Plan receives a pension comprised of two parts. The first part is the pension based on the service the participant accrued under one of the aforementioned plans on the day prior to the January 1, 1994 merger of those plans into the Pension Plan. The second part is the sum of (i) nine-tenths of one percent times the participant’s final average monthly compensation, times the participant’s years of benefit service since January 1, 1994 (total service not to exceed 35); plus (ii) seven tenths of one percent times the participant’s final average monthly compensation in excess of the participant’s covered compensation (the average of the taxable wage bases in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains Social Security Retirement Age), times the participant’s years of benefit service since January 1, 1994 (total service not exceeding 30).

Final average monthly compensation is a participant’s aggregate monthly compensation for the 60 consecutive calendar months that fall within the 120 calendar months preceding the participant’s retirement or separation from service prior to retirement, which results in the highest aggregate monthly compensation, divided by 60. Compensation under the Pension Plan is defined as wages, salary (including salary awarded in the form of phantom salary stock units) and any other amounts received for personal service actually rendered in the course of the employee’s employment with the employer, to the extent such amounts are includible in gross income, plus incentives earned under the management incentive program, inclusive of awards earned under the MIP that the Committee determines will be paid under Comerica’s Long-Term Incentive Plan in lieu of a cash incentive.

The Pension Plan also provides a benefit feature intended to help retiring employees purchase additional health care insurance. This is a level benefit to all employees that is not based on compensation but is based on “points”. “Points” are the participant’s age plus service at termination or retirement not exceeding 100 points. This benefit provides $1.50 per “point” payable monthly commencing on the participant’s normal retirement date. Participants eligible to retire early under the Pension Plan who have also attained age 60 with 10 years of service or who have accumulated 80 points on or after age 55, are entitled to a benefit equal to $3.00 per point payable monthly commencing on their early retirement date and ending on their normal retirement date. For example, a participant retiring at age 60 and with 20 years of service would receive a monthly payment of $240 until his or her normal retirement date and a monthly benefit of $120 thereafter. Those vested employees not meeting the age 60 and 10 years of service or 80 point criteria would receive a flat $1.50 per point monthly benefit commencing on his or her normal retirement date.

In past years, there was some flexibility provided in the IRS regulations to include an additional benefit in the Pension Plan that would otherwise be payable from the SERP. Accordingly, certain participants in the Pension Plan are entitled to receive an annual benefit that is the greater of (a) their normal retirement benefit calculated regularly, and (b) their normal retirement benefit calculated applying the 2015 compensation limit for earnings after 2015, but adding a stated additional amount. The NEOs who were eligible for the additional benefit under the Pension Plan at December 31, 2015 are: Mr. Babb, with an additional annual benefit of $147,485; Mr. Bilstrom, with an additional annual benefit of $106,699; and Mr. Duprey, with an additional annual benefit of $64,281. The 2015 limit under the Internal Revenue Code on the maximum annual pension that any participant, including any NEO, may receive under a tax-qualified defined benefit plan is $210,000. The maximum annual compensation of any participant that Comerica can consider in computing a pension under a qualified plan is $265,000.

A participant who is unmarried at the time of retirement generally receives a pension in the form of a single life annuity, the annual amount of which is listed in the “Pension Benefits at Fiscal Year-End 2015” table above. A participant who is married at the time of retirement generally receives a pension in the form of a joint and 50% survivor annuity, the amount of which is actuarially equivalent to the single life annuity.

The amounts set forth in the table above are not subject to deduction for Social Security or other offset amounts. The pension benefit formula under each of these plans is designed so that the pension benefits payable are integrated with the Social Security taxable wage base.

In addition to the Pension Plan, Comerica maintains the SERP, which is a consolidation of the nonqualified retirement plans previously maintained by Comerica and Manufacturers National Corporation. The SERP makes up the portion of the retirement benefits lost by participants in the Pension Plan due to limits under the Internal Revenue Code on tax-qualified retirement plans that cap annual compensation which can be taken into account in determining pension benefits, cap the annual benefit that can be paid to any participant and set restrictions when a plan is top-heavy. The SERP includes the amount of certain deferrals that are not included within the compensation definition in the Pension Plan. The SERP benefits are calculated in the form of a 100% joint and survivor annuity if a participant is married and in the form of a life annuity if a participant is not married when payments commence.

The SERP also provides the supplemental pension to Mr. Babb that is described in the May 29, 1998 Supplemental Pension and Retiree Medical Agreement between Comerica and Mr. Babb, referenced on page 66 under “Employment Contracts and Severance or Change of Control Agreements” of the “Compensation Discussion and Analysis” portion of the proxy statement, which serves to equalize the effect that the departure from his prior employer had on Mr. Babb’s pension.

The following table provides information on the nonqualified deferred compensation of the NEOs with respect to the fiscal year ended December 31, 2015. The plans under which these deferrals were made are described in the section entitled “Employee Deferred Compensation Plans” below.

2015 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Ralph W. Babb, Jr.	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	(172,603)	0	1,726,598

	Total Deferred Compensation Balance	0	0	(172,603)	0	1,726,598
Karen L. Parkhill	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
Curtis C. Farmer	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
Jon W. Bilstrom	Deferred Compensation Plan	0	0	5,285	0	223,809
	Common Stock Deferred Incentive Award Plan	0	0	(22,807)	0	228,145

	Total Deferred Compensation Balance	0	0	(17,522)	0	451,954
David E. Duprey	Deferred Compensation Plan	0	0	2,756	0	567,618
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	2,756	0	567,618

Footnotes:

(1)	Amounts represent compensation deferred in the 2015 fiscal year. Any such amounts would be included in the 2015 Summary Compensation Table.

(2)

Amounts represent the total compensation deferred by each NEO, together with earnings net of any losses attributed to each of them in accordance with their investment elections in the hypothetical investments offered. The deferral contributions made in years prior to 2015 represent base salary or incentives earned under the MIP. Those amounts were included in the Summary Compensation Table in prior years with respect to the NEOs at those times.

Employee Deferred Compensation Plans. Comerica maintains two deferred compensation plans for eligible employees of Comerica and its subsidiaries: the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”) and the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (the “Employee Investment Fund Deferral Plan”). Under the Employee Common Stock Deferral Plan, eligible employees may defer up to 100% of their incentive awards into units that are functionally equivalent to shares of Comerica common stock. Dividend payments are converted to an equivalent unit value and credited to the employee’s account. Generally, the deferred compensation under the Employee Common Stock Deferral Plan is payable in shares of Comerica common stock following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in shares of Comerica common stock in a single lump sum distribution within ninety days.

Similarly, under the Employee Investment Fund Deferral Plan, eligible employees may defer a portion of their compensation, including up to 60% of salary, and up to 100% of bonus and incentive awards, into units that are functionally equivalent to shares of broad-based mutual funds offered under the Employee Investment Fund Deferral Plan. These investments are similar to those offered under Comerica’s Preferred Savings (401(k)) Plan. As of 1999, Comerica common stock was no longer an investment choice under the Employee Investment Fund Deferral Plan. Any dividend payments are converted to an equivalent unit value and credited to the employee’s account. Generally, the deferred compensation under the Employee Investment Fund Deferral Plan is payable in cash following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in cash in a single lump sum distribution within ninety days.

Additionally, upon Comerica’s acquisition of Sterling, Comerica assumed the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated). None of the NEOs participate in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT FISCAL YEAR-END 2015

Ralph W. Babb, Jr.

Benefits and Payments Upon Separation	Retirement (1)	For Cause Termination	Change of Control Termination(2)		Disability		Death
Cash Compensation
Base salary/severance	—	—	$10,156,456			—	—
MIP	$1,239,700(3)	—	$4,301,000			$1,239,700	$1,239,700
Equity Compensation
Stock Options	—(4)	—	$510,675	(5)		—(6)	—(6)
Restricted Stock	$7,168,240(7)	—	$7,168,240	(5)		$7,168,240	$7,168,240
PRSUs	—(8)	—	$3,919,471	(5)		—(9)	$3,919,471
SELTPP Units	—(8)	—	$4,949,911	(5)	$		$4,949,911
Benefits & Other Payments(10)
Pension Plan/SERP(11)	—	—	$11,711,536	(12)		—	—
Retirement Account Plan(13)	N/A	N/A	N/A			N/A	N/A
Life Insurance(14)	—	—	$189,224			$2,840	$822,900
Medical Insurance Premiums(15)	$713,529	$713,529	$713,529			$713,529	$380,908
Outplacement Assistance	—	—	$8,019	(16)		—	—
Tax Assistance	—	—	$7,211,241			—	—
Total	$9,121,469	$713,529	$50,839,302			$9,124,309	$18,481,130

(1)

As Mr. Babb is eligible for retirement (at least 65 years of age), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Babb would have retired if he had terminated as of December 31, 2015.

(2)	Please see “Change of Control Agreements” on pages 65-66 for a description of Mr. Babb’s change of control agreement; assumes both change of control and termination occur on December 31, 2015.

(3)

If Mr. Babb had retired on December 31, 2015, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2016 with respect to the one-year and three-year performance periods ended December 31, 2015, in accordance with the terms of the MIP.

(4)

If Mr. Babb had retired on December 31, 2015, no acceleration of stock options would have occurred pursuant to the applicable award agreements; however, options not granted in the calendar year of retirement would have continued to vest on the terms in effect prior to retirement, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options that would have continued to vest was $510,675 at December 31, 2015.

(5)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2015.

(6)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(7)

Assumes that all unvested restricted stock was accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s restricted stock upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(8)

If Mr. Babb had retired on December 31, 2015, no acceleration of PRSUs or SELTPP units would have occurred; however, the awards would have continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that would have continued to vest was $8,869,382 at December 31, 2015.

(9)

As Mr. Babb was eligible for retirement as of December 31, 2015, due to the application of retirement provisions in the applicable award agreements, no acceleration of the PRSUs or SELTPP units upon disability would occur; however, the PRSUs and SELTPP units would have continued to vest on the terms, including the performance conditions, in effect prior to disability. The fair market value of the units that would have continued to vest was $8,869,382 at December 31, 2015.

(10)	Does not include payments of deferred compensation which are reflected in the 2015 Nonqualified Deferred Compensation Table on page 81.

(11)

Mr. Babb is eligible for retirement and for a death and disability benefit under the Comerica Pension Plan and SERP. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits Table at Fiscal Year-End 2015 Table on page 78 and do not represent additional expense to Comerica.

(12)

Includes the present value of an additional change of control benefit under the Comerica Pension Plan and SERP. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the Pension Plan. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 1.76% for the first 5 years, 4.15% for years 5-20 and 5.13% for years after 20. Mortality Table for 2015 as prescribed by IRS Notice 2015-53. Payments are projected to commence on December 31, 2015 in the form of a lump sum.

(13)	Mr. Babb is not eligible to participate in the Retirement Account Plan.

(14)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2015. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2015 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(15)

Includes the present value of Mr. Babb’s retiree medical benefits for him and his spouse, as provided for Mr. Babb in his Supplemental Pension and Retiree Medical Agreement described in the “Employment Contracts and Severance or Change of Control Agreements” section. Key assumptions used to value Mr. Babb’s retiree medical benefits included a discount rate of 4.53%, mortality projections based on the RP-2006 Mortality Table for males and females with a 3.6% adjustment, with generational projection from 2006 using sex-distinct Scale MP-2015 converging to a 0.75% long-term rate in 2029, assumptions of annual per capita costs based on Comerica’s claims experience and assumptions of annual trend rates for future healthcare and prescription drug cost increases of 7% in 2016, grading down to 5% in year 2027 and beyond.

(16)	Assumes Mr. Babb has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Karen L. Parkhill

Benefits and Payments Upon Separation	Voluntary Resignation	Early Retirement (1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$620,000	—	$3,869,466	$—	—
MIP	—	N/A	—	—	$1,612,000	$523,873	$523,873
Equity Compensation
Stock Options	—	N/A	—	—	$86,318(4)	—(5)	—(5)
Restricted Stock/ Restricted Stock Units(6)	—	N/A	—	—	$1,827,056(4)	$1,827,056	$1,827,056
PRSUs	—	N/A	—	—	$627,450(4)	$627,450	$627,450
SELTPP Units	—	N/A	—	—	$1,134,305(4)	$1,134,305	$1,134,305
Benefits & Other Payments
Pension Plan/SERP(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Retirement Account Plan	$51,345	N/A	$51,345	$51,345	$93,745	$51,345	$51,345
Life Insurance(8)	—	N/A	—	—	$40,461	$2,143	$621,000
Medical Insurance Premiums(9)	—	N/A	$3,591	—	$48,732	$34,711	$4,062
Outplacement Assistance	—	N/A	$8,019(10)	—	$8,019(10)	—	—
Tax Assistance	—	N/A	—	—	—	—	—
Total	$51,345	N/A	$682,955	$51,345	$9,347,552	$4,200,883	$4,789,091

(1)	Ms. Parkhill is not eligible for retirement or early retirement under Comerica’s plans.

(2)

Because Ms. Parkhill does not have an employment agreement, she would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive her annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)

Please see “Change of Control Agreements” on pages 65-66 for a description of Ms. Parkhill’s change of control agreement; assumes both change of control and termination occur on December 31, 2015. For “Retirement Account Plan,” $42,400 would be paid outside of the Retirement Account Plan pursuant to Ms. Parkhill’s change of control agreement.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2015.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)	In the event of a voluntary or involuntary not for cause termination, Ms. Parkhill would keep her vested but unsettled RSUs and they would be settled pursuant to the applicable award agreement.

(7)	Since Ms. Parkhill was hired after January 1, 2007, she is not eligible to participate in the qualified pension plan or the SERP.

(8)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2015. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2015 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(9)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2015 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Ms. Parkhill’s 2015 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Ms. Parkhill’s 2015 election to participate in Comerica’s medical plan coverage.

(10)	Assumes Ms. Parkhill has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Curtis C. Farmer

Benefits and Payments Upon Separation	Voluntary Resignation	Early Retirement (1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$700,000	—	$4,649,169	—	—
MIP	—	N/A	—	—	$1,928,889	$586,516	$586,516
Equity Compensation
Stock Options	—	N/A	—	—	$86,318(4)	—(5)	—(5)
Restricted Stock	—	N/A	—	—	$1,638,858(4)	$1,638,858	$1,638,858
PRSUs	—	N/A	—	—	$627,450(4)	$627,450	$627,450
SELTPP Units	—	N/A	—	—	$1,134,305(4)	$1,134,305	$1,134,305
Benefits & Other Payments
Pension Plan/SERP(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Retirement Account Plan	$107,778	N/A	$107,778	$107,778	$155,478	$107,778	$107,778
Life Insurance(7)	—	N/A	—	—	$51,186	$2,419	$701,000
Medical Insurance Premiums(8)	—	N/A	$4,362	—	$58,560	$42,170	$4,881
Outplacement Assistance	—	N/A	$8,019(9)	—	$8,019(9)	—	—
Tax Assistance	—	N/A	—	—	$1,572,245	—	—
Total	$107,778	N/A	$820,159	$107,778	$11,910,477	$4,139,496	$4,800,788

(1)	Mr. Farmer is not eligible for retirement or early retirement under Comerica’s plans.

(2)

Because Mr. Farmer does not have an employment agreement, he would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive his annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)

Please see “Change of Control Agreements” on pages 65-66 for a description of Mr. Farmer’s change of control agreement; assumes both change of control and termination occur on December 31, 2015. For “Retirement Account Plan,” $47,700 would be paid outside of the Retirement Account Plan pursuant to Mr. Farmer’s change of control agreement.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2015.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)	Since Mr. Farmer was hired after January 1, 2007, he is not eligible to participate in the qualified pension plan or the SERP.

(7)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2015. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2015 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(8)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2015 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Farmer’s 2015 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Farmer’s 2015 election to participate in Comerica’s medical plan coverage.

(9)	Assumes Mr. Farmer has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Jon W. Bilstrom

Benefits and Payments Upon Separation	Retirement(1)	For Cause Termination	Change of Control Termination(2)	Disability	Death
Cash Compensation
Base salary/severance	—	—	$3,309,117	—	—
MIP	$361,179(3)	—	$1,105,650	$361,179	$361,179
Equity Compensation
Stock Options	—(4)	—	$78,193(5)	—(6)	—(6)
Restricted Stock	$1,158,440(7)	—	$1,158,440(5)	$1,158,440	$1,158,440
PRSUs	—(8)	—	$543,790(5)	—(9)	$543,790
SELTPP Units	—(8)	—	$772,684(5)	—(9)	$772,684
Benefits & Other Payments(10)
Pension Plan/SERP(11)	—	—	$596,460(12)	N/A	—
Retirement Account Plan(13)	N/A	N/A	N/A	N/A	N/A
Life Insurance(14)	—	—	$84,045	$1,274	$369,200
Medical Insurance Premiums(15)	—	—	$3,335	$—	$276
Outplacement Assistance	—	—	$8,019(16)	—	—
Tax Assistance	—	—	$1,094,103	—	—
Total	$1,519,619	—	$8,753,836	$1,520,893	$3,205,569

(1)

As Mr. Bilstrom is eligible for retirement (at least 65 years of age), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Bilstrom would have retired if he had terminated as of December 31, 2015.

(2)	Please see “Change of Control Agreements” on pages 65-66 for a description of Mr. Bilstrom’s change of control agreement; assumes both change of control and termination occur on December 31, 2015.

(3)

If Mr. Bilstrom had retired on December 31, 2015, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2016 with respect to the one-year and three-year performance periods ended December 31, 2015, in accordance with the terms of the MIP.

(4)

If Mr. Bilstrom had retired on December 31, 2015, no acceleration of stock options would have occurred pursuant to the applicable award agreements; however, options not granted in the calendar year of retirement would have continued to vest on the terms in effect prior to retirement, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options that would have continued to vest was $78,193 at December 31, 2015.

(5)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2015.

(6)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(7)

Assumes that all unvested restricted stock was accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s restricted stock upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(8)

If Mr. Bilstrom had retired on December 31, 2015, no acceleration of PRSUs or SELTPP units would have occurred; however, the awards would have continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that would have continued to vest was $1,316,474 at December 31, 2015.

(9)

As Mr. Bilstrom was eligible for retirement as of December 31, 2015, due to the application of retirement provisions in the applicable award agreements, no acceleration of the PRSUs or SELTPP units upon disability would occur; however, the PRSUs and SELTPP units would have continued to vest on the terms, including the performance conditions, in effect prior to disability. The fair market value of the units that would have continued to vest was $1,316,474 at December 31, 2015.

(10)	Does not include payments of deferred compensation which are reflected in the 2015 Nonqualified Deferred Compensation Table on page 81.

(11)

Mr. Bilstrom is eligible for retirement and for a death benefit under the Comerica Pension Plan and SERP. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits Table at Fiscal Year-End 2015 Table on page 78 and do not represent additional expense to Comerica.

(12)

Includes the present value of an additional change of control benefit under the Comerica Pension Plan and SERP. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the Pension Plan. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 1.76% for the first 5 years, 4.15% for years 5-20 and 5.13% for years after 20. Mortality Table for 2015 as prescribed by IRS Notice 2015-53. Payments are projected to commence on December 31, 2015 in the form of a lump sum.

(13)	Mr. Bilstrom is not eligible to participate in the Retirement Account Plan.

(14)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2015. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2015 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(15)	For “Death,” includes 3 months of COBRA for family members based on Mr. Bilstrom’s 2015 election to participate in Comerica’s medical plan coverage.

(16)	Assumes Mr. Bilstrom has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

David E. Duprey

Benefits and Payments Upon Separation	Voluntary Resignation	Early Retirement (1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$535,000	—	$3,174,735	$—	—
MIP	—	N/A	—	—	$1,043,250	$340,795	$340,795
Equity Compensation
Stock Options	—	N/A	—	—	$71,596(4)	—(5)	—(5)
Restricted Stock	—(6)	N/A	—	—	$1,086,827(4)	$1,086,827	$1,086,827
PRSUs	—	N/A	—	—	$522,875(4)	$522,875	$522,875
SELTPP Units	—	N/A	—	—	$728,553(4)	$728,553	$728,553
Benefits & Other Payments(7)
Pension Plan/SERP(8)	—	N/A	—	—	$1,245,048(9)	N/A	N/A
Retirement Account Plan(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Life Insurance(11)	—	N/A	—	—	$50,684	$1,850	$536,000
Medical Insurance Premiums(12)	—	N/A	$2,742	—	$35,325	$26,500	$2,943
Outplacement Assistance	—	N/A	$8,019(13)	—	$8,019(13)	—	—
Tax Assistance	—	N/A	—	—	$1,304,735	—	—
Total	$—	N/A	$545,761	$—	$9,271,647	$2,707,400	$3,217,993

(1)	As of December 31, 2015, Mr. Duprey was not eligible for retirement or early retirement under Comerica’s plans.

(2)

Because Mr. Duprey does not have an employment agreement, he would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive his annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)	Please see “Change of Control Agreements” on pages 65-66 for a description of Mr. Duprey’s change of control agreement; assumes both change of control and termination occur on December 31, 2015.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2015.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)

Assumes that all unvested restricted stock was not accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s restricted stock upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement. The value of the accelerated restricted stock would be $1,086,827.

(7)	Does not include payments of deferred compensation which are reflected in the 2015 Nonqualified Deferred Compensation Table on page 81.

(8)

Mr. Duprey is eligible for a vested separated benefit under the Comerica Pension Plan and SERP. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits Table at Fiscal Year-End 2015 Table on page 78 and do not represent additional expense to Comerica.

(9)

Includes the present value of an additional change of control benefit under the Comerica Pension Plan and SERP. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the Pension Plan. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 1.76% for the first 5 years, 4.15% for years 5-20 and 5.13% for years after 20. Mortality Table for 2015 as prescribed by IRS Notice 2015-53. Payments are projected to commence on December 31, 2015 in the form of a lump sum.

(10)	Mr. Duprey is not eligible to participate in the Retirement Account Plan.

(11)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2015. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2015 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(12)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2015 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Duprey’s 2015 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Duprey’s 2015 election to participate in Comerica’s medical plan coverage.

(13)	Assumes Mr. Duprey has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2015
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)(2)
Employee Options	11,745,518		$42.96
Employee PRSUs, SELTPP Units and RSUs	785,127		N/A

				9,501,674	(3)
Director RSUs	138,155		N/A	335,447	(3)
Equity compensation plans not approved by security holders(4)				—
Options	47,684		$34.75
Deferred Compensation Plans	301,945		N/A

Total	13,018,429	(5)	$42.92	9,837,121

(1)

Consists of (a) options to acquire shares of common stock, par value $5.00 per share, issued under the Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan (“2006 LTIP”) and the Amended and Restated 1997 Long-Term Incentive Plan; (b) target number of stock-settled performance restricted stock units (“PRSUs”) issued under the 2006 LTIP; (c) target number of stock-settled senior executive long-term performance plan units (“SELTPP Units”) issued under the 2006 LTIP; and (d) restricted stock units (“RSUs”) equivalent to shares of common stock issued under the 2006 LTIP, the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors (the “Old Non-Employee Director Plan”) and the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors (the “2015 Non-Employee Director Plan”). At payout, the target number of SELTPP Units may be reduced to zero or increased by up to 150%.

The Amended and Restated 1997 Long-Term Incentive Plan and the Old Non-Employee Director Plan are expired. The 2006 LTIP was approved by Comerica’s shareholders on May 16, 2006, its amendment and restatement was approved by Comerica’s shareholders on April 27, 2010 and its further amendment and restatement was approved by Comerica’s shareholders on April 23, 2013. The 2015 Non-Employee Director Plan was approved by the shareholders on April 28, 2015.

(2)

Does not include shares of common stock purchased or available for purchase by employees under the Amended and Restated Employee Stock Purchase Plan, or contributed or available for contribution by Comerica on behalf of the employees. The Amended and Restated Employee Stock Purchase Plan was ratified and approved by the shareholders on May 18, 2004. Five million shares of Comerica common stock have been registered for sale or awards to employees under the Amended and Restated Employee Stock Purchase Plan. As of December 31, 2015, 2,517,105 shares had been purchased by or contributed on behalf of employees, leaving 2,482,895 shares available for future sale or awards. If these shares available for future sale or awards under the Employee Stock Purchase Plan were included, the number shown in column (c) under “Total” would be 12,320,016.

(3)

These shares are available for future issuance under the 2006 LTIP in the form of options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards and under the 2015 Non-Employee Director Plan in the form of options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. Under the 2006 LTIP, not more than a total of 8.55 million shares may be used for awards other than options and stock appreciation rights and not more than one million shares are available as incentive stock options. Further, no award recipient may receive more than 350,000 shares during any calendar year, and the maximum number of shares underlying awards of options and stock appreciation rights that may be granted to an award recipient in any calendar year is 350,000. There are 3,293,712 shares available to grant as full value shares under the 2006 LTIP as of December 31, 2015. No shares are available for future issuance under the Old Non-Employee Director Plan, other than pursuant to dividend reinvestment under outstanding award agreements.

(4)

Includes options to purchase shares of common stock, par value $5.00 per share, issued under the Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (“Sterling LTIP”), of which 26,909 shares were assumed by Comerica in connection with its acquisition of Sterling and 20,775 shares were granted to legacy Sterling employees subsequent to the acquisition. The weighted-average option price of the options assumed in connection with the acquisition of Sterling was $37.12 at December 31, 2015. Does not include 12,750 shares of restricted stock granted to legacy Sterling employees under the Sterling LTIP subsequent to the acquisition. The Sterling LTIP expired on April 28, 2013, and there are no shares available for future issuance under this plan. Also includes shares issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”), the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated) (the “Sterling Deferred Compensation Plan”)(which includes 8,732 shares related to accounts assumed pursuant to the acquisition), and the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (the “Director Common Stock Deferral Plan”). The number of shares remaining available for future issuance under the Employee Common Stock Deferral Plan and the Director Common Stock Deferral Plan is not presently determinable. No shares are available for future issuance under the Sterling Deferred Compensation Plan, other than pursuant to dividend reinvestment.

(5)	In total, the weighted-average term for all outstanding stock options is 4.11 years.

Most of the equity awards made by Comerica during 2015 were granted under the shareholder-approved Amended and Restated 2006 Long-Term Incentive Plan.

For additional information regarding Comerica’s equity compensation plans, please refer to Note 1 (see page F-61) and Note 16 (see pages F-91 through F-93) to the Consolidated Financial Statements contained in Comerica’s Annual Report to Shareholders for the year ended December 31, 2015.

Plans not approved by Comerica’s shareholders include:

Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan. The Sterling LTIP expired on April 28, 2013. Accordingly, there are no shares available for future issuance under this plan. Under the plan, stock awards in the form of options, restricted stock, performance awards, bonus shares, phantom shares and other stock-based awards were granted to legacy Sterling employees. The maximum number of shares underlying awards of options, restricted stock, phantom shares and other stock-based awards granted to an award recipient in any calendar year was 47,300, and the maximum amount of all performance awards granted to an award recipient in any calendar year was $2,000,000. Awards are generally subject to a vesting schedule specified in the grant documentation. The exercise price of each option granted was not less than the fair market value of each share of common stock subject to the option on the date the option was granted. The term of each option is not more than ten years, and the applicable grant documentation specifies the extent to which options may be exercised during their respective terms, including in the event of an employee’s death, disability or termination of employment. The Sterling LTIP is administered by the Governance, Compensation and Nominating Committee of Comerica’s Board of Directors.

Director and Employee Common Stock Deferral Plans.     Pursuant to the Director Common Stock Deferral Plan and the Employee Common Stock Deferral Plan (the “Deferred Compensation Plans”), directors and eligible employees may invest specified portions of their compensation into units that correlate to, and are functionally equivalent to, shares of common stock of Comerica. The participants’ accounts under the Deferred Compensation Plans are increased to the extent of dividends paid on Comerica common stock to reflect the number of additional shares of Comerica common stock that could have been purchased had the dividends been paid on each share of common stock hypothetically underlying then-outstanding stock units in the participants’ accounts. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the applicable Deferred Compensation Plan is made in Comerica common stock (with fractional shares being paid in cash).

Sterling Deferred Compensation Plan. Comerica assumed the Sterling Deferred Compensation Plan upon its acquisition of Sterling. Prior to May 1, 2011, Sterling employees and directors were allowed to defer specified portions of their compensation into units that correlated to, and were functionally equivalent to, several different investment options, which included shares of common stock of Sterling. Following the acquisition of Sterling, such units are functionally equivalent to shares of Comerica common stock. Comerica common stock is not currently being offered as a hypothetical investment option for future deferrals or contributions, nor are participants permitted to reallocate investment funds into Comerica common stock; however, dividends earned on existing deferred amounts will continue to be hypothetically invested in Comerica common stock. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the Sterling Deferred Compensation Plan is made in Comerica common stock (with fractional shares being paid in cash).

TRANSACTIONS OF RELATED PARTIES WITH COMERICA

Some of the executive officers of Comerica, their related entities, and members of their immediate families were customers of and had transactions (including loans and loan commitments) with banking affiliates of Comerica during 2015. Comerica made all loans and commitments in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features.

FMR LLC (“Fidelity”) reported that it beneficially owns greater than 5% of Comerica’s common stock. In 2015, Comerica used Fidelity Investments for certain of its equity and benefits plan administration services. For such services, Fidelity Investments received a total of approximately $189,000 in the ordinary course of business.

For information on procedures and policies for reviewing transactions between Comerica and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Comerica — Review of Transactions with Related Persons.” Due to the nature of Fidelity’s holdings, Comerica’s policies did not require the transaction with Fidelity to be reviewed.

SECURITY OWNERSHIP OF MANAGEMENT

The following table contains information about the number of shares of Comerica common stock beneficially owned by Comerica’s incumbent directors and director nominees, the NEOs and all incumbent directors and executive officers as a group. The number of shares each individual beneficially owns includes shares over which the person has or shares voting or investment power as of February 26, 2016 and also any shares that the individual can acquire by April 26, 2016 (60 days after the Record Date), through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power (or shares those powers with his or her spouse or other family members) with respect to the shares listed in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Ralph W. Babb, Jr.	1,235,133	(1)(2)	*
Jon W. Bilstrom	197,302	(1)(3)	*
Roger A. Cregg	32,268	(4)(5)(6)	*
T. Kevin DeNicola.	23,953	(4)	*
David E. Duprey	180,931	(7)	*
Curtis C. Farmer	143,927	(8)	*
Jacqueline P. Kane	23,890	(4)(5)(9)	*
Richard G. Lindner	39,750	(4)(5)	*
Karen L. Parkhill	177,245	(10)	*
Alfred A. Piergallini	71,360	(4)(5)(11)	*
Robert S. Taubman	34,886	(4)(5)	*
Reginald M. Turner, Jr.	25,580	(4)(5)(12)	*
Nina G. Vaca (Ximena G. Humrichouse)	18,372	(4)(5)	*
Directors and executive officers as a group (23 people)	2,777,767	(13)(14)	1.6%

Footnotes:

*	Represents holdings of less than one percent of Comerica common stock.

(1)

Includes the following number of shares deemed invested, on behalf of the respective executives, in Comerica common stock under deferred compensation plans: Mr. Babb, 41,487 shares and Mr. Bilstrom, 5,482 shares; the officers do not have voting power over such shares.

(2)

Includes 133,346 shares of restricted stock of Comerica subject to future vesting conditions (“restricted stock”) and options to purchase 629,629 shares of common stock of Comerica that are or will be exercisable as of April 26, 2016, which Comerica granted to Mr. Babb under Comerica’s Long-Term Incentive Plan. Also includes 93,700 performance restricted stock units granted to Mr. Babb under Comerica’s Long-Term Incentive Plan, over which Mr. Babb did not have voting or investment power as of the Record Date, but which were settled in stock on March 3, 2016. Additionally includes 117,587 shares held jointly with his spouse.

(3)

Includes 18,194 shares of restricted stock and options to purchase 109,941 shares of common stock of Comerica that are or will be exercisable as of April 26, 2016, which Comerica granted to Mr. Bilstrom under Comerica’s Long-Term Incentive Plan. Also includes 13,000 performance restricted stock units granted to Mr. Bilstrom under Comerica’s Long-Term Incentive Plan, over which Mr. Bilstrom did not have voting or investment power as of the Record Date, but which were settled in stock on March 3, 2016. Also includes 2,000 shares held by his spouse and 1,500 shares held indirectly by Jon W. Bilstrom Agency.

(4)

Includes restricted stock units held by non-employee directors, over which directors do not have voting or investment power, as follows: restricted stock units for Roger A. Cregg and T. Kevin DeNicola, who each hold 17,408 restricted stock units, Reginald M. Turner, Jr., who holds 19,798 restricted stock units, Richard G. Lindner, who holds 16,064 restricted stock units, Alfred A. Piergallini and Robert S. Taubman who each hold 20,237 restricted stock units, and Jacqueline P. Kane and Nina G. Vaca, who each hold 13,852 restricted stock units. These restricted stock units are subject to time vesting and will be settled in common stock following the respective director’s termination of service as a director.

(5)

Includes the following number of shares deemed invested, on behalf of the respective non-employee directors, in Comerica common stock under a deferred compensation plan: Roger A. Cregg, 9,860 shares; Jacqueline P. Kane, 6,461 shares; Richard G. Lindner, 23,687 shares; Alfred A. Piergallini, 4,308 shares; Robert S. Taubman, 2,491 shares; Reginald M. Turner, Jr., 1,667 shares; and Nina G. Vaca, 4,520 shares; the directors do not have voting power over such shares.

(6)	Includes 5,000 shares in an account held jointly with his spouse.

(7)

Includes 19,417 shares of restricted stock and options to purchase 89,872 shares of common stock of Comerica that are or will be exercisable as of April 26, 2016, which Comerica granted to Mr. Duprey under Comerica’s Long-Term Incentive Plan. Also includes 12,500 performance restricted stock units granted to Mr. Duprey under Comerica’s Long-Term Incentive Plan, over which Mr. Duprey did not have voting or investment power as of the Record Date, but which were settled in stock on March 3, 2016.

(8)

Includes 33,799 shares of restricted stock and options to purchase 67,872 shares of common stock of Comerica that are or will be exercisable as of April 26, 2016, which Comerica granted to Mr. Farmer under Comerica’s Long-Term Incentive Plan. Also includes 15,000 performance restricted stock units granted to Mr. Farmer under Comerica’s Long-Term Incentive Plan, over which Mr. Farmer did not have voting or investment power as of the Record Date, but which were settled in stock on March 3, 2016.

(9)	Includes 3,576 shares held by The Steven and Jacqueline Kane Trust U/A dtd 12/20/2010.

(10)

Includes 35,179 shares of restricted stock and options to purchase 90,122 shares of common stock of Comerica that are or will be exercisable as of April 26, 2016, which Comerica granted to Ms. Parkhill under Comerica’s Long-Term Incentive Plan. Also includes 36,944 restricted stock units and 15,000 performance restricted stock units, over which Ms. Parkhill did not have voting or investment power as of the Record Date. The restricted stock units vest in three equal installments on August 31, 2014, August 31, 2015 and August 31, 2016 and are settled in stock on August 31, 2016. The performance restricted stock units were settled in stock on March 3, 2016.

(11)	Includes 750 shares held by Piergallini Family Limited Liability Limited Partnership and 32,578 shares held jointly with his spouse.

(12)	Includes 4,115 shares held by the Reginald M. Turner, Jr. Trust.

(13)

Includes 348,000 shares of restricted stock and options to purchase 1,301,803 shares of Comerica common stock that are exercisable by February 26, 2016 or will become exercisable by April 26, 2016, all of which are beneficially owned by executive officers as a group. Comerica granted the options under Comerica’s long-term incentive plans. The number shown also includes 228,504 restricted stock units (including performance restricted stock units) held by executive officers as a group and 138,856 restricted stock units held by incumbent directors and nominees as a group; in each case, the officer or director does not have voting or investment power over such restricted stock units. However, in the case of 191,560 performance restricted stock units held by executive officers as a group, such units were settled in stock on March 3, 2016. 109,904 shares are deemed invested, on behalf of the directors and executives, in Comerica common stock under deferred compensation plans; the officer or director does not have voting power over such shares. The number additionally includes 163,911 shares of Comerica common stock for which the directors, nominees and executive officers share voting and investment power, or which are held by spouses of such persons. As well, the number includes warrants to purchase 1,000 shares of common stock of Comerica. The number shown does not include any shares that are pledged. Comerica has adopted a policy prohibiting transactions by employees and directors that are designed to hedge or offset any decrease in the market value of Comerica’s equity securities. Employees and directors are also prohibited from holding Comerica’s securities in a margin account or pledging Comerica’s securities as collateral for a loan.

(14)	As of February 26, 2016, consists of 8 non-employee directors and 15 current executive officers, one of whom is an employee director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The SEC requires that Comerica provide information about any shareholder who beneficially owns more than 5% of Comerica common stock. The following table provides the required information about the only shareholders known to Comerica to be the beneficial owner of more than 5% of Comerica common stock. To report this information, Comerica relied solely on information that BlackRock, Inc. furnished in its Schedule 13G/A, filed February 10, 2016, on information that Fiduciary Management, Inc. furnished in its Schedule 13G/A, filed February 16, 2016, on information that FMR LLC furnished in its Schedule 13G, filed February 12, 2016 and on information that The Vanguard Group, Inc. furnished in its Schedule 13G/A, filed February 11, 2016, in each case relating to their respective beneficial ownership of Comerica as of December 31, 2015.

Amount and Nature of Beneficial Ownership as of December 31, 2015

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. and certain affiliates 55 East 52nd Street New York, NY 10022	10,026,087(1)	5.7%

Fiduciary Management, Inc. 100 East Wisconsin Avenue, Suite 2200 Milwaukee, WI 53202	11,447,547(2)	6.5%

FMR LLC and certain affiliates and certain affiliates 245 Summer Street Boston, MA 02210	13,630,220(3)	7.7%

The Vanguard Group, Inc. and certain affiliates 100 Vanguard Blvd. Malvern, PA 19355	14,610,631(4)	8.3%

Footnotes:

(1)	BlackRock, Inc. indicated that it has sole power to vote or to direct the vote with respect to 8,563,391 shares, shared power to vote or to direct the vote with respect to 1,026 shares, sole dispositive power with respect to 10,025,061 shares and shared dispositive power with respect to 1,026 shares. BlackRock, Inc. filed on behalf of the following subsidiaries: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Capital Management; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd and BlackRock Life Limited.

(2)	Fiduciary Management, Inc. indicated that it has sole power to vote or to direct the vote with respect to 10,605,579 shares, and sole dispositive power with respect to 11,447,547 shares.

(3)	FMR LLC indicated that it has sole power to vote or direct the vote on 880,390 shares. It also indicated that it has sole dispositive power with respect to 13,630,220 shares. FMR LLC filed on behalf of the following subsidiaries: FIAM LLC; Fidelity Institutional Asset Management Trust Company; Fidelity Management Trust Company; FMR Co., Inc.; and Strategic Advisers, Inc.

(4)	The Vanguard Group, Inc. indicated that it sole power to vote or direct the vote on 321,223 shares, and shared voting power with respect to 16,200 shares. It has sole dispositive power with respect to 14,258,902 shares, and shared dispositive power with respect to 351,729 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 274,099 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 124,754 shares as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires that Comerica’s directors, executive officers and persons who own more than ten percent of a registered class of Comerica’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the New York Stock Exchange not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Comerica believes that, during the year ended December 31, 2015, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements, except as noted in the following paragraph.

On April 13, 2015, the acquisition of shares by Mr. Piergallini and Mr. Taubman in connection with a distribution from one of Comerica’s deferred compensation plans was reported one business day late, due to administrative error.

ANNUAL REPORT TO SHAREHOLDERS

Comerica provided the 2016 annual report to shareholders, containing financial statements and other information about the operations of Comerica for the year ended December 31, 2015, to you along with this proxy statement. You should not regard the 2016 annual report as proxy soliciting material.

HOUSEHOLDING

SEC rules allow a single copy of the proxy materials or the notice of internet availability of proxy materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

Because we are using the SEC’s notice and access rule, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate notice or paper copy of the proxy materials. However, we understand that certain brokerage firms, banks, or other similar entities holding our common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting:

Corporate Secretary

Comerica Incorporated

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas 75201

1-866-870-3684

OTHER MATTERS

The Board is not aware of any other matter upon which action will be taken at the Annual Meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the person or persons named in the proxies.

By Order of the Board of Directors

John D. Buchanan Executive Vice President — Governance, Regulatory Relations and Legal Affairs, and Corporate Secretary

March 16, 2016

APPENDIX I

COMERICA INCORPORATED

2016 MANAGEMENT INCENTIVE PLAN

SECTION I

PURPOSE

The purpose of the Comerica Incorporated 2016 Management Incentive Plan is to promote and advance the interests of Comerica Incorporated and its stockholders by enabling the Corporation to attract, retain and reward key employees of the Corporation and its Affiliates (as defined below), and to qualify incentive compensation paid to Participants (as defined below) who are Covered Employees (as defined below) as performance-based compensation within the meaning of Section 162(m) of the Code (as defined below).

SECTION II

DEFINITIONS

The terms below shall have the following meanings:

A. “Affiliate” means any company controlled by, controlling or under common control with the Corporation.

B. “Board” means the Board of Directors of the Corporation.

C. “Change of Control” means a Change of Control as defined in the Comerica Incorporated Change of Control Employment Agreements.

D. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

E. “Committee” means the committee appointed by the Board to administer the Plan as provided herein. Unless otherwise determined by the Board, the Compensation Committee of the Board or a subcommittee thereof consisting of members appointed from time to time by the Board shall be the Committee and, with respect to Incentive Payments intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code, the Committee shall be comprised of not less than two directors and each such member shall be an “outside director” within the meaning of Section 162(m) of the Code.

F. “Corporation” means Comerica Incorporated, a Delaware corporation.

G. “Covered Employee” means any employee that the Committee reasonably expects to be a “covered employee” within the meaning of Section 162(m) of the Code with respect to the applicable Performance Period.

H. “Incentive Payment” means, with respect to each Participant, the amount he or she may receive for the applicable Performance Period as determined by the Committee pursuant to the provisions of the Plan.

I. “Participant” means any employee of the Corporation or an Affiliate who is designated by the Committee as eligible to receive an Incentive Payment under the Plan.

J. “Performance Goals” means the performance goals established by the Committee in connection with the grant of any Incentive Payment. In the case of any Incentive Payment that is intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, such goals shall be (i) based on the attainment of specified levels of one or more of the following measures: (a) earnings per share (including variations thereof, such as diluted earnings per share, earnings per common share or diluted earnings per common share), (b) return measures (including, but not limited to, return on assets, average assets, equity, common equity or sales or shareholder payout ratio), (c) income measures (before or after taxes, including, but not limited to, net income, net interest income and noninterest income), (d) cash flow (including, but not limited to, operating cash flow and free cash flow), (e) cash flow return on investments, which equals net cash flows divided by owner’s equity, (f) earnings before or after taxes, interest, depreciation and/or amortization, (g) internal rate of return or increase in net present value, (h) revenue measures (including, but not limited to, gross revenues and pre-provision net revenue),

(i) gross margins, (j) expenses (including expense efficiency ratios and other expense measures), (k) strategic plan development and implementation, (l) capital levels, (m) loan growth, (n) stock price (including, but not limited to, growth measures and total stockholder return), (o) sustainability measures (including, but not limited to, the measures set forth in Comerica’s Sustainability report, such as percentage reduction in paper consumption, water use, greenhouse gas emissions and/or landfill waste) and (p) customer satisfaction reports, and (ii) set by the Committee within the time period prescribed by Section 162(m) of the Code. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee for a Performance Period. Such Performance Goals may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Corporation generally. Such Performance Goals shall cover the Performance Period as specified by the Committee. Performance Goals may be adjusted by the Committee in its sole discretion to eliminate the effects of charges for restructurings, charges for discontinued operations, charges for unusual and/or infrequently occurring items of loss or expense, merger related charges, cumulative effect of accounting changes, the financial impact of any acquisition or divestiture, and any direct or indirect change in the Federal corporate tax rate affecting the Performance Period, each as determined under generally accepted accounting principles and identified in the Corporation’s audited financial statements, notes to the audited financial statements, management’s discussion and analysis of financial condition and results of operations contained in the Corporation’s most recent report filed with the United States Securities and Exchange Commission or other Corporation filings with the United States Securities and Exchange Commission.

K. “Performance Period” means, with respect to any Incentive Payment, the period, not to be less than 12 months, specified by the Committee.

L. “Performance Targets” mean the specific measures that must be satisfied in connection with any Performance Goal prior to paying any Incentive Payment.

M. “Plan” means the 2016 Comerica Incorporated Management Incentive Plan.

SECTION III

ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have exclusive authority to interpret the Plan, to promulgate, amend, and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in connection with the administration of the Plan, including, but not limited to, determinations relating to eligibility, whether to make Incentive Payments, the terms of any such Incentive Payments, the time or times at which Performance Goals are established, the Performance Periods to which Incentive Payments relate, and the actual dollar amount of any Incentive Payment. The determinations of the Committee pursuant to this authority shall be conclusive and binding on all parties, including without limitation the Participants, the Corporation and its stockholders. The provisions of this Plan are intended to ensure that the Incentive Payments made to Covered Employees hereunder are eligible to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code and, unless otherwise determined by the Committee, the Plan shall be interpreted and operated consistent with that intention.

The Committee may, in its discretion, authorize the Chief Executive Officer of the Corporation to act on its behalf, except with respect to matters relating to such Chief Executive Officer or that are required to be certified by a majority of the Committee under the Plan, or which are required to be handled exclusively by the Committee under Section 162(m) of the Code with respect to Incentive Payments intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code.

SECTION IV

ESTABLISHMENT OF PERFORMANCE GOALS AND TARGETS AND DETERMINATION OF INCENTIVE PAYMENTS

With respect to Incentive Payments intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code, the Committee shall, in its sole discretion (1) for each Performance Period, determine and establish in writing the Performance Goals and Performance Targets applicable to the Performance Period within the time required by Section 162(m) of the Code; (2) certify the level of attainment of the applicable Performance Goals and Performance Targets in writing; and (3) determine the amount of each Covered Employee’s actual Incentive Payment, which shall not be subject to increase beyond the amount earned based on the level of achievement of the applicable Performance Targets.

With respect to Incentive Payments that are not intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code, the establishment of the Performance Goals and Performance Targets, the determination of the level of achievement thereof and the determination of the amount of any Incentive Payments awarded shall be consistent with the administrative policies of the Corporation as in effect from time to time.

SECTION V

SECTION 162(M) MAXIMUM

The maximum amount that may become payable to any Covered Employee in any calendar year as an Incentive Payment (intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code) with respect to all Performance Periods completed during such calendar year shall be $5,000,000.

SECTION VI

OTHER APPLICABLE RULES

A. No Incentive Payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Corporation or an Affiliate as of the date of payment; provided, however, unless otherwise determined by the Committee with respect to any Participants who are Covered Employees or otherwise are executive officers of the Corporation or by the Corporation’s Chief Executive Officer (or his designee) with respect to any other Participant, in the event of the Participant’s (1) retirement in accordance with the policies of the Corporation or Affiliate that employs the Participant, (2) death or (3) termination of employment due to disability (within the meaning of such term as set forth in the Long-Term Disability Plan of Comerica Incorporated or its successor or as the Committee shall determine), the Corporation shall pay the Participant an Incentive Payment for the applicable Performance Period, at such time as Participants are generally paid Incentive Payments for such Performance Period, in an amount equal to the product of (x) the amount that the Committee (or in the case of a Participant who is not a Covered Employee or otherwise an executive officer of the Corporation, the Chief Executive Officer) determines that the Participant would have earned for the applicable Performance Period had the Participant continued in the employ of the Corporation for the entirety of the Performance Period and (y) a fraction, the numerator of which is the number of full months elapsed from the commencement of the applicable Performance Period through the Participant’s termination of employment and the denominator of which is the total number of months in the applicable Performance Period.

B. Incentive Payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation’s payroll practices as in effect from time to time.

C. Incentive Payments shall be payable in cash; provided, however, that the Committee may elect to pay a percentage of such Incentive Payments in shares of the Corporation’s common stock, $5.00 par value, per share (“Shares”). Any such Shares shall be subject to restrictions as may be determined by the Committee. Incentive Payments, including any grant of Shares in lieu of cash, shall be made as soon as practical after the end of the calendar year in which the Performance Period ends or is deemed to have ended pursuant to the provisions of Section VIII, but in no event after the date that is two and a half months after the end of the calendar year in which such Performance Period ends or is deemed to have ended pursuant to the provisions of Section VIII. Notwithstanding anything in this Section VI(C) to the contrary, if a Participant elects to defer receipt of all or any portion of an Incentive Payment under the provisions of any deferred compensation plan maintained by the Corporation, the provisions in this Plan (including this Section VI(C)) regarding the timing and form of payment of Incentive Payments shall cease to apply to such deferred amounts and the provisions of the applicable deferred compensation plan shall govern the timing and form of payment of such deferred amounts.

D. Notwithstanding the provisions of Section VI(C) above, an Incentive Payment may be made after the date that is two and a half months after the end of the calendar year in which the Performance Period ends or is deemed to have ended pursuant to the provisions of Section VIII:

1. if it is administratively impracticable to make such Incentive Payment by that date and such impracticability was unforeseeable at the time the Participant obtained a legally binding right to the Incentive Payment, provided that such Incentive Payment is made as soon as administratively practicable; or

2. if making the Incentive Payment by such date would jeopardize the ability of the Corporation to continue as a going concern, provided that such Incentive Payment is made as soon as the Incentive Payment would not have such effect.

E. Until paid to a Participant, Incentive Payments may not be assigned, alienated, transferred or encumbered in any way.

SECTION VII

AMENDMENT OR TERMINATION

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of any Participant. Any such action may be taken without the approval of the Corporation’s stockholders unless stockholder approval is required by applicable law or the requirements of Section 162(m) of the Code. Termination of the Plan shall not affect any Incentive Payments determined by the Committee to be earned prior to, but payable on or after, the date of termination, and any such Incentive Payments shall continue to be subject to the terms of the Plan, notwithstanding its termination.

SECTION VIII

CHANGE OF CONTROL

Unless otherwise determined by the Committee prior to a Change of Control, in the event of a Change of Control, the following provisions shall be applicable:

A. The Performance Periods then in effect will be deemed to have concluded immediately prior to the Change of Control of the Corporation and the total amount available to fund the Incentive Payments for all Participants will be that proportion of the amount (based upon the number of full and partial months in such Performance Period elapsed through the date of Change of Control of the Corporation) that would be available for Incentive Payments for all Participants assuming the Performance Goals and Performance Targets had been attained at the greater of (1) the level of achievement of actual performance for the Performance Periods through immediately prior to such Change of Control, as determined by the Committee in its sole discretion and with such adjustments as the Committee determines to be appropriate, and (2) target level of achievement; and

B. The Committee, in its sole discretion, will no later than immediately prior to the Change of Control approve the Incentive Payments payable to each Participant; provided that the entire available amount as calculated pursuant to Section VIII(A) shall be paid to Participants as Incentive Payments. The allocated Incentive Payments shall be paid to each Participant as soon thereafter as is practicable and in no event later than ten business days following the date of the Change of Control.

SECTION IX

EFFECTIVE DATE OF THE PLAN

This Comerica Incorporated 2016 Management Incentive Plan shall be effective on April 26, 2016, subject to approval by the Corporation’s stockholders including with respect to the provisions required to comply with the requirements of Section 162(m) of the Code, and thereafter shall remain in effect until terminated in accordance with Section VII hereof.

SECTION X

GENERAL PROVISIONS

A. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Corporation or any Affiliate, except as expressly provided in the Plan.

B. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform the Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. “Corporation” means the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform the Plan by operation of law or otherwise.

C. The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Corporation, or any Affiliate, and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Corporation or any Affiliate or to receive an Incentive Payment with respect to any Performance Period.

D. Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

E. The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

F. The Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to Incentive Payments intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, Section 162(m) of the Code. In case any one or more of the provisions of the Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to be construed in compliance with all applicable laws, so as to carry out the intent of the Plan.

G. If any compensation or benefits provided by the Plan may result in the application of Section 409A of the Code, the Corporation shall modify the Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and with as little diminution in the value of the Incentive Payments to the Participants as practicable.

H. Neither the Plan nor any Incentive Payment shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a Participant or any other person. To the extent that any person acquires a right to receive Incentive Payments from the Corporation pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

Governance, Compensation and Nominating Committee Approved: February 23, 2016.

Board Approved: February 23, 2016.

Stockholders Approved:

ANNEX A

RECONCILIATION OF NON-GAAP AND GAAP FINANCIAL MEASURES

(dollar amounts in millions)

December 31	2015	2014	2013
Tangible Common Equity Ratio:
Common shareholders’ equity	$7,560	$7,402	$7,150
Less:
Goodwill	635	$635	$635
Other intangible assets	14	$15	$17

Tangible common equity	$6,911	$6,752	$6,498

Total assets	$71,877	$69,186	$65,224
Less:
Goodwill	635	$635	$635
Other intangible assets	14	$15	$17

Tangible assets	$71,228	$68,536	$64,572

Common equity ratio	10.52%	10.70%	10.97%
Tangible common equity ratio	9.70%	9.85	10.07
Tangible Common Equity per Share of Common Stock:
Common shareholders’ equity	$7,560	$7,402	$7,150
Tangible common equity	6,911	6,752	6,498

Shares of common stock outstanding (in millions)	176	179	182

Common shareholders’ equity per share of common stock	$43.03	$41.35	$39.22
Tangible common equity per share of common stock	39.33	37.72	35.64

The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets and tangible common equity per share of common stock removes the effect of intangible assets from common shareholders’ equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.

(in millions, except per share data)	2015	2014	2013	2012	2011	2010
Adjusted Earnings per Share:
Net income available to common shareholders	$515	$586	$533	$515	$389	$153
Plus:
Merger and restructuring charges, net of tax	—	—	—	22	47	—

Adjusted net income (loss) available to common shareholders	$515	$586	$533	$537	$436	$153

Diluted average common shares	181	185	187	192	186	173
Diluted earnings per common share	$2.84	$3.16	$2.85	$2.67	$2.09	$0.88
Adjusted earnings per share	2.84	3.16	2.85	2.79	2.35	0.88

The after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, are added back to reported net income to determine adjusted EPS. Comerica believes these measurements, which are used for the determination of relative peer ranking for the Management Incentive Plan, are meaningful measures because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate our performance trends.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

A-1

Location of Comerica Incorporated

2016 Annual Meeting of Shareholders

Comerica Bank Tower

1717 Main Street, 4th Floor

Dallas, Texas 75201

Comerica Bank Tower is located on the corner of Main Street and North Ervay Street in downtown Dallas.

Briefcases, purses and other bags brought to the meeting may be subject to inspection at the door.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

A.	ELECTION OF DIRECTORS – The Board of Directors recommends a vote FOR all of the listed nominees.
1.	Nominees		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01.	Ralph W. Babb, Jr.	☐	☐	☐	06.	Alfred A. Piergallini	☐	☐	☐

	02.	Roger A. Cregg	☐	☐	☐	07.	Robert S. Taubman	☐	☐	☐

	03.	T. Kevin DeNicola	☐	☐	☐	08.	Reginald M. Turner, Jr.	☐	☐	☐

	04.	Jacqueline P. Kane	☐	☐	☐	09.	Nina G. Vaca	☐	☐	☐

	05.	Richard G. Lindner	☐	☐	☐

ò Please fold here – Do not separate ò

B.	DIRECTOR PROPOSALS – The Board of Directors recommends a vote FOR Items 2, 3 and 4.

2.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

3.	Approval of the Comerica Incorporated 2016 Management Incentive Plan including for Purposes of Section 162(m) of the Internal Revenue Code	☐	For	☐	Against	☐	Abstain

4.	Approval of a Non-Binding, Advisory Proposal Approving Executive Compensation	☐	For	☐	Against	☐	Abstain

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, AND FOR ITEMS 2, 3 AND 4.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

COMERICA INCORPORATED

2016 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 26, 2016

9:30 a.m., Central Time

Comerica Bank Tower

1717 Main Street, 4th Floor

Dallas, Texas 75201

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on April 26, 2016.

The proxy statement, annual report to security holders and additional soliciting materials are available at

www.proxydocs.com/cma.

proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints John D. Buchanan and Nicole V. Gersch, or either of them, as Proxies, each with the power to appoint his or her substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Comerica Incorporated held of record by the undersigned on February 26, 2016, at the Annual Meeting of Shareholders to be held on April 26, 2016, and any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Comerica’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

COMERICA INCORPORATED

2016 ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2016

9:30 a.m., Central Time

Vote by Internet, Telephone or Mail

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE 1-866-883-3382	MAIL

www.proxydocs.com/cma

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on April 25, 2016. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (CT) on April 24, 2016.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on April 25, 2016. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (CT) on April 24, 2016.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.